As filed with the Securities and Exchange Commission on September 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8700	Application Filed
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 10260 Campus Point Drive San Diego, California 92121 (858) 826-6000	(I.R.S. Employer Identification No.)

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Douglas E. Scott, Esq.

Senior Vice President, General Counsel and Secretary

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

(858) 826-6000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Sarah A. O’Dowd Stephen C. Ferruolo Ryan A. Murr Heller Ehrman LLP 4350 La Jolla Village Drive San Diego, California 92122 Phone: (858) 450-8400 Fax: (858) 450-8499	Bruce K. Dallas Nigel D. J. Wilson Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Phone: (650) 752-2000 Fax: (650) 752-2111

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, $.0001 par value per share	$1,725,000,000	$203,033

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares of common stock that underwriters have an option to purchase solely to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued September 1, 2005

                     Shares

COMMON STOCK

SAIC, Inc. is offering          shares of its common stock. Although our principal operating subsidiary has previously sponsored a limited market in its common stock, no public market currently exists for our common stock. We anticipate that the initial public offering price will be between $             and $             per share.

We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “SAI.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $                 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SAIC
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional                      shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on                     , 2006.

MORGAN STANLEY	BEAR, STEARNS & CO. INC.

                    , 2006

In this prospectus, we use the terms “SAIC,” “we,” “us” and “our” to refer to Science Applications International Corporation or SAIC, Inc. when the distinction between the two companies is not important. When the distinction is important to the discussion, we use the term “Old SAIC” to refer to Science Applications International Corporation and “New SAIC” to refer to SAIC, Inc. Prior to completion of this offering, we will ask the stockholders of Old SAIC to adopt and approve a merger agreement providing for the merger of Old SAIC with New SAIC’s wholly-owned subsidiary, SAIC Merger Sub, Inc. We refer to this merger in this prospectus as the “reorganization merger.” After the reorganization merger, Old SAIC will be a wholly-owned subsidiary of New SAIC. We expect to complete the reorganization merger before the completion of this offering, and the completion of the reorganization merger is a condition to the completion of this offering. Unless we indicate otherwise, the information in this prospectus assumes that we complete the reorganization merger.

Old SAIC files reports and other information with the Securities and Exchange Commission, or SEC, but its common stock, which is subject to various restrictions, is not publicly traded. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, the common stock of New SAIC only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs. Unless otherwise noted, references to years are to fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2005 as “fiscal 2005.” We are currently in fiscal 2006. References to government fiscal year are to fiscal years ending September 30.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until             , 2006, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing in the back of this prospectus. You should also carefully consider, among other things, the matters discussed in “Risk Factors.”

SAIC, INC.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2001 to fiscal 2005, our consolidated revenues increased at a compound annual growth rate of 15.5% to a company record of $7.2 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of April 30, 2005, we had a portfolio of more than 10,000 contracts and total consolidated negotiated backlog of approximately $10.3 billion, which included funded backlog of approximately $3.7 billion, compared to approximately $9.5 billion and $3.7 billion, respectively, as of April 30, 2004. In May 2005, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on information technology (IT), telecommunications and systems integration revenues.

The U.S. Government is our largest customer, in aggregate representing 86% of our total consolidated revenues in fiscal 2005. According to the Congressional Budget Office, U.S. Government total discretionary spending in government fiscal 2005 is approximately $960 billion and we estimate that more than $125 billion of this amount will be spent in areas in which we compete. We believe that U.S. Government spending in these areas will continue to grow as a result of homeland security and intelligence needs arising from the global war on terror, the ongoing transformation of the U.S. military and the increased reliance on outsourcing by the U.S. Government.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

Skilled Personnel and Experienced Management.    Our people are our most valuable asset. Our professional staff is highly educated, with approximately 9,600, or 44%, holding advanced degrees, including more than 1,400 holding doctoral degrees. As of April 30, 2005, we had 42,500 employees, approximately 20,000 of whom had national security clearances. In addition, our President and Chief Executive Officer, our four Corporate Executive Vice Presidents and our six Group Presidents have industry experience averaging 30 years and tenure with our company averaging 13 years.

Employee Ownership and Core Values.    We believe that a cornerstone of our success has been our culture of employee ownership supported by our long-standing core values, including our commitment to ethical conduct, spirit of entrepreneurship and innovation, pursuit of technical excellence and focus on customer satisfaction. Approximately 31,700 of our 42,500 employees own our stock and we intend to continue to provide our employees with equity participation opportunities after the completion of this offering.

Knowledge of Customers’ Needs.    Over the past 35 years, we have developed a deep and sophisticated knowledge of our customers, enabling us to design effective solutions that address their mission-critical needs and integrate these solutions with existing systems.

Technical Expertise.    We have deep technical expertise stemming from our work on our customers’ most challenging and complex problems. This expertise allows us to stay at the forefront of technology and innovation and address the evolving issues facing our customers.

Trusted Services and Solutions Provider.    We have provided platform-independent systems engineering and IT services and solutions to the U.S. Government and other customers since 1969. Over this time, we believe we have earned a reputation as a trusted provider of services and solutions for complex problems including those with significant national security implications, which is evidenced by our ability to win prime contractor roles on key U.S. Government programs.

Proven Marketing and Business Development Organization.    Our highly effective marketing and business development organization has helped us to achieve high contract win rates as evidenced by our contract win rate of 65% for fiscal 2005.

Ability to Complete and Integrate Acquisitions.    To complement our organic growth, we have completed and integrated approximately 70 acquisitions of small- and medium-sized companies over the past 10 years with an aggregate purchase price of approximately $1.6 billion.

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions by focusing on the U.S. Government’s increased emphasis on defense transformation, intelligence and homeland defense. In addition, we plan to continue to pursue strategic acquisitions in areas such as these where we anticipate high growth. In our Commercial segment, we seek to grow our business in our existing targeted markets, in addition to becoming a leader in new selected vertical markets in which we can leverage our specialized experience and skill sets.

Our Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical technology-related needs. These services include the following:

Defense Transformation.    We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

Intelligence.    We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

Homeland Security.    We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

Logistics and Product Support.    We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

Systems Engineering and Integration.    We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

Research and Development.    As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

Commercial Services.    We help our customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals.

We are headquartered in San Diego, California. Our address is 10260 Campus Point Drive, San Diego, California 92121, and our telephone number is (858) 826-6000. Our website can be found on the Internet at www.saic.com. The website contains information about us and our operations. The contents of our website are not incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by us	shares

Stock to be outstanding immediately after completion of this offering:

Common stock		shares

Class A preferred stock, divided into four series:

Series A-1 preferred stock	35,820,570 shares

Series A-2 preferred stock	107,461,709 shares

Series A-3 preferred stock	107,461,709 shares

Series A-4 preferred stock	107,461,709 shares

Total class A preferred stock		358,205,697 shares

Total capital stock		shares

Voting rights:

Common stock	One vote per share

Class A preferred stock	10 votes per share

Proposed NYSE symbol	SAI

Net proceeds from this offering will be approximately $             , or $             if the underwriters fully exercise their over-allotment option. We will use all or substantially all of the net proceeds from this offering to pay a special dividend to holders of our class A preferred stock. See “Use of Proceeds” and “The Merger and the Special Dividend.”

The principal purpose of this offering is to better enable us to use our cash and cash flows from operations to fund organic growth and growth through acquisitions, as well as to provide us with publicly traded stock that can be used for future acquisitions. Creating a public market for our common stock eliminates the need to use our cash to provide liquidity for our stockholders in the limited market that we have historically sponsored.

The payment of the special dividend is conditioned upon the completion of this offering. We do not expect to pay any other dividends on our capital stock in the foreseeable future and intend to retain any future earnings to finance our operations and growth. Any future determination to pay dividends will be at the discretion of our board of directors in light of earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant. See “Use of proceeds,” “Dividend Policy” and “The Merger and the Special Dividend.”

Shares of our class A preferred stock are convertible on a one-for-one basis into our common stock, subject to certain restrictions on the timing of conversion. The four series of this stock will be identical, except for the restrictions on the timing of the conversion applicable to each series. See “Description of Capital Stock.”

The number of shares of class A preferred stock that will be outstanding immediately after the completion of this offering is based on 174,770,988 of Old SAIC class A common stock and 216,593 shares of Old SAIC class B common stock outstanding as of April 30, 2005 (which will convert into shares of New SAIC class A preferred stock pursuant to the reorganization merger described below), and excludes the following:

•	65,773,846 shares of New SAIC class A preferred stock issuable upon exercise of 32,886,923 options to purchase shares of Old SAIC class A common stock, which will be assumed by New SAIC in the reorganization merger, with a weighted-average exercise price of $16.68 per share (adjusted for the reorganization merger, but not including the anticipated adjustments for the special dividend); and

•	shares of New SAIC class A preferred stock reserved for future grants under our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus relating to New SAIC (1) assumes that the underwriters’ over-allotment option will not be exercised and (2) gives effect to the reorganization merger of Old SAIC with a wholly-owned subsidiary of New SAIC, pursuant to which:

•	each share of Old SAIC class A common stock will convert into two shares of New SAIC class A preferred stock, which will be allocated among four series, A-1, A-2, A-3 and A-4, as described under “The Merger and the Special Dividend;” and

•	each share of Old SAIC class B common stock will convert into 40 shares of New SAIC class A preferred stock, which will be allocated among four series, A-1, A-2, A-3 and A-4, as described under “The Merger and the Special Dividend.”

Old SAIC financial statements and share and per share data have not been adjusted to give effect to the planned reorganization merger.

Please read “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data presented below in conjunction with “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data presented below under “Consolidated Statement of Income Data” for the three months ended April 30, 2005 and 2004 and “Consolidated Balance Sheet Data” as of April 30, 2005 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

The pro forma consolidated balance sheet data reflect the balance sheet data as of April 30, 2005, after giving effect to the payment of the special dividend we intend to pay to our class A preferred stockholders after the completion of this offering. The pro forma as adjusted consolidated balance sheet data reflect the balance sheet data as of April 30, 2005, after giving effect to the payment of the special dividend, the completion of the reorganization merger and the completion of the sale of common stock by us in this offering at an assumed initial public offering price of $     per share and after deducting estimated underwriting discounts and offering expenses. The special dividend is expected to range from $4 to $5 per share of New SAIC class A preferred stock, which is the equivalent of a range from $8 to $10 per share of Old SAIC class A common stock and from $160 to $200 per share of Old SAIC class B common stock. The unaudited pro forma earnings per share and the unaudited pro forma common equivalent share data contained in the summary consolidated financial data presented below reflect the payment of the special dividend.

	Year Ended January 31				Three Months Ended April 30
	2005		2004	2003	2005		2004
	(in millions, except per share data)

Consolidated Statement of Income Data:
Revenues		$7,187	$5,833	$4,835		$1,846	$1,706
Cost of revenues		6,337	5,100	4,211		1,627	1,499
Selling, general and administrative expenses		364	331	305		107	87
Goodwill impairment		—	7	13		—	—
Gain on sale of business units, net		(2)	—	(5)		—	—

Operating income		488	395	311		112	120
Net (loss) gain on marketable securities and other investments, including impairment losses (1)		(16)	5	(134)		(2)	3
Interest income		45	49	37		19	8
Interest expense		(88)	(80)	(45)		(22)	(22)
Other (expense) income, net		(12)	5	6		1	(2)
Minority interest in income of consolidated subsidiaries		(14)	(10)	(7)		(3)	(3)

Income from continuing operations before income taxes		403	364	168		105	104
Provision for income taxes		131	140	61		50	37

Income from continuing operations		272	224	107		55	67
Income from discontinued operations, net of tax		137	127	152		530	22

Net income		$409	$351	$259		$585	$89

Earnings per share:
Basic:
Income from continuing operations		$1.49	$1.22	$.55		$.31	$.36
Discontinued operations, net of tax		.74	.68	.77		2.96	.12

		$2.23	$1.90	$1.32		$3.27	$.48

Diluted:
Income from continuing operations		$1.45	$1.19	$.53		$.30	$.35
Discontinued operations, net of tax		.73	.67	.75		2.88	.12

		$2.18	$1.86	$1.28		$3.18	$.47

Common equivalent shares:
Basic		183	185	196		179	184

Diluted		188	189	203		184	190

Unaudited pro forma earnings per share:
Basic: (2)(3)
Income from continuing operations	$				$
Discontinued operations, net of tax

	$				$

Diluted: (2)(3)
Income from continuing operations	$				$
Discontinued operations, net of tax

	$				$

Unaudited pro forma common equivalent shares:
Basic (2)(3)

Diluted (2)(3)

	As of April 30, 2005
	Actual	Pro Forma	Pro Forma as Adjusted
	(in millions)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$3,186
Working capital	3,134
Total assets	5,942
Long-term debt, net of current portion	1,211
Stockholders’ equity	2,800

	Year Ended January 31			Three Months Ended April 30
	2005	2004	2003	2005	2004
	(dollars in millions)
Other Data:
EBITDA (4)	$687	$622	$461	$989	$173
Adjusted EBITDA (5)	519	438	354	126	127
Number of contracts generating more than $10 million in annual revenues (6)	91	66	44	N/A	N/A

	As of January 31			As of April 30
	2005	2004	2003	2005	2004
	(dollars in millions)
Total consolidated negotiated backlog (7)	$8,977	$7,575	$5,619	$10,271	$9,459
Total consolidated funded backlog (7)	3,646	3,355	2,729	3,702	3,719
Total number of employees (8)	42,400	39,300	34,700	42,500	40,200

(1)	Includes impairment losses of $108 million on marketable equity securities and other private investments in 2003.
(2)	The unaudited pro forma earnings per share and common equivalent share data reflect the payment of the special dividend we intend to pay to our class A preferred stockholders following completion of this offering. See “Use of Proceeds,” “Capitalization” and “The Merger and the Special Dividend.”
(3)	Unaudited pro forma earnings per share and common equivalent share data for both basic and diluted computations assume that shares of our common stock during each of the periods indicated had been sold by us with assumed net proceeds of $ per share. Such shares represent the assumed number of shares of our common stock necessary to be sold in this offering to fund the $ special dividend.
(4)	EBITDA is defined as net income plus income tax expense, net interest expense, and depreciation and amortization expense. EBITDA is considered a non-GAAP financial measure. We believe that EBITDA is an important measure of our performance and is a useful supplement to net income and other income statement data. We believe EBITDA is useful to management and investors in comparing our performance to that of other companies in our industry, since it removes the impacts of (a) differences in capital structure, including the effects of interest income and expense, (b) differences among the tax regimes to which we and comparable companies are subject and (c) differences in the age, method of acquisition and approach to depreciation and amortization of productive assets. However, because other companies may calculate EBITDA differently than we do, it may be of limited usefulness as a comparative measure. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, (b) EBITDA does not reflect changes in, or cash requirements for, our working capital needs, (c) EBITDA does not reflect the interest expense, or the cash requirements necessary to service our principal payments, on our debt, (d) EBITDA does not reflect income taxes or the cash requirements for any tax payments, and (e) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

The following is a reconciliation of EBITDA to net income.

	Year Ended January 31			Three Months Ended April 30
	2005	2004	2003	2005	2004
	(in millions)
Net income	$409	$351	$259	$585	$89
Interest income	(45)	(49)	(37)	(19)	(8)
Interest expense	88	80	45	22	22
Provision for income taxes	149	159	101	385	50
Depreciation and amortization	86	81	96	16	20

EBITDA	$687	$622	$464	$989	$173

(5)	Adjusted EBITDA equals EBITDA minus income from discontinued operations, net of tax and gain on sale of business units and subsidiary common stock, plus goodwill impairment, net gain or (loss) on marketable securities and other investments including impairment losses and investment activities by our venture capital subsidiary. We utilize and present Adjusted EBITDA as a further supplemental measure of our performance. We prepare Adjusted EBITDA to eliminate the impact of items we do not consider indicative of ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA.

The following is a reconciliation of Adjusted EBITDA to EBITDA.

	Year Ended January 31			Three Months Ended April 30
	2005	2004	2003	2005	2004
	(in millions)
EBITDA	$687	$622	$464	$989	$173
Income from discontinued operations, net of tax	(137)	(127)	(152)	(530)	(22)
Depreciation and amortization of discontinued operations	(30)	(44)	(65)	—	(8)
Provision for income taxes of discontinued operations	(18)	(19)	(40)	(335)	(13)
Gain on sale of business units and subsidiary common stock	(2)	—	(5)	—	—
Goodwill impairment	—	7	13	—	—
Net loss (gain) on marketable securities and other investments, including impairment losses	16	(5)	134	2	(3)
Investment activities by venture capital subsidiary	3	4	5	—	—

Adjusted EBITDA	$519	$438	$354	$126	$127

(6)	Number of contracts from which we recognized more than $10 million in annual revenues in the period presented.
(7)	Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (a) firm orders for which funding has not been appropriated or otherwise authorized and (b) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under (a) indefinite delivery / indefinite quantity contract vehicles, (b) government-wide acquisition contract vehicles or (c) U.S. General Services Administration Schedule contract vehicles. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenues—Backlog” and “Business—Contracts—Backlog.”
(8)	Includes full-time and part-time employees and excludes employees of our former Telcordia Technologies, Inc. subsidiary.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks occurs, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We depend on our contracts with U.S. Government agencies for a significant portion of our revenues and, if our reputation or relationships with these agencies were harmed, our business, financial condition and operating results would be adversely affected.

We are heavily dependent upon the U.S. Government as our primary customer and we believe that the success and development of our business will continue to depend on our successful participation in U.S. Government contract programs. We generated 86%, 85% and 84% of our total consolidated revenues from the U.S. Government (including all branches of the U.S. military) in fiscal 2005, 2004 and 2003, respectively. Revenues from the U.S. Army represented 13% of our total consolidated revenues in each of fiscal 2005, 2004 and 2003. Revenues from the U.S. Navy represented 13% of our total consolidated revenues in fiscal 2005 and 12% of our total consolidated revenues in fiscal 2004 and 2003. Revenues from the U.S. Air Force represented 11% of our total consolidated revenues in fiscal 2005 and 2004 and 12% of our total consolidated revenues in fiscal 2003.

For the foreseeable future, we expect to continue to derive a substantial portion of our revenues from work performed under U.S. Government contracts. If our reputation or relationship with the U.S. Government, and in particular agencies of the Department of Defense (DoD) or the U.S. intelligence community, were negatively affected, if we were suspended or debarred from contracting with government agencies or if the U.S. Government decreased the amount of business that it does with us, our business, financial condition and operating results would be adversely affected.

The U.S. Government may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, our operating results may be adversely affected.

Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. These programs are normally funded on an annual basis. Under our contracts, the U.S. Government generally has the right not to exercise options to extend or expand our contracts and may modify, curtail or terminate the contracts and subcontracts at its convenience. Any decision by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts would adversely affect our results of operations and financial condition.

We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results.

Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of definitive contracts and task orders in effect as of the measurement date. The U.S. Government’s ability not to exercise contract options or to modify, curtail or terminate our major programs or contracts makes the calculation of backlog subject to numerous uncertainties. Our total consolidated negotiated backlog consists of funded backlog plus negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under indefinite delivery / indefinite quantity (IDIQ), government-wide acquisition contracts (GWAC) or U.S. General Services

Administration (GSA) Schedule contract vehicles. Due to the uncertain nature of our contracts with the U.S. Government, we may never realize revenues from some of the engagements that are included in our backlog. Our unfunded backlog, in particular, contains amounts that we may never realize as revenues because the maximum contract value specified under a U.S. Government contract or task order awarded to us is not necessarily indicative of the revenues that we will realize under that contract. If we fail to realize as revenues amounts included in our backlog, our operating results may be adversely affected.

We derive significant revenue from IDIQ and other contracts that are subject to a competitive bidding process. If we are unable to consistently win new awards under these contracts, our business and operating results will be adversely affected.

The U.S. Government has increasingly been using the IDIQ contracting process to obtain commitments from contractors to provide various products or services on pre-established terms and conditions. Under these IDIQ contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies these products or services in accordance with the previously agreed terms. IDIQ contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors. The use of these contracts makes it difficult for us to estimate the actual value of products or services that we may ultimately sell or perform under a given IDIQ contract, and a failure to estimate these amounts accurately could have an adverse effect on our results of operations and financial condition. The competitive bidding process also presents a number of more general risks, including the risk of unforeseen technological difficulties and cost overruns that may result from our bidding on programs before completion of their design and the risk that we may encounter expense, delay or modifications to previously awarded contracts as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding.

IDIQ and other contracts that are subject to a competitive bidding process, such as GWACs and GSA Schedule contracts, have also resulted in greater competition and increased pricing pressure. Accordingly, we may not be able to realize revenues and/or maintain our historical profit margins under these contracts. We may not continue to realize revenues under our existing IDIQ contracts or otherwise successfully sell our services and solutions under the IDIQ process. Our failure to compete effectively in this procurement environment would adversely affect our business and operating results.

Our overall profit margins on our contracts may decrease and our results of operations could be adversely affected if material and subcontract revenues continue to grow at a faster rate than labor-related revenues.

Our revenues are generated from either the efforts of our technical staff, which we refer to as labor-related revenues, or the receipt of payments for the costs of materials and subcontracts used in a project, which we refer to as material and subcontract (M&S) revenues. Generally, our material and subcontract revenues have lower margins than our labor-related revenues. Our labor-related revenues increased by 15.6% from fiscal 2004 to 2005 and by 15.8% from fiscal 2003 to 2004, while our material and subcontract revenues increased by 39% from fiscal 2004 to 2005 and by 32.1% from fiscal 2003 to 2004. If material and subcontract revenues continue to grow at a faster rate than labor-related revenues, our overall profit margins on our contracts may decrease and our results of operations could be adversely affected.

A decline in the U.S. defense budget or changes in budgetary priorities may adversely affect our operating results and limit our growth prospects.

Sales under contracts with the DoD, including subcontracts under which the DoD is the ultimate purchaser, represented 65% of our total consolidated revenues in fiscal 2005. Changes in the budgetary priorities of the U.S. Government or the DoD could directly affect our operating results. For example, the U.S. defense budget declined in the late 1980s and the early 1990s, resulting in a slowing of new program starts, program delays and program cancellations. These reductions caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in some cases, net losses. While spending authorizations for defense-related programs by the U.S. Government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, these spending levels may not be sustainable, and future levels of spending and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. A significant decline in U.S. Government spending, including in areas of national security, defense transformation, intelligence and homeland security, would adversely affect our operating results and limit our growth prospects.

A delay in the completion of the U.S. Government’s budget process could have an adverse effect on our operating results.

In years when the U.S. Government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. Government to continue to operate, but does not authorize new spending initiatives. When the U.S. Government operates under a continuing resolution, delays can occur in the procurement of our products and services. We have from time to time experienced a decline in revenues in our quarter ending January 31 as a result of this annual budget cycle, and we could experience similar declines in revenues if the budget process is delayed significantly in future periods. These delays could have an adverse affect on our operating results.

Our financial results may vary significantly from period to period.

Our financial results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our financial results may be negatively affected by any of the risk factors listed in this “Risk Factors” section and, in particular, the following risks:

•	a reduction of government funding or delay in the completion of the U.S. Government’s budget process;

•	decisions by the U.S. Government not to exercise contract options or to modify, curtail or terminate our major programs or contracts;

•	the potential decline in our overall profit margins if our material and subcontract revenues grow at a faster rate than labor-related revenues;

•	failure to estimate costs or control costs under firm fixed price (FFP) contracts;

•	adverse judgments or settlements in legal disputes;

•	expenses related to acquisitions, mergers or joint ventures; and

•	other one-time financial charges.

Our failure to attract, train and retain skilled employees, including our management team, would adversely affect our business and operating results.

The availability of highly trained and skilled technical, professional and management personnel is critical to our future growth and profitability. Competition for scientists, engineers, technicians and professional and management personnel is intense and competitors aggressively recruit key employees. Because of our growth and increased competition for experienced personnel, particularly in highly specialized areas, it has become more difficult to meet all of our needs for these employees in a timely manner. Although we intend to continue to devote significant resources to recruit, train and retain qualified employees, we may not be able to attract and retain these employees. Any failure to do so would have an adverse effect on our business.

In addition to attracting and retaining qualified engineering, technical and professional personnel, we believe that our success will also depend on the continued employment of a highly qualified and experienced senior management team and its ability to generate new business. Our inability to retain appropriately qualified and experienced senior executives could cause us to lose customer relationships or new business opportunities, which would adversely affect our operating results.

Our business and results of operations may be adversely affected if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our customers.

Many U.S. Government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could adversely affect our business and results of operations.

Employee misconduct, including security breaches, or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or our ability to contract with the U.S. Government.

Because we are a U.S. Government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with laws or regulations could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with U.S. Government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in U.S. Government contracts, environmental laws and any other applicable laws or regulations. Many of the systems we develop involve managing and protecting information relating to national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of potential employee misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with the U.S. Government, any of which would adversely affect our business.

We may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our business, prospects, financial condition or operating results.

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with them may lead to penalties and the termination of our U.S. Government contracts. Some significant regulations that affect us include:

•	the Federal Acquisition Regulations and their supplements, which regulate the formation, administration and performance of U.S. Government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations; and

•	the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts.

The U.S. Government may revise its procurement practices or adopt new contract rules and regulations, such as cost accounting standards, at any time. In addition, the U.S. Government may face restrictions or pressure from government employees and their unions regarding the amount of services the U.S. Government may obtain from private contractors. Any of these changes could impair our ability to obtain new contracts or contracts under which we currently perform when those contracts are put up for recompetition bids. Any new contracting methods could be costly or administratively difficult for us to implement and could adversely affect our operating results.

Additionally, our contracts with the U.S. Government are subject to periodic review and investigation. If such a review or investigation identifies improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. We could also suffer harm to our reputation, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. If we are subject to penalties or administrative sanctions or suffer harm to our reputation, our business, prospects, financial condition or operating results could be adversely affected.

Our business is subject to routine audits and cost adjustments by the U.S. Government, which, if resolved unfavorably to us, could adversely affect our operating results.

U.S. Government agencies routinely audit and review their contractors’ performance on contracts, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs, and any costs found to be improperly allocated will not be reimbursed. Substantially all of our indirect contract costs have been agreed upon through fiscal 2003 and are not subject to further adjustment. We have recorded contract revenues in fiscal 2004 and 2005 based upon costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments. If we are required to reduce our revenues or profits upon completion and final negotiation of these audits, our operating results could be adversely affected.

If we are unable to accurately estimate the costs associated with various contractual commitments, our operating results may be adversely affected.

Over the last three fiscal years, an average of 18% of our total consolidated revenues were derived from FFP and target cost and fee with risk sharing contracts, in which we bear risk that our actual costs may exceed a target amount. Under FFP contracts, we agree to fulfill our obligations at a set price. Under target cost and fee with risk sharing contracts, customers reimburse our costs plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under such contracts, if our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. When making proposals for engagements on these types of contracts, we rely heavily on our estimates of costs and timing for completing the associated projects. In each case, our failure to estimate costs accurately or to control costs during performance of our work could result, and in some instances has resulted, in reduced profits or in losses. More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of these contracts, including costs and delays caused by factors outside of our control, could make these contracts less profitable or unprofitable and could adversely affect our operating results.

We incur significant pre-contract costs that if not reimbursed would adversely affect our financial condition or our operating results.

We often incur costs on projects outside of a formal contract when customers ask us to begin work under a new contract that has yet to be executed, or when they ask us to extend work we are currently doing beyond the scope of the initial contract. We incur such costs at our risk, and it is possible that the customers will not reimburse us for these costs if we are ultimately unable to agree on a formal contract. At April 30, 2005, we had pre-contract costs of $34 million in our Government segment and $9 million in our Commercial segment. Although we have historically recovered substantially all of our pre-contract costs, we may never execute formal contracts or contract amendments and may never be able to recover the related costs. Any failure to recover these pre-contract costs would adversely affect our financial condition and operating results.

The failure to successfully resolve issues related to our Greek Olympic contract could further adversely affect our financial condition and operating results.

We entered into an FFP contract with the Greek Government to provide the security infrastructure that was used to support the 2004 Athens Summer Olympic Games. The Greek Government has not made various payments under this contract and has not yet formally accepted the security infrastructure, and a Greek Government audit agency has recently made a finding that the contract was not awarded in accordance with applicable Greek procurement regulations and may be unenforceable. This and various other financial, technical, contractual and legal issues have not been resolved. Standby letters of credit relating to payment, performance and offset bonding arrangements under the contract totaling $233 million have been issued. Under the terms of these bonding arrangements, the Greek Government could call these standby letters of credit at any time.

Although we have been in discussions with the Greek Government and our principal subcontractor to attempt to resolve these issues, we may not be able to reach mutually acceptable agreements, and we cannot predict the financial impact the resolution of those issues will have on us. The situation is extremely complex and dynamic, involving multiple government agencies, customer elements, subcontractors and government representatives having different roles and, at times, expressing inconsistent positions. We have recorded losses on this contract and unfavorable resolution of this matter could further adversely affect our financial condition and operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Greek Government FFP Contract.”

Adverse judgments or settlements in legal disputes could adversely affect our financial condition and operating results.

We are also subject to, and may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Adverse judgments or settlements in some or all of these legal disputes may result in significant monetary damages or injunctive relief against us. The litigation and other claims described in this prospectus are subject to inherent uncertainties and management’s view of these matters may change in the future. For example, an unfavorable final settlement or judgment of our dispute with the Greek Government, Telcordia Technologies, Inc.’s dispute with Telkom South Africa, or our disputes relating to our joint venture, INTESA, could adversely affect our financial condition and operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.

Our services sometimes involve the investigation or remediation of environmental hazards, as well as the use, handling or disposal of hazardous materials. These activities and our operations generally subject us to extensive foreign, federal, state and local environmental protection and health and safety laws and regulations, which, among other things, require us to incur costs to comply with these regulations and could impose liability on us for contamination. Furthermore, failure to comply with these environmental protection and health and safety laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government. Additionally, our ownership and operation of real property also subjects us to environmental protection laws, some of which hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Accordingly, any violations of, or liabilities pursuant to, these laws or regulations could adversely affect our financial condition and operating results.

Acquisitions, investments and joint ventures could result in operating difficulties, dilution and other adverse consequences to our business.

We have historically supplemented our internal growth through acquisitions, investments and joint ventures and expect that a significant portion of our planned growth will continue to come from these transactions. We evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Our acquisitions, investments and joint ventures pose many risks, including:

•	we may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate the financial effect of acquisitions and investments on our business;

•	future acquisitions, investments and joint ventures may require us to issue capital stock or spend significant cash or may result in a decrease in our operating income or operating margins;

•	we may have trouble integrating acquired businesses or retaining their personnel or customers;

•	acquisitions, investments or joint ventures may disrupt our business and distract our management from other responsibilities; and

•	we may not be able to exercise control over joint ventures, and this lack of operational control could adversely affect our operations.

We may not be able to continue to identify attractive acquisitions or joint ventures. Acquired entities or joint ventures may not operate profitably. Additionally, we may not realize anticipated synergies and acquisitions may not result in improved operating performance. If our acquisitions, investments or joint ventures fail or perform poorly, our business could be adversely affected.

In conducting our business, we depend on other contractors and subcontractors. If these parties fail to satisfy their obligations to us or the U.S. Government, or if we are unable to maintain these relationships, our operating results and business prospects could be adversely affected.

A significant amount of our total revenues is generated by work performed by subcontractors who perform a portion of the work we are obligated to deliver to our customers. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of a subcontractor’s personnel. In addition, if any of our subcontractors fails to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized. Subcontractor performance deficiencies could result in a customer terminating our contract for default. A termination for default could expose us to liability and have an adverse effect on our ability to compete for future contracts and orders, especially if the customer is an agency of the U.S. Government.

We also rely on relationships with other contractors as their subcontractor or joint venture partner for a significant portion of our revenues and our business, financial condition or operating results could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract. Additionally, companies that do not initially have access to U.S. Government contracts may perform services as our subcontractor for a U.S. Government customer, and through that exposure secure future positions as prime U.S. Government contractors. If any of our current subcontractors were awarded prime contractor status in the future, not only would we have to compete with them for future U.S. Government contracts, but our ability to perform our current and future contracts might also be impaired and our operating results and business prospects could be adversely affected.

Systems failures could disrupt our business and impair our ability to effectively provide our products and services to our customers, which could damage our reputation and adversely affect our operating results.

We are subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our or our customers’ businesses and could damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

The systems and networks that we maintain for our customers could also fail. If a system or network we maintain were to fail or experience service interruptions, we might experience loss of revenue or face claims for damages or contract termination. Our errors and omissions liability insurance may be inadequate to compensate us for all the damages that we might incur and, as a result, our actual results could differ materially from those anticipated.

We have only a limited ability to protect our intellectual property rights, which are important to our success. Our failure to adequately protect our intellectual property rights could adversely affect our competitive position and our business prospects.

Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property especially where we do not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection would adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position and our business prospects could be adversely affected.

We face risks associated with our international business.

Our international business operations are subject to a variety of the risks associated with conducting business internationally, including:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	hyperinflation or economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the imposition of inconsistent laws or regulations;

•	the imposition or increase of investment and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	having to comply with a variety of U.S. laws, including the Foreign Corrupt Practices Act;

•	having to comply with U.S. export control regulations and policies that restrict our ability to communicate with non-U.S. employees and supply foreign affiliates and customers; and

•	having to comply with licensing requirements.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

We have transactions denominated in foreign currencies because some of our business is conducted outside of the United States. In addition, our foreign subsidiaries generally conduct business in foreign currencies. We are exposed to fluctuations in exchange rates, which could result in losses and have a significant adverse impact on our results of operations. Our risks include the possibility of significant changes in exchange rates and the imposition or modification of foreign exchange controls by either the U.S. Government or applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. From time to time, we may use foreign currency forward-exchange contracts to hedge against movements in exchange rates for contracts denominated in foreign currencies. We cannot be certain that a significant fluctuation in exchange rates will not have a significant adverse impact on our operating results.

We face aggressive competition.

Our business is highly competitive in both the Government and Commercial segments, particularly in the area of IT outsourcing. We compete with larger companies that have greater name recognition, financial resources and larger technical staffs. We also compete with smaller, more specialized entities that are able to concentrate their resources on particular areas. In the Government segment, we also compete with the U.S. Government’s own capabilities and federal non-profit contract research centers. To remain competitive, we must provide superior service and performance on a cost-effective basis to our customers. In February 2004 and 2005, we modified our organizational structure to help improve our competitiveness by better aligning the business groups within our Government segment with our major customers and key markets. We cannot be certain that we will remain competitive or that these realignment efforts will produce the desired results.

Risks Relating to Our Stock

The concentration of our capital stock ownership with our employee benefit plans, executive officers, employees and directors and their respective affiliates will limit your ability to influence corporate matters.

After this offering, our class A preferred stock will have 10 votes per share and our common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that after the completion of this offering, our employee benefit plans, founders, executive officers, employees and directors and their respective affiliates will together own approximately             % of our capital stock, representing approximately             % of the voting power of our outstanding capital stock. They will therefore have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. As a result of this dual-class structure, our employee benefit plans, founders, executive officers, employees and directors and their respective affiliates will also be able to control all matters submitted to our stockholders for approval, even if they come to own less than 50% of the outstanding shares of our capital stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our common stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Our common stock has not been publicly traded, and the price of our common stock may fluctuate substantially.

Although Old SAIC has sponsored a limited market in its common stock, there has been no public market for New SAIC common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined by negotiations between the underwriters and us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us, by investors or by any financial analysts who might cover our stock;

•	our ability to meet the performance expectations of financial analysts or investors;

•	changes in market valuations of other companies in our industry;

•	the expiration of the applicable restriction periods to which the class A preferred stock is subject, which could result in additional shares of our common stock being sold in the market;

•	general market and economic conditions;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel;

•	sales of our common stock, including sales by our directors and officers or our principal stockholders; and

•	the relatively small percentage of our stock that will be held by non-employees following this offering.

Fluctuations caused by factors such as these may negatively affect the market price of our common stock. In addition, the other risks described elsewhere in this prospectus could adversely affect our stock price.

We will distribute all or substantially all of the net proceeds of this offering to our existing stockholders.

Within 25 days after completion of this offering, we will distribute all or substantially all of the net proceeds of the offering to pay a special dividend to the holders of record of New SAIC class A preferred stock. Although we will have substantial cash resources available immediately after the payment of this dividend, little or none of the offering proceeds will be available to fund our operations or future growth. See “Use of Proceeds” and “The Merger and the Special Dividend.”

Except for the special dividend that we intend to pay to holders of our class A preferred stock, we do not intend to pay dividends on our capital stock.

We have never declared or paid any cash dividend on our capital stock. Other than the special dividend that we intend to pay to holders of our class A preferred stock, we do not expect to pay any other dividends on our capital stock in the foreseeable future and intend to retain any future earnings to finance our operations and growth. See “Dividend Policy.”

The Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting as of fiscal 2007 and requires our independent registered public accounting firm to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires our independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls as of January 31, 2007. Our independent registered public accounting firm is also required to test, evaluate and report on the completeness of our assessment.

In the second quarter of fiscal 2005, we reported the existence of a “material weakness” in our internal controls relating to income tax accounting. During a review and reconciliation of our worldwide income tax liabilities, we identified an overstatement of income tax expense of $13 million related to fiscal 2003. Although we have taken steps to remediate this weakness, similar or other weaknesses may be identified. If we conclude that our controls are not effective or if our independent registered public accounting firm concludes that either our controls are not effective or that we did not appropriately document and test our controls, investors could lose confidence in our reported financial information, which could adversely affect the trading price of our common stock.

Future sales of substantial amounts of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

We cannot predict the effect, if any, that market sales of our common stock or the availability of shares for sale will have on the market price prevailing from time to time. Although the shares of class A preferred stock are subject to restrictions on conversion, the possibility of the conversion and sale, as well as the actual sales of this stock, may adversely affect the market price of our common stock. These sales may also make it more difficult for us to raise capital through the issuance of equity securities at a time and at a price we deem appropriate.

Upon the completion of this offering, there will be              shares of our common and class A preferred stock outstanding. Of these shares,              shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (Securities Act). The remaining              shares are shares of class A preferred stock, all of which are held by current and former employees or by their heirs or assigns. Many of these holders have owned their shares for many years and have not had access to a public market in which to sell their shares. After the restriction periods described in “Shares eligible for future sale,” shares of class A preferred stock will be convertible on a one-for-one basis into shares of common stock. A significant number of holders of our class A preferred stock may convert their shares to take advantage of the public market in common stock. Subject to certain limitations, those shares of common stock will be freely tradable without restriction following the expiration of the transfer restriction periods described in “Description of Capital Stock” and “Shares Eligible for Future Sale.” In addition to outstanding shares eligible for sale, additional shares of our class A preferred stock will be issuable upon completion of this offering under currently outstanding stock options. Substantial sales of these shares could adversely affect the market value of the common stock and the value of your shares.

Provisions in our charter documents and under Delaware law could delay or prevent transactions that many stockholders may favor.

Some provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These restrictions, which may also make it more difficult for our stockholders to elect directors not endorsed by our current directors and management, include the following:

•	Our certificate of incorporation provides for class A preferred stock, which initially will give our founders, executive officers, employees and directors and their respective affiliates voting control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other business combination that other stockholders may view as beneficial.

•	Our certificate of incorporation provides that our bylaws and certain provisions of our certificate of incorporation may be amended only by two-thirds or more voting power of all of the outstanding shares entitled to vote. These supermajority voting requirements could impede our stockholders’ ability to make changes to our certificate of incorporation and bylaws, which could delay, discourage or prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our certificate of incorporation generally provides that mergers and certain other business combinations between us and a related person be approved by the holders of securities having at least 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. This supermajority voting requirement could prevent a merger, acquisition or business combination that our stockholders may consider favorable.

•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

•	Our board of directors is classified and members of our board of directors serve staggered terms. Our classified board structure may discourage unsolicited takeover proposals that stockholders may consider favorable.

As a Delaware corporation, we are also subject to certain restrictions on business combinations. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years, or among other things, the board of directors has approved the business combination or the transaction pursuant to which such person became a 15% holder prior to the time the person became a 15% holder. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. See “Description of Capital Stock—Anti-takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. As these statements relate to future events or our future financial performance, they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process;

•	changes in U.S. Government procurement rules and regulations;

•	our compliance with various U.S. Government and other government procurement rules and regulations;

•	the outcome of U.S. Government audits of our company;

•	our ability to win contracts with the U.S. Government and others;

•	our ability to attract, train and retain skilled employees;

•	our ability to maintain relationships with prime contractors, subcontractors and joint venture partners;

•	our ability to obtain required security clearances for our employees;

•	our ability to accurately estimate costs associated with our firm fixed price and other contracts;

•	resolution of legal and other disputes with our customers and others;

•	our ability to acquire businesses and make investments;

•	our ability to manage risks associated with our international business;

•	our ability to compete with others in the markets which we operate; and

•	our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements. These factors are discussed elsewhere in this prospectus, including under “Risk Factors.” We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our shares of common stock in this offering of approximately $            , or $             if the underwriters fully exercise their over-allotment option, based upon an assumed initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Within 25 days after the completion of this offering, we will use all or substantially all of the net proceeds of this offering to pay a special dividend to holders of record of our class A preferred stock. See “The Merger and the Special Dividend.” Pending payment of the special dividend, we intend to invest the net proceeds of the offering in investment-grade, short-term fixed-income instruments that may include corporate, financial institution, federal agency or U.S. Government obligations. If the aggregate amount of the special dividend is greater than our net offering proceeds, then we intend to pay the difference from our available cash, cash equivalents and short-term investments, which were approximately $3.2 billion as of April 30, 2005. If the aggregate amount of the special dividend is less than our net offering proceeds, then we intend to use the remaining offering proceeds for general corporate purposes, including working capital, capital spending and possible investments in, or acquisitions of, complementary businesses, services or technologies.

The principal purpose of this offering is to better enable us to use our cash and cash flows from operations to fund organic growth and growth through acquisitions, as well as to provide us with publicly traded stock that can be used for future acquisitions. Creating a public market for our common stock eliminates the need to use our cash to provide liquidity for our stockholders in the limited market.

DIVIDEND POLICY

Old SAIC has never declared or paid dividends on its capital stock. We intend to pay to our holders of class A preferred stock a special dividend after the completion of this offering. The special dividend is expected to range from $4 to $5 per share of New SAIC class A preferred stock, which is the equivalent of a range from $8 to $10 per share of Old SAIC class A common stock and from $160 to $200 per share of Old SAIC class B common stock. Other than the special dividend, we do not expect to pay any dividends on our capital stock in the foreseeable future and we currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on earnings, financial condition, operating results, capital requirements, applicable contractual restrictions and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our liquid assets and capitalization as of April 30, 2005:

•	on an actual basis

•	on a pro forma basis to reflect the special dividend of $ per share that we intend to pay to our class A preferred stockholders after the completion of this offering

•	on a pro forma as adjusted basis to reflect the payment of the special dividend, the completion of the reorganization merger and the completion of this offering at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts and offering expenses

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2005
	Actual	Pro Forma		Pro Forma as Adjusted
	(in millions, except share data)

Cash and cash equivalents and short-term investments	$3,186	$		$

Debt:
Notes payable and current portion of long-term debt	49
Long-term debt, net of current portion	1,211

Total debt	1,260

Stockholders’ equity:
Preferred stock of Old SAIC: $.05 par value; 3,000,000 shares authorized; 0, 0 and 0 shares issued	—		—		—
Class A common stock of Old SAIC: $.01 par value; 1,000,000,000 shares authorized; 174,770,988, 0 and 0 shares issued	2		—		—
Class B common stock of Old SAIC: $.05 par value; 5,000,000 shares authorized; 216,593, 0 and 0 shares issued			—		—
Series A-1 preferred stock of New SAIC: $.0001 par value; 50,000,000 shares authorized; 0, and shares issued
Series A-2 preferred stock of New SAIC: $.0001 par value; 150,000,000 shares authorized; 0, and shares issued
Series A-3 preferred stock of New SAIC: $.0001 par value; 150,000,000 shares authorized; 0, and shares issued
Series A-4 preferred stock of New SAIC: $.0001 par value; 1,150,000,000 shares authorized; 0, and shares issued
Common stock of New SAIC: $.0001 par value; 2,000,000,000 shares authorized; 0, and shares issued
Additional paid-in capital	2,428
Retained earnings	511
Other stockholders’ equity	(107)
Accumulated other comprehensive loss	(34)

Total stockholders’ equity	2,800

Total capitalization	$4,060	$		$

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2005, 2004 and 2003 and the selected consolidated financial data presented below under “Consolidated Balance Sheet Data” as of January 31, 2005 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the years ended January 31, 2002 and 2001 and under “Consolidated Balance Sheet Data” as of January 31, 2003, 2002 and 2001, have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data presented below under “Consolidated Statement of Income Data” for the three months ended April 30, 2005 and 2004 and “Consolidated Balance Sheet Data” as of April 30, 2005 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

The unaudited pro forma earnings per share and unaudited pro forma common equivalent share data contained in the selected consolidated financial data presented below reflect the payment of the special dividend we intend to pay to our class A preferred stockholders following completion of this offering. See “Use of Proceeds,” “Capitalization” and “The Merger and the Special Dividend.”

	Year Ended January 31					Three Months Ended April 30
	2005	2004	2003	2002	2001	2005	2004
	(in millions, except per share data)
Consolidated Statement of Income Data:
Revenues	$7,187	$5,833	$4,835	$4,374	$4,037	$1,846	$1,706
Cost of revenues	6,337	5,100	4,211	3,826	3,488	1,627	1,499
Selling, general and administrative expenses	364	331	305	312	354	107	87
Goodwill impairment	—	7	13	—	5	—	—
Gain on sale of business units, net	(2)	—	(5)	(10)	(73)	—	—

Operating income	488	395	311	246	263	112	120
Net (loss) gain on marketable securities and other investments, including impairment losses (1)	(16)	5	(134)	(456)	2,656	(2)	3
Interest income	45	49	37	50	108	19	8
Interest expense	(88)	(80)	(45)	(14)	(14)	(22)	(22)
Other (expense) income, net	(12)	5	6	10	25	1	(2)
Minority interest in income of consolidated subsidiaries	(14)	(10)	(7)	(5)	(6)	(3)	(3)

Income (loss) from continuing operations before income taxes	403	364	168	(169)	3,032	105	104
Provision for (benefit from) income taxes	131	140	61	(80)	1,129	50	37

Income (loss) from continuing operations	272	224	107	(89)	1,903	55	67
Income from discontinued operations, net of tax	137	127	152	107	156	530	22
Cumulative effect of accounting change, net of tax (2)	—	—	—	1	—	—	—

Net income	$409	$351	$259	$19	$2,059	$585	$89

Earnings per share: (2)
Basic:
Income from continuing operations	$1.49	$1.22	$.55	$(.41)	$8.10	$.31	$.36
Discontinued operations, net of tax	.74	.68	.77	.50	.66	2.96	.12

	$2.23	$1.90	$1.32	$.09	$8.76	$3.27	$.48

Diluted:
Income from continuing operations	$1.45	$1.19	$.53	$(.41)	$7.50	$.30	$.35
Discontinued operations, net of tax	.73	.67	.75	.50	.61	2.88	.12

	$2.18	$1.86	$1.28	$.09	$8.11	$3.18	$.47

	Year Ended January 31						Three Months Ended April 30
	2005		2004	2003	2002	2001	2005		2004
	(in millions, except per share data)

Common equivalent shares:
Basic		183	185	196	215	235		179	184

Diluted		188	189	203	215	254		184	190

Unaudited pro forma earnings per share:
Basic: (3)(4)
Income from continuing operations	$						$
Discontinued operations, net of tax

	$						$

Diluted: (3)(4)
Income from continuing operations	$						$
Discontinued operations, net of tax

	$						$

Unaudited pro forma common equivalent shares:
Basic (3)(4)

Diluted (3)(4)

	As of January 31					As of April 30 2005
	2005	2004(1)	2003(1)	2002(1)	2001(1)
	(in millions)
Consolidated Balance Sheet Data:
Total assets	$6,010	$5,540	$4,876	$4,678	$5,871	$5,942
Working capital (5)	2,687	2,230	1,967	875	1,117	3,134
Long-term debt	1,215	1,232	897	100	101	1,211
Other long-term liabilities	99	86	75	48	44	101
Stockholders’ equity	2,351	2,203	2,020	2,524	3,344	2,800

(1)	Includes impairment losses of $108 million, $467 million and $1.4 billion on marketable equity securities and other private investments in 2003, 2002 and 2001, respectively, and gains of $4.1 billion from sales or exchanges of marketable equity securities and other investments in 2001.
(2)	The 2002 amount includes the cumulative effect of an accounting change for the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.
(3)	Share and per share data give effect to our planned reorganization merger, pursuant to which each outstanding share of Old SAIC class A common stock will be converted into the right to receive two shares of New SAIC class A preferred stock and each outstanding share of Old SAIC class B common stock will be converted into the right to receive 40 shares of New SAIC class A preferred stock. See “The Merger and the Special Dividend.”
(4)	Unaudited pro forma earnings per share and common equivalent share data for both basic and diluted computations assume that shares of our common stock during each of the periods indicated had been sold by us with an assumed net proceeds of $ per share. Such shares represent the assumed number of shares of our common stock necessary to be sold in this offering to fund the $ special dividend.
(5)	Working capital for fiscal 2004, 2002 and 2001 excludes the effect of reclassifications for discontinued operations that were made in fiscal 2005 and 2003 in order to conform the fiscal 2004, 2002 and 2001 consolidated balance sheets to reflect discontinued operations that occurred in fiscal 2005 and 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements, our unaudited condensed consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Unless otherwise noted, references to years are for fiscal years ended January 31, not calendar years. For example, we refer to the fiscal year ended January 31, 2005 as “fiscal 2005.” We are currently in fiscal 2006.

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military. We have three reportable segments: Government, Commercial and Corporate and Other. Except in “—Discontinued Operations,” all amounts are presented only for our continuing operations.

Government Segment.    Through the Government segment we provide systems engineering, systems integration and advanced technical services and solutions primarily to U.S. federal, state and local government agencies and foreign governments. Revenues from our Government segment accounted for 94%, 93% and 91% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. Within the Government segment, substantially all of our revenues were derived from contracts with the U.S. Government. In fiscal 2005, 2004 and 2003, we derived 86%, 85% and 84%, respectively, of our total consolidated revenues from contracts with the U.S. Government. These revenues include contracts where we serve as the prime, or lead, contractor, as well as contracts where we serve as a subcontractor to other parties who are engaged directly with various U.S. Government agencies as the prime contractor.

In the period since the September 11, 2001 terrorist attacks, U.S. Government spending has increased in response to the global war on terror and efforts to transform the U.S. military. This increased spending has had a favorable impact on our business. Our results have also been favorably impacted by increased outsourcing of IT and other technical services by the U.S. Government. Although we expect that these trends will continue, our revenues would be adversely affected by a reduction in overall U.S. Government spending or a shift in spending priorities.

Competition for contracts with the U.S. Government is intense. In addition, in recent years, the U.S. Government has increasingly used contracting processes that give it the ability to select multiple winners or pre-qualify certain contractors to provide various products or services at established general terms and conditions. Such processes include purchasing services and solutions using indefinite delivery / indefinite quantity (IDIQ), government-wide acquisition contract (GWAC), and U.S. General Services Administration (GSA) award contract vehicles. This trend has served to increase competition for U.S. Government contracts and increase pressure on the prices we charge for our services. See “Risk Factors—Risks Related to Our Business” and “Business—Contracts.”

Commercial Segment.    Through our Commercial segment, we primarily target commercial customers worldwide in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals. We provide our Commercial segment customers with systems integration and advanced technical services and solutions we have developed for the commercial marketplace, often based on expertise developed in serving our Government segment customers. Revenues from our Commercial segment accounted for 7%, 7% and 9% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively, and are driven primarily by our customers’ desire to reduce their costs related to management of IT and other complex technical functions through outsourcing to third-party contractors.

Corporate and Other Segment.    Our Corporate and Other segment includes the operations of our broker-dealer subsidiary, Bull, Inc., our internal real estate management subsidiary, Campus Point Realty Corporation, and various corporate activities, including elimination of intersegment revenues. We expect that the operations of Bull, Inc. will cease following the completion of this offering. Our Corporate and Other segment does not contract with third parties for the purpose of generating revenues. However, for internal management reporting purposes, we record certain revenue and expense items incurred by the Government and Commercial segments in the Corporate and Other segment in certain circumstances as determined by our chief operating decision-maker (who currently is our Chief Executive Officer).

Key Financial Metrics

Sources of Revenues

Contracts.    We generate revenues under the following types of contracts: (1) cost-reimbursement, (2) time-and-materials (T&M), (3) fixed price level-of-effort, (4) firm fixed-price (FFP) and (5) target cost and fee with risk sharing. Cost-reimbursement contracts provide for reimbursement of our direct costs and allocable indirect costs, plus a fee or profit component. T&M contracts typically provide for the payment of negotiated fixed hourly rates for labor hours plus reimbursement of our other direct costs and allocable indirect costs. Fixed price level-of-effort contracts are substantially similar to T&M contracts except that the deliverable is the labor hours provided to the customer. FFP contracts provide for payment to us of a fixed price for specified products, systems and/or services. If actual costs vary from the FFP target costs, we can generate more or less than the targeted amount of profit or even incur a loss. Target cost and fee with risk sharing contracts provide for reimbursement of costs, plus a specified or target fee or profit, if our actual costs equal a negotiated target cost. Under these contracts, if our actual costs are less than the target costs, we receive a portion of the cost underrun as an additional fee or profit. If our actual costs exceed the target costs, our target fee and cost reimbursement are reduced by a portion of the cost overrun. We do not use target cost and fee with risk sharing contracts in our Government segment.

The following table summarizes revenues by contract type for the periods noted:

	Year Ended January 31			Three Months Ended April 30
	2005	2004	2003	2005	2004
Cost-reimbursement	44%	45%	48%	45%	43%
T&M and fixed price level-of-effort	38	38	33	37	39
FFP	16	15	14	16	16
Target cost and fee with risk sharing	2	2	5	2	2

Total	100%	100%	100%	100%	100%

We generate revenues under our contracts from (1) the efforts of our technical staff, which we refer to as labor-related revenues and (2) receipt of payments based on the costs of materials and subcontractors used in a project, which we refer to as M&S revenues. M&S revenues are generated primarily from large, multi-year systems integration contracts. If M&S revenues grow at a faster rate than our labor-related revenues, our overall profit margins on our contracts could be impacted negatively because our M&S revenues generally have lower margins than our labor-related revenues.

The growth of our business is directly related to the receipt of contract awards and contract performance. In fiscal 2005, we derived more than $10 million in annual revenues from each of 91 contracts, compared to 66 and 44 in fiscal 2004 and 2003, respectively. These larger contracts represented 35%, 31% and 22% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. We recognized more than $50 million in annual revenues from 9 contracts in fiscal 2005, compared to 8 and 4 in fiscal 2004 and 2003, respectively. The remainder of our revenues is derived from a large number of smaller contracts with annual revenues of less than $10 million.

We recognize revenues under our contracts primarily using the percentage-of-completion method. Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. The contracting process used for procurement, including IDIQ, GWAC and GSA Schedule, does not determine revenue recognition. See “—Critical Accounting Policies.”

Backlog.    The approximate value of our total negotiated backlog as of January 31, 2005, 2004, 2003 and April 30, 2005 and 2004 was as follows:

	As of January 31			As of April 30
	2005	2004	2003	2005	2004
	(in millions)
Government Segment:
Funded backlog	$3,333	$3,127	$2,499	$3,354	$3,430
Negotiated unfunded backlog	5,217	4,033	2,733	6,465	5,459

Total negotiated backlog	$8,550	$7,160	$5,232	$9,819	$8,889

Commercial Segment:
Funded backlog	$313	$228	$230	$348	$289
Negotiated unfunded backlog	114	187	157	104	281

Total negotiated backlog	$427	$415	$387	$452	$570

Total Consolidated:
Funded backlog	$3,646	$3,355	$2,729	$3,702	$3,719
Negotiated unfunded backlog	5,331	4,220	2,890	6,569	5,740

Total consolidated negotiated backlog	$8,977	$7,575	$5,619	$10,271	$9,459

Total consolidated negotiated backlog consists of funded backlog and negotiated unfunded backlog. Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

We expect to recognize as revenues a substantial portion of our funded backlog within 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results.”

Cost of Revenues and Operating Expenses

Cost of Revenues.    Cost of revenues includes direct labor and related fringe benefits and direct expenses incurred to complete contracts and task orders. Cost of revenues also includes subcontract work, consultant fees, materials, depreciation and overhead. Overhead consists of indirect costs relating to operations, rent/facilities, administration, travel and other expenses.

Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses are primarily for corporate administrative functions, such as management, legal, finance and accounting, contracts and administration, human resources and management information systems. SG&A also includes bid-and-proposal and independent research and development expenses.

Factors Affecting Our Results of Operations

We acquire businesses in our key markets when opportunities arise. We did not make any acquisitions in the three months ended April 30, 2005. Subsequently, we acquired one business for a total purchase price of $34 million. In fiscal 2005, we acquired four businesses for an aggregate purchase price of $221 million, which accounted for four percentage points of the growth in revenues for the Government segment and six percentage points of the growth in the Commercial segment revenues in fiscal 2005. In fiscal 2004, we acquired 10 businesses for an aggregate purchase price of $278 million, which accounted for six percentage points of the growth in the Government segment revenues in fiscal 2004. In the future, we expect the use of cash to make business acquisitions will increase. In addition, since our common stock will be publicly traded following this offering, we may use our shares of common stock for acquisitions.

As part of our ongoing strategic planning, we have exited, and may in the future exit, certain businesses from time to time. For example, in March 2005, we sold Telcordia Technologies, Inc., our commercial telecommunications subsidiary, and recognized a gain before income taxes of $865 million. The initial sale price of $1.35 billion was subject to a working capital adjustment, a reduction for the net proceeds from a sale-leaseback transaction between Telcordia and an unrelated third party relating to certain Telcordia-owned real property, and certain other adjustments contemplated by the agreement with the purchaser. The final adjustments to the sale price have been made and the final adjustments to the gain will be reflected in the three months ended July 31, 2005. The Telcordia sale transaction is reflected in the unaudited condensed consolidated balance sheet as of April 30, 2005 and as discontinued operations for all periods presented. Prior to the sale, Telcordia’s revenues were 11%, 13% and 18% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively.

Changes When We are a Public Company

Prior to this offering, there has been no public trading market for our common stock. However, Old SAIC has maintained a limited secondary market for its common stock, which we call the limited market, and our broker-dealer subsidiary, Bull, Inc., has facilitated trades by Old SAIC stockholders on predetermined quarterly trade dates. Although we were not contractually required to do so, on all trade dates in the periods presented, we repurchased the excess of the number of shares offered for sale over the number of shares sought to be purchased to improve the liquidity of the shares held by Old SAIC stockholders. In fiscal 2005, 2004 and 2003, we repurchased $552 million, $406 million and $911 million of Old SAIC common stock, respectively, and in the three months ended April 30, 2005 and 2004, we repurchased $232 million and $162 million of Old SAIC common stock, respectively, through the limited market. Because shares of New SAIC common stock will be publicly traded following the completion of this offering and New SAIC class A preferred stock will be convertible into New SAIC common stock as the applicable restriction periods lapse, we expect that we will discontinue the limited market, cease repurchasing stock from our stockholders and wind up the operations of Bull, Inc. However, we intend to repurchase shares of class A preferred stock on a quarterly basis from our 401(k) and other retirement plans during the restriction periods in order to provide participants in those plans with liquidity to the extent permitted under the plans. See “—Liquidity and Capital Resources—Cash Used in Financing Activities.”

Results of operations

Comparison of the Three Months Ended April 30, 2005 and 2004

Total Consolidated Revenues.    The following table summarizes changes in total consolidated and segment revenues on an absolute basis and segment revenues as a percentage of total consolidated revenues for the three months ended April 30, 2005 and 2004:

	Three Months Ended April 30
				Segment Revenues as a Percentage of Total Consolidated Revenues
	2005	Percent Change	2004	2005	2004
	(dollars in millions)
Total consolidated revenues	$1,846	8%	$1,706	—	—
Government segment revenues	1,717	8	1,594	93%	93%
Commercial segment revenues	131	8	121	7	7
Corporate and Other segment revenues	(2)	—	(9)	—	—

Our total consolidated revenues for the three months ended April 30, 2005 grew 8% over the same period of the prior year, with most of the growth coming from our U.S. Government customers.

The growth in our Government segment revenues for the three months ended April 30, 2005 was the result of growth in our traditional business areas with departments and agencies of the U.S. Government. Approximately five percentage points of the growth in total consolidated revenues for the three months ended April 30, 2005 was a result of acquisitions made after April 30, 2004, while the remaining three percentage points represented internal growth. Our internal growth reflects an increase in the number of contract awards from the U.S. Government and increased budgets of our customers in the national security business area.

The increase in our Commercial segment revenues for the three months ended April 30, 2005 was attributable primarily to higher revenues from the sale of security systems used to protect ports, cargo terminals and containers. In addition, three percentage points of the increase in our Commercial segment revenues was attributable to exchange rate changes between the U.S. dollar and the British pound, which caused the growth in local U.K. revenues to be translated to a higher amount of U.S. dollars.

The Corporate and Other segment includes the elimination of intersegment revenues of $2 million and $10 million for the three months ended April 30, 2005 and 2004, respectively. For the three months ended April 30, 2004, the remaining balance represents the net effect of certain revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

Our labor-related total consolidated revenues were $1.2 billion and $1.1 billion for the three months ended April 20, 3005 and 2004, respectively. The increase was attributable to an increase in our technical staff. At April 30, 2005, we had 42,500 full-time and part-time employees compared to 40,200 at April 30, 2004. M&S revenues were $657 million and $617 million for the three months ended April 30, 2005 and 2004, respectively. M&S revenues as a percentage of total consolidated revenues remained constant at 36% for the three months ended April 30, 2005 and 2004.

Cost of Revenues.    The following table summarizes cost of revenues as a percentage of revenues for the three months ended April 30, 2005 and 2004:

	Three Months Ended April 30
	2005	2004
Total consolidated cost of revenues as a percentage of total consolidated revenues	88.2%	87.9%
Segment cost of revenues as a percentage of segment revenues:
Government segment	88.4	87.7
Commercial segment	75.9	75.9

Government segment cost of revenues as a percentage of segment revenues increased for the three months ended April 30, 2005 due primarily to an additional FFP contract loss of $7 million on our contract with the Greek Government as described in “—Commitments and Contingencies.” In addition, during the three months ended April 30, 2005, the Government segment experienced lower direct labor utilization, which increased cost of revenues as a percentage of revenues.

Commercial segment cost of revenues as a percentage of segment revenues did not change significantly.

Selling, General and Administrative Expenses.    The following table summarizes SG&A as a percentage of revenues for the three months ended April 30, 2005 and 2004:

	Three Months Ended April 30
	2005	2004
Total consolidated SG&A as a percentage of total consolidated revenues	5.8%	5.1%
Segment SG&A as a percentage of segment revenues:
Government segment	4.9	4.2
Commercial segment	18.2	18.7

Government segment SG&A increased $17 million or 25% on an absolute basis and as a percentage of its revenues for the three months ended April 30, 2005 as we increased G&A spending by $11 million or 26% relating to our IT and other infrastructure areas to support current and future growth. G&A costs represented 3.2% and 2.7% of the Government segment revenues for the three months ended April 30, 2005 and 2004, respectively. We expect to maintain a higher level of spending for the remainder of fiscal 2006. In addition, bid-and-proposal costs increased $4 million or 23% on an absolute basis for the three months ended April 30, 2005 and represented 1.2% and 1% of Government segment revenues for the three months ended April 30, 2005 and 2004, respectively. The level of bid-and-proposal activities fluctuates depending upon the timing of bidding opportunities. Independent research and development costs have remained relatively consistent as a percentage of Government segment revenues at .2%.

Commercial segment SG&A decreased as a percentage of segment revenues for the three months ended April 30, 2005 primarily due to the overall increase in segment revenues. Absolute spending increased by $1 million for the three months ended April 30, 2005 compared to the same period of the prior year.

Segment Operating Income.    We use segment operating income (SOI) as our internal measure of operating performance. It is calculated as operating income before income taxes less losses on impaired intangible and goodwill assets, less non-recurring gains or losses on sales of business units, subsidiary stock and similar items, plus equity in the income or loss of unconsolidated affiliates, plus minority interest in income or loss of consolidated subsidiaries. We use SOI as our internal performance measure because we believe it provides a comprehensive view of our ongoing business operations and is therefore useful in understanding our operating results. Unlike operating income, SOI includes only our ownership interest in income or loss from our majority-owned subsidiaries and our partially-owned unconsolidated affiliates. In addition, SOI excludes the effects of transactions that are not part of on-going operations such as gains or losses from the sale of business units or other operating assets as well as investment activities of our subsidiary, SAIC Venture Capital Corporation. In accordance with SFAS No. 131, for the three months ended April 30, 2005 and 2004, the reconciliation of total consolidated SOI of $110 million and $115 million, respectively, to consolidated operating income of $112 million and $120 million, respectively, is shown in Note 2 of the notes to unaudited condensed consolidated financial statements for the three months ended April 30, 2005.

The following table summarizes changes in SOI on an absolute basis and as a percentage of related revenues for the three months ended April 30, 2005 and 2004:

	Three Months Ended April 30
		Percent Change		SOI as a Percentage of Related Revenues
	2005		2004	2005	2004
	(dollars in millions)
Total consolidated SOI	$110	(4)%	$115	6.0%	6.7%
Government SOI	114	(8)	124	6.6	7.8
Commercial SOI	7	17	6	5.3	5.0
Corporate and Other segment operating loss	(11)	—	(15)	—	—

The decrease in Government SOI for the three months ended April 30, 2005, on an absolute basis and as a percentage of segment revenues, primarily reflects the increase in cost of revenues, which includes an additional loss under our FFP contract with the Greek Government, lower labor utilization, and increases in SG&A because of higher spending on our IT and other infrastructure areas to support current and future growth, and because of higher bid-and-proposal costs.

The increase in our Commercial SOI for the three months ended April 30, 2005, on an absolute basis and as a percentage of segment revenues, was primarily attributable to an increase in segment revenues and a decrease in SG&A expenses as a percentage of revenues.

The decrease in our Corporate and Other segment operating loss for the three months ended April 30, 2005 was due to lower employee incentive compensation related to employees in all segments.

Other Income Statement Items

Interest Income and Interest Expense.    Interest income increased by 138% for the three months ended April 30, 2005 as average interest rates increased significantly and our average cash balances increased over the same period of fiscal 2005.

Interest expense reflects interest on (1) our outstanding debt securities, (2) a building mortgage, (3) deferred compensation arrangements and (4) notes payable. For the three months ended April 30, 2005, interest expense remained consistent with the same period of fiscal 2005.

Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses.    Net (loss) gain on marketable securities and other investments, including impairment losses, reflects gains or losses related to transactions from our investments that are accounted for as marketable equity or debt securities or as cost method investments and are part of non-operating income or expense. Impairment losses on marketable equity securities and private equity investments from declines in fair market values that are deemed to be other-than-temporary are also recorded in this financial statement line item.

We recorded impairment losses of $2 million for the three months ended April 30, 2005 related to two of our private equity investments. The carrying value of our private equity securities as of April 30, 2005 was $46 million.

As more fully described in “—Quantitative and Qualitative Disclosures About Market Risk” and Note 8 of the notes to the consolidated financial statements for fiscal 2005, we are currently exposed to interest rate risks, foreign currency risks and equity price risks that are inherent in the financial instruments arising from transactions entered into in the normal course of business. We will from time to time use derivative instruments to manage this risk.

Provision for Income Taxes.    The provision for income taxes as a percentage of income from continuing operations before income taxes was 47.4% for the three months ended April 30, 2005 compared to 35.5% for the same period of the prior year. The higher tax rate for the three months ended April 30, 2005 was primarily the result of an increase in expense related to a change in a state tax law that went into effect during the three months ended April 30, 2005.

As a result of the sale of Telcordia Technologies, Inc. and presentation of Telcordia as discontinued operations, the provision for income taxes as a percentage of income from continuing operations before income taxes was higher than it would have been with Telcordia included in continuing operations. Telcordia has contributed to most of the incremental research spending that provided qualification for federal research credits and it had significant charitable contributions of appreciated property, both of which reduced our overall effective tax rate.

We are subject to routine compliance reviews by the IRS and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions we have taken. We have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately expected to be paid. As of April 30, 2005, the income taxes payable balance included $317 million of income taxes payable related to the sale of Telcordia. Of the remaining income taxes payable balance, a significant portion is comprised of tax accruals that have been recorded for tax contingencies. We are currently undergoing several routine examinations. While we believe we have adequate accruals for tax contingencies, tax authorities may assert that we owe taxes in excess of our accruals.

Income from Continuing Operations.    Income from continuing operations of $55 million for the three months ended April 30, 2005 decreased 18% from $67 million for the same period of the prior year primarily due to the higher cost of revenues, the increase in SG&A expenses and the higher income tax rate, all of which are described above. Offsetting the full impact of these higher costs was an increase in interest income also described above.

Net Income.    Net income for the three months ended April 30, 2005 increased $496 million over the same period of the prior year primarily due to income from discontinued operations that reflects a $531 million after-tax gain on the sale of Telcordia.

Discontinued Operations.    The following table summarizes the operating results from Telcordia’s discontinued operations for the period February 1, 2005 through March 14, 2005 and for the three months ended April 30, 2004:

	Period from February 1 – March 14, 2005	Three Months Ended April 30, 2004
	(in millions)
Revenues	$88	$205
Costs and expenses:
Cost of revenues	56	118
Selling, general and administrative expenses	32	58

Income before income taxes	—	29
Provision for income taxes	1	11

(Loss) income from discontinued operations	$(1)	$18

Comparison of Years Ended January 31, 2005, 2004 and 2003

Revenues.    The following table summarizes changes in total consolidated and segment revenues on an absolute basis and segment revenues as a percentage of total consolidated revenues for the last three fiscal years:

	Year Ended January 31
	2005	Percent Change	2004	Percent Change	2003	Segment Revenues as a Percentage of Total Consolidated Revenues
						2005	2004	2003
	(dollars in millions)
Total consolidated revenues	$7,187	23%	$5,833	21%	$4,835	—	—	—
Government segment revenues	6,738	24	5,426	24	4,382	94%	93%	91%
Commercial segment revenues	521	24	419	(7)	449	7	7	9
Corporate and Other revenues	(72)	—	(12)	—	4	(1)	—	—

Total consolidated revenues increased in fiscal 2005 primarily due to growth in revenues from our U.S. Government customers in our Government segment. The growth in our Government segment in 2004 more than offset the decline in revenues from our customers in the Commercial segment.

Approximately four percentage points of the fiscal 2005 growth in the Government segment revenues was a result of acquisitions made in fiscal 2005, while the remaining 20 percentage points represented organic growth. The organic growth in our Government segment revenues in fiscal 2005 and 2004 reflects an increase in contract awards from the U.S. Government and increased budgets of our customers in the national security business area.

Revenues from U.S. Government customers with greater than 10% of our total consolidated revenues were as follows:

	Year Ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13	12	12
U.S. Air Force	11	11	12

The increase in our Commercial segment revenues in fiscal 2005 was attributable principally to higher revenues from the sale of security systems used to protect ports, cargo terminals and containers, including revenues from a Canadian security system business acquired late in fiscal 2004. In addition, four percentage points of the increase in revenues was attributable to exchange rate changes between the U.S. dollar and the British pound, which caused a relatively constant level of local U.K. revenues to be translated into a higher level of U.S. dollars. Revenues from our U.K. subsidiary represented 31% of the Commercial segment revenues in fiscal 2005. The decrease in fiscal 2004 revenues was attributable to our commercial IT outsourcing customers, primarily in the oil and gas and utilities industries, who reduced their IT spending and placed pressure on us to reduce prices as a result of a challenging economic environment.

The Corporate and Other segment includes the elimination of intersegment revenues of $45 million, $25 million and $21 million in fiscal 2005, 2004 and 2003, respectively. The remaining balance for each of the years represents the net effect of various revenue items related to operating business units that are excluded from the evaluation of a business unit’s operating performance in the Government or Commercial segment and instead are reflected in the Corporate and Other segment.

Our labor-related total consolidated revenues were $4.6 billion, $3.9 billion and $3.4 billion for fiscal 2005, 2004 and 2003, respectively. The increase was attributable to an increase in our technical staff. At the end of fiscal 2005, we had approximately 42,400 full-time and part-time employees compared to 39,300 and 34,700 at the end of fiscal 2004 and 2003, respectively. M&S revenues were $2.6 billion in fiscal 2005, $1.9 billion in fiscal 2004 and $1.4 billion in fiscal 2003. M&S revenues as a percentage of total consolidated revenues increased to 37% in 2005 from 33% in fiscal 2004 and 30% in fiscal 2003. M&S revenues as a percentage of total consolidated revenues increased in 2005 as certain systems engineering and integration contracts in the Government segment had significant quantities of materials delivered and integrated during fiscal 2005.

Cost of Revenues.    The following table summarizes cost of revenues as a percentage of revenues for fiscal 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
Total consolidated cost of revenues as a percentage of total consolidated revenues	88.2%	87.4%	87.1%
Segment cost of revenues as a percentage of segment revenues:
Government segment	87.9	87.1	87.3
Commercial segment	75.5	75.3	76.0

Government segment cost of revenues as a percentage of segment revenues increased in fiscal 2005 primarily due to lower margins realized on the high level of M&S revenues described earlier and FFP contract overruns, primarily related to a $34 million loss on our FFP contract with the Greek Government as described in “—Commitments and Contingencies.” Total consolidated cost of revenues as a percentage of total consolidated revenues includes the effect of the Corporate and Other segment operating loss as described in “—Segment Operating Income.”

Commercial segment cost of revenues as a percentage of segment revenues did not change significantly.

Selling, General and Administrative Expenses.    The following table summarizes SG&A as a percentage of revenues for fiscal 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
Total consolidated SG&A as a percentage of total consolidated revenues	5.1%	5.7%	6.3%
Segment SG&A as a percentage of segment revenues:
Government segment	4.2	4.7	5.2
Commercial segment	16.1	18.1	16.3

Total consolidated SG&A increased $33 million or 10% in fiscal 2005 and $26 million or 9% in fiscal 2004 on an absolute basis and decreased as a percentage of total consolidated revenues in fiscal 2005 and 2004. The decrease as a percentage of total consolidated revenues in fiscal 2005 and 2004 was attributable to the factors below for our Government and Commercial segments and, in fiscal 2005, to an $18 million gain on the sale of land and buildings in our Corporate and Other segment.

Government segment SG&A increased $34 million or 14% in fiscal 2005 and $23 million or 10% in fiscal 2004 on an absolute basis and decreased as a percentage of segment revenues in fiscal 2005 and 2004 primarily because revenues have grown more quickly than our SG&A expenses. In January 2004, we reorganized and streamlined our operations to better align our operations with our major customers and key markets. As a result, in fiscal 2004, we had involuntary workforce reductions of 260 employees and recorded total realignment charges of $8 million in SG&A, primarily in the Government segment. These charges consisted of an aggregate of $7 million in one-time termination benefits that consisted of severance payments, extension of medical benefits and outplacement services, and accelerated vesting of stock-based compensation of $1 million. As of January 31, 2004, we had $7 million in accrued liabilities related to the realignment, all of which has subsequently been paid. The levels of bid-and-proposal and independent research and development activities and costs have not significantly fluctuated and have remained relatively consistent with the revenue growth.

Commercial segment SG&A increased $8 million or 11% in fiscal 2005 and $3 million or 4% in fiscal 2004 on an absolute basis and decreased as a percentage of segment revenues in fiscal 2005 primarily because revenue grew more quickly than our SG&A expenses. In fiscal 2004, Commercial segment SG&A as a percentage of segment revenues increased over the same period of the prior fiscal year primarily due to a decrease in Commercial segment revenues in fiscal 2004. On an absolute basis, SG&A in fiscal 2004 increased primarily due to increased marketing efforts.

Segment Operating Income.    In accordance with SFAS No. 131, for fiscal 2005, 2004 and 2003, the reconciliation of total consolidated SOI of $470 million, $401 million and $319 million, respectively, to consolidated operating income of $488 million, $395 million and $311 million, respectively, is shown in Note 2 of the notes to consolidated financial statements for the three years ended January 31, 2005, 2004 and 2003. The following table summarizes changes in SOI:

	Year Ended January 31
						SOI as a Percentage of Related Revenues
	2005	Percent Change	2004	Percent Change	2003	2005	2004	2003
	(dollars in millions)
Total consolidated SOI	$470	17%	$401	26%	$319	6.5%	6.9%	6.6%
Government SOI	538	18	457	39	329	8.0	8.4	7.5
Commercial SOI	42	40	30	(17)	36	8.1	7.2	8.0
Corporate and Other segment operating loss	(110)	—	(86)	—	(46)	—	—	—

The fiscal 2005 increase in Government SOI, on an absolute basis, reflects the increase in segment revenues and lower SG&A expenses as a percentage of revenues. However, the decrease as a percentage of segment revenues reflects lower margins earned on the high level of M&S revenues and a $34 million FFP contract overrun on a contract with the Greek Government as described in “—Commitments and Contingencies.” The fiscal 2004 increase in Government SOI, on an absolute basis and as a percentage of its revenues, reflects higher segment revenues, increased overall negotiated contract margins, lower FFP contract losses and lower SG&A expenses as a percentage of segment revenues.

The fiscal 2005 increase in our Commercial SOI, on an absolute basis and as percentage of revenues, was primarily attributable to growth in revenues and lower SG&A expenses. The decrease in fiscal 2004, on an absolute basis and as a percentage of segment revenues, was primarily attributable to a decline in segment revenues without a proportional decrease in SG&A expenses.

The increase in our fiscal 2005 Corporate and Other segment operating loss was primarily related to a higher internal interest charge related to our Government segment, which earned a corresponding higher interest credit due to improved management of its capital resources, higher unallocated accrued incentive compensation costs as a result of improved SOI in our Government segment and an increase in certain revenue and expense items recorded within Corporate and Other and excluded from other segments’ operating performance. Partially offsetting the fiscal 2005 increase in Corporate and Other segment operating loss is an $18 million gain on the sale of land and buildings at two different locations. The increase in fiscal 2004 was also primarily due to a higher internal interest charge primarily related to our Government segment, which earned a corresponding higher interest credit due to improved management of its capital resources and higher unallocated accrued incentive compensation costs as a result of improved SOI in our Government segment.

Goodwill Impairment.    During fiscal 2005, we did not record any impairment of goodwill. During fiscal 2004, as a result of the loss of certain significant contracts and proposals related to a reporting unit, we determined that goodwill assigned to that reporting unit had become impaired. Accordingly, we recorded goodwill impairment charges of $7 million in fiscal 2004 compared to $13 million in fiscal 2003. Impairment losses on intangible assets were not material in fiscal 2005 and we did not record any impairment charges on intangible assets in fiscal 2004 and 2003 because there were no circumstances or events that occurred that would have indicated a possible impairment.

Interest Income and Interest Expense.    During fiscal 2005, average interest rates increased slightly while our average cash balances remained relatively consistent with fiscal 2004 and 2003. In fiscal 2004, interest income increased primarily as a result of interest received from a favorable audit settlement with the IRS for a refund of research tax credits.

Interest expense increased in fiscal 2005 primarily as a result of interest on $300 million aggregate amount of our 5.5% notes due in 2033 that were issued in the second quarter of fiscal 2004 and outstanding for a full year in fiscal 2005. Interest expense increased in fiscal 2004 as a result of recognizing a full year of interest on $550 million aggregate amount of our 6.25% notes due in 2012 and $250 million aggregate amount of our 7.125% notes due in 2032, which were issued in the second quarter of fiscal 2003.

Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses.    Due to the non-routine nature of the transactions that are recorded in this financial statement line item, significant fluctuations from year to year are not unusual.

We recorded impairment losses totaling $20 million in fiscal 2005 compared to $19 million in fiscal 2004 and $108 million in fiscal 2003. Substantially all of the impairment losses in fiscal 2005 and 2004 and $87 million in fiscal 2003 were related to our private equity securities. In fiscal 2003, impairment losses also included impairments on our publicly traded equity securities of $21 million. Taking into account these impairments in fiscal 2005, as of January 31, 2005, we held private equity securities with a carrying value of $47 million.

During fiscal 2004, we recognized a net gain before income taxes of $24 million from the sale of certain investments, primarily from the sale of our investment in publicly-traded equity securities of Tellium, Inc., which resulted in a gain before income taxes of $17 million. In fiscal 2003, we recognized a net gain before income taxes of $22 million from the sale of certain investments. The largest component of the net gain in fiscal 2003 was the liquidation of all our remaining shares of VeriSign, Inc. and Amdocs Limited, and related equity collars that resulted in a gain before income taxes of $14 million.

As more fully described in “—Quantitative and Qualitative Disclosures About Market Risk” and Note 8 of the notes to the consolidated financial statements for fiscal 2005, we are currently exposed to interest rate risks, foreign currency risks and equity price risks that are inherent in the financial instruments arising from transactions entered into in the normal course of business. We will from time to time use derivative instruments to manage this risk. As a result of the liquidation in fiscal 2003 of all of our remaining VeriSign and Amdocs shares and the equity collars that hedged those shares, the remaining derivative instruments we currently hold have not had a material impact on our consolidated financial position or results of operations. Net losses from derivative instruments in fiscal 2005 and 2004 were not material. As described in Note 19 of the notes to the consolidated financial statements for fiscal 2005, a net loss before income taxes of $48 million in fiscal 2003 was related to the equity collars previously held.

Other (Expense) Income.    In fiscal 2005, other expense included an impairment loss of $9 million on our investment in Data Systems & Solutions, LLC (DS&S), a 50-50 joint venture with Rolls Royce plc. The impairment loss was primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation. In addition, we also recognized equity losses in DS&S of $5 million in fiscal 2005 and maintain financial commitments related to DS&S as described in “—Commitments and Contingencies.” Our total equity losses of all our equity investments were $6 million in fiscal 2005 compared to equity income of $5 million and $2 million in fiscal 2004 and 2003, respectively. For fiscal 2005, 2004 and 2003, there were no other significant items in Other (expense) income.

Provision for Income Taxes.    The provision for income taxes as a percentage of income before income taxes was 32.5% in fiscal 2005, 38.4% in fiscal 2004 and 36.4% in fiscal 2003. The effective tax rate in fiscal 2005 was lower than in fiscal 2004 primarily as a result of the favorable closure of state tax audit matters. The effective tax rate in fiscal 2004 reflects higher state taxes and lower charitable contributions of appreciated property than in fiscal 2003, offset by a favorable federal audit settlement for 1997 to 2000 and a favorable federal audit settlement for 1988 to 1993 involving a claim for refund of research tax credits. The effective tax rate in fiscal 2003 was the result of charitable contributions of appreciated property and the favorable resolution of certain tax positions with state and federal tax authorities, as well as a lower effective state tax rate.

As a result of the sale of Telcordia Technologies, Inc. and presentation of Telcordia as discontinued operations, the provision for income taxes as a percentage of income before income taxes for continuing operations was higher than it would have been with Telcordia included in continuing operations. Telcordia had contributed to most of the incremental research spending that provided qualification for federal research credits and it had significant charitable contributions of appreciated property, both of which had the impact of reducing our overall tax rate.

The Working Families Tax Relief Act of 2004 was signed into law in the third quarter of fiscal 2005. As a result, the U.S. federal research and experimentation tax credit was retroactively reinstated to June 30, 2004 and extended through December 31, 2005. The American Jobs Creation Act of 2004 was also signed into law in the third quarter of fiscal 2005. As a result, limitations on charitable contributions were enacted effective after June 3, 2004, which make it unlikely for us to obtain future benefits from such contributions. Therefore, the effective tax rate for fiscal 2006 and subsequent years will be higher than it would have been if future contributions were made and the law had not changed. Other elements of these laws are not expected to have a material impact on our future effective tax rate.

Income from Continuing Operations.    Income from continuing operations of $272 million in fiscal 2005 and $224 million in fiscal 2004 increased 21% and 109%, respectively, over the same period of the prior fiscal year. The increase in fiscal 2005 was primarily due to the growth in total consolidated revenues with lower SG&A expenses as a percentage of total consolidated revenues and the lower income tax rate as described above. Offsetting some of the favorable increase in income was an increase in cost of revenues and in net interest expense, which is interest income less interest expense, an impairment loss on our DS&S equity investment, and lower gains from the sale of investments in marketable securities or our private equity securities, all of which have been described above.

The increase in fiscal 2004 was primarily due to higher total consolidated revenues with lower SG&A expenses as a percentage of total consolidated revenues, increased overall negotiated contract margins, lower FFP contract losses and significantly lower impairment losses on our marketable and private equity securities. Offsetting some of the favorable increase in income is an increase in net interest expense and a higher income tax rate.

Net Income.    Net income for fiscal 2005 increased $58 million over fiscal 2004, reflecting increased income from continuing operations and an increase in income from discontinued operations of Telcordia. Net income increased $92 million in fiscal 2004 over fiscal 2003, reflecting increased income from continuing operations offset somewhat by a decrease in income from discontinued operations of Telcordia.

Discontinued Operations.    The following summarizes operating results from Telcordia’s discontinued operations for the years ended January 31, 2005, 2004 and 2003:

	Year Ended January 31
	2005	2004	2003
	(in millions)
Revenues	$874	$887	$1,068
Costs and expenses:
Cost of revenues	489	484	604
Selling, general and administrative expenses	235	258	275
Other expense (income), net	1	(1)	—

Income before income taxes	149	146	189
Provision for income taxes	16	19	37

Income from discontinued operations	$133	$127	$152

Selected Quarterly Financial Data

The following tables set forth our selected unaudited quarterly consolidated statements of income data for the nine most recent quarters. The information for each of these quarters has been derived from our unaudited consolidated financial statements, which have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary to fairly state our results of operations for and as of the periods presented. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended (1)
	April 30	July 31	October 31	January 31
	(in millions, except per share amounts)

Fiscal 2006
Revenues	$1,846	—	—	—
Operating income	112	—	—	—
Income from continuing operations	55	—	—	—
Income from discontinued operations	530	—	—	—
Net income	585	—	—	—

Basic earnings per share (2)	$3.27	—	—	—
Diluted earnings per share (2)	$3.18	—	—	—

Fiscal 2005 (1)
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	120	114	130	124
Income from continuing operations	67	52	68	85
Income from discontinued operations	22	29	27	59
Net income	89	81	95	144

Basic earnings per share (2)	$.48	$.44	$.52	$.80
Diluted earnings per share (2)	$.47	$.43	$.51	$.78

Fiscal 2004 (1)
Revenues	$1,271	$1,445	$1,529	$1,588
Operating income	89	98	115	93
Income from continuing operations	51	60	78	35
Income from discontinued operations	18	31	38	40
Net income	69	91	116	75

Basic earnings per share (2)	$.37	$.49	$.63	$.41
Diluted earnings per share (2)	$.37	$.48	$.61	$.40

(1)	Amounts for the first, second and third fiscal quarters of 2005 and all quarters in fiscal 2004 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.
(2)	Earnings per share are calculated independently for each quarter presented and therefore may not sum to the total for the year.

Liquidity and Capital Resources

We financed our operations from our inception in 1969 primarily through cash flow from operations, sales of debt securities and our credit facilities. Following this offering and the payment of the special dividend, our principal sources of liquidity will be cash flow from operations and borrowings under our revolving credit facilities, and our principal uses of cash will be for operating expenses, capital expenditures, working capital requirements, possible acquisitions, equity investments, debt service requirements and repurchases of class A preferred stock from our 401(k) and other retirement plans during the restriction periods. We anticipate that our operating cash flow, existing cash, cash equivalents, short-term investments in marketable securities and borrowing capacity under our revolving credit facilities will be sufficient to meet our anticipated cash requirements for at least the next twelve months.

Historical Trends

Cash and cash equivalents and short-term investments in marketable securities totaled $3.2 billion and $2.4 billion at April 30, 2005 and January 31, 2005, respectively. During the three months ended April 30, 2005, we generated cash of $1.1 billion from our Telcordia discontinued operations, which represents the net cash proceeds from the sale of Telcordia.

Cash Used in or Generated by Operating Activities.    We used cash of $7 million and $75 million in operating activities for the three months ended April 30, 2005 and 2004, respectively. Use of cash decreased for the three months ended April 30, 2005 because net cash of $139 million was used for working capital needs compared to $248 million for the same period of the prior year. The decrease in net cash used in working capital for the three months ended April 30, 2005 was primarily a result of improvements in our receivables management processes and lower working capital needs due to the lower revenue growth for the three months ended April 30, 2005 compared to the same period of the prior year. We continue to place emphasis and management focus on contract billing and collection processes.

In fiscal 2005, 2004 and 2003, we generated cash flows from operating activities of $592 million, $367 million and $371 million, respectively. Net cash provided by operating activities in fiscal 2005 consisted primarily of net income of $409 million reduced for income from discontinued operations of $137 million, increased for non-cash charges to income of $224 million and $47 million from working capital. The increase in fiscal 2005 was primarily generated by an increase in net income and non-cash charges and by lower tax payments.

Cash Used in Investing Activities.    We used cash of $32 million and $116 million in investing activities for the three months ended April 30, 2005 and 2004, respectively. The lower use of cash for the three months ended April 30, 2005, was primarily due to a decrease in purchases of debt securities, which are managed as investment portfolios by outside investment managers. This is mainly a timing issue as the proceeds from the sale of Telcordia at April 30, 2005 had not been fully invested in our investment portfolios. We did not acquire any businesses during the three months ended April 30, 2005 while we used $14 million of cash to acquire businesses for the same period in the prior year.

We used cash of $349 million and $461 million for investing activities in fiscal 2005 and 2004, respectively. In fiscal 2005, we used less cash for investing activities because we did not purchase any land or buildings as we did in fiscal 2004, and our purchases of debt and equity securities, net of proceeds from sales of investments, decreased compared to fiscal 2004. In fiscal 2004, we used cash to purchase land and buildings in McLean, Virginia that had previously been leased. In fiscal 2005 and 2004, we used cash of $212 million and $193 million, respectively, for acquisitions of businesses, which was part of our overall growth strategy. In fiscal 2003, we generated net cash of $213 million from investing activities. This net cash was generated primarily from the liquidation of all our remaining shares in VeriSign and Amdocs and the related equity collars, which resulted in $631 million of proceeds.

Cash Used in Financing Activities.    We used cash of $238 million and $136 million in financing activities for the three months ended April 30, 2005 and 2004, respectively, and used $478 million, $26 million and $104 million in fiscal 2005, 2004 and 2003, respectively, primarily for repurchases of our common stock. We used more cash in fiscal 2005 than in 2004 for financing activities because we did not generate cash proceeds from any debt offerings in fiscal 2005. In fiscal 2004 and 2003, our primary sources of cash from financing activities that helped to offset the impact of the repurchases of our common stock were the net proceeds from the debt offerings in June 2003 and June 2002, respectively. Our common stock repurchase activities for the three months ended April 30, 2005 and 2004, respectively, and for the years ended January 31, 2005, 2004 and 2003, respectively are as follows:

	Year Ended January 31			Three Months Ended April 30
	2005	2004	2003	2005	2004
	(in millions)
Repurchases of common stock:
Limited market stock trades	$358	$220	$482	$137	$103
401(k) and other retirement plans	75	74	188	48	21
Upon employee terminations	68	56	143	28	15
Other stock transactions	51	56	98	19	23

Total	$552	$406	$911	$232	$162

The increase in repurchases in the limited market stock trade for the three months ended April 30, 2005 compared to the three months ended April 30, 2004 is primarily attributable to an increase in the average number of shares per stockholder offered for sale. Old SAIC has the right, but not the obligation, to repurchase stock in the limited market, to the extent that total shares offered for sale exceed total shares sought to be purchased. The increase in repurchases for the year ended January 31, 2005 was primarily attributable to an increase in the number of shares offered for sale relative to the number of shares sought to be purchased. Included in the fiscal 2005 shares offered for sale were approximately 1.5 million shares sold by our founder and former chairman. The increase in repurchases from 401(k) and other retirement plans for the three months ended April 30, 2005 is primarily due to repurchases of $19 million from the Telcordia 401(k) Plan. As a result of the sale of Telcordia, our common stock will no longer be an investment choice for future contributions in the Telcordia 401(k) Plan. As of April 30, 2005, the Telcordia 401(k) Plan held approximately 5.5 million shares of Old SAIC class A common stock, which had a fair value of $253 million. In accordance with the terms of the definitive stock purchase agreement between the buyer and us, the participants in the Telcordia 401(k) Plan must offer for sale their shares of Old SAIC class A common stock held in the Telcordia 401(k) plan no later than the date of the scheduled April 2006 limited market trade, or any such later trade date as may be agreed by the buyer and us. Repurchases of our shares reduce the amount of retained earnings in the stockholders’ equity section of our consolidated balance sheet. Because the New SAIC common stock will be publicly traded following the completion of this offering and the New SAIC class A preferred stock will be convertible into New SAIC common stock as the applicable restriction periods lapse, we will discontinue the limited market, wind up the operations of Bull, Inc. and terminate our share repurchase program. However, we intend to repurchase shares of class A preferred stock on a quarterly basis from our 401(k) and other retirement plans during the restriction periods at fair value, as determined by the board of directors, in order to provide participants in those plans with liquidity to the extent permitted under the plans.

Outstanding Indebtedness

Notes payable and long-term debt totaled $1.3 billion at April 30, 2005 and January 31, 2005, with long-term debt maturities primarily between calendar 2012 and 2033. In addition to our long-term debt, we have two revolving five-year credit facilities totaling $750 million. One of the credit facilities is for an aggregate principal amount of up to $500 million and expires in July 2007. The other credit facility is for an aggregate principal amount of up to $250 million and expires in July 2009.

Notes Payable and Long-Term Debt.    Our outstanding notes payable and long-term debt consisted of the following as of April 30, 2005 and January 31, 2005:

	As of April 30, 2005	As of January 31, 2005
	(in millions)
5.5% notes due 2033	$296	$296
6.25% notes due 2012	548	548
7.125% notes due 2032	248	248
6.75% notes due 2008	94	95
3-year note due 2006	32	30
Other notes payable	42	68

	1,260	1,285
Less current portion	49	70

Total	$1,211	$1,215

All of the long-term notes described above contain customary restrictive covenants, including, among other things, restrictions on our ability to create liens, dispose of assets, merge or consolidate with other entities and enter into sale and leaseback transactions. As of April 30, 2005, we were in compliance with such covenants. Our other notes payable have interest rates from 2.5% to 6% and are due on various dates through 2016. For additional information on our notes payable and long-term debt, see Note 13 of the notes to the consolidated financial statements for fiscal 2005.

Revolving Credit Facilities.    Borrowings under our two revolving five-year credit facilities are unsecured and bear interest at a rate determined, at our option, based on either LIBOR plus a margin or a defined base rate. As of April 30, 2005, no loans were outstanding under either of our credit facilities and the entire $250 million under our $250 million credit facility was available for borrowing. However, only $384 million of the $500 million credit facility was available for borrowing as of April 30, 2005 as standby letters of credit of approximately $116 million were issued under this credit facility due to bonding requirements that we have under our FFP contract with the Greek Government. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. See “—Commitments and Contingencies—Greek Government FFP Contract.”

Our two revolving credit facilities contain customary restrictive covenants. The financial covenants contained in the credit facilities require us to maintain a trailing four-quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four-quarter earnings before interest, taxes, depreciation and amortization of not more than 3.0 to 1.0. These covenants also restrict certain of our activities, including, among other things, our ability to create liens, dispose of assets, merge or consolidate with other entities and create guaranty obligations. The credit facilities also contain customary provisions on events of default. As of April 30, 2005, we were in compliance with all covenants under the two credit facilities. We will need to obtain consents under our revolving credit facilities prior to the payment of the proposed special dividend described elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We are party to various off-balance sheet arrangements including various guarantees, indemnifications and lease obligations. We have outstanding performance guarantees and cross-indemnity agreements in conjunction with our joint venture investments. See Note 16 of the notes to the consolidated financial statements for fiscal 2005 for detailed information about our lease commitments and “—Commitments and Contingencies” for detailed information about our guarantees associated with our joint ventures.

In connection with the sale of Telcordia, as described in Note 12 of the notes to the unaudited condensed consolidated financial statements for the three months ended April 30, 2005, we retained the outcome of litigation associated with Telkom South Africa and certain patent rights as well as income tax obligations on and through the closing date, which was March 15, 2005. We also have customary indemnification obligations and intend to repurchase our common stock from the Telcordia 401(k) Plan as previously discussed.

Contractual Obligations

The following table summarizes our obligations to make future payments pursuant to certain contracts or arrangements as of January 31, 2005, as well as an estimate of the timing in which these obligations are expected to be satisfied:

	Total	Payments Due by Fiscal Year
		2006	2007- 2008	2009- 2010	2011 and After
	(in millions)
Contractual obligations:
Long-term debt (1)	$2,536	$143	$172	$242	$1,979
Operating lease obligations (2)	361	107	128	65	61
Capital lease obligations	6	3	3	—	—
Purchase obligations (3)	3	2	1	—	—
Other long-term liabilities (4)	99	15	48	25	11

Total contractual obligations	$3,005	$270	$352	$332	$2,051

(1)	Includes total interest payments on our outstanding debt of $77 million in fiscal 2006, $151 million in fiscal 2007-2008, $141 million in fiscal 2009-2010 and $875 million in fiscal 2011 and after.
(2)	Includes $98 million related to an operating lease on a contract with the Greek Government, whereby we are not obligated to make the lease payments to the lessee if our customer defaults on payments to us, as described in “—Commitments and Contingencies—Greek Government FFP Contract,” “Business—Legal Proceedings,” and Note 16 of the notes to the consolidated financial statements for fiscal 2005.
(3)	Includes obligations to transfer funds under legally enforceable agreements for fixed or minimum amounts or quantities of goods or services at fixed or minimum prices. Excludes purchase orders for products or services to be delivered under U.S. Government contracts under which we have full recourse under normal contract termination clauses.
(4)	Includes estimated payments to settle the fiscal 2002 and 2003 swap agreements (as described in Note 8 of the notes to the consolidated financial statements for fiscal 2005), contractually required payments to the foreign defined benefit pension plan and deferred compensation arrangements. Because payments under the deferred compensation arrangements are based upon the participant’s termination, we are unable to determine when such amounts will become due. Therefore, for purpose of this table we assumed equal payments over the next six years.

Commitments and Contingencies

Telkom South Africa

As described in Note 11 of the notes to the unaudited condensed consolidated financial statements for the three months ended April 30, 2005 included elsewhere in this prospectus, Telcordia Technologies, Inc., our former subsidiary, instituted arbitration proceedings before the International Chamber of Commerce (ICC), against Telkom South Africa in March 2001 as a result of a contract dispute. Telkom South Africa successfully challenged the arbitrator’s partial award in our favor in the South African trial court and we have appealed this decision to the South African Supreme Court. In a separate proceeding, we unsuccessfully attempted to have our partial arbitration award confirmed by the U.S. District Court. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement relating to the sale, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved in the dispute and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows. Protracted litigation, regardless of outcome, could result in substantial costs and divert management’s attention and resources. We do not have any assets or liabilities recorded related to this contract and the related legal proceedings as of April 30, 2005 and January 31, 2005.

Greek Government FFP Contract

Overview.    We have an FFP contract with the Greek Government, as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (System), that was used to support the 2004 Athens Summer Olympic Games (Greek contract). The Greek Government has received delivery of the System for its use and operation, but, to date, has not formally accepted the System under the terms of the Greek contract and has not made certain milestone payments. The parties have had numerous disagreements concerning various technical, legal and contractual issues. We have been in discussions with the customer and our principal subcontractor to attempt to resolve these issues through appropriate contract and subcontract modifications. However, no agreement has been reached to date. In addition, the Greek Government has advised us that it will not be able to sign a contract modification until an issue concerning the legality of its award of the contract is resolved. Additional information concerning the Greek contract and its status is set forth below.

Original Contract.    The Greek contract requires us to provide the System and related services. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System (CIS) and the Command Center Systems (CCS). Under the Euro-denominated Greek contract, final acceptance of the System was to take place by September 1, 2004, at a price of approximately $191 million. To date, we have been paid approximately $143 million. The Greek contract also requires us to provide five years of System support and maintenance for approximately $12 million and ten years of TETRA (radio) network services for approximately $102 million. The Greek contract contains an unpriced option for an additional five years of TETRA network services.

Memorandum of Understanding.    On July 7, 2004, shortly before the start of the Olympic Games, we entered into an agreement (MOU) with the Greek Government, as represented by the Committee for Planning and Monitoring the Olympic Security Command Centers, pursuant to which the parties recognized and agreed that (1) delivery and acceptance of the System had not been completed by the scheduled date, (2) the System would be delivered for use at the Olympic Games in its then-current state, which included certain omissions and deviations attributable to both parties, (3) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004, (4) the Greek Government would proceed with the necessary actions for the completion of a contract modification as soon as possible, and (5) we would receive a milestone payment of approximately $24 million immediately upon the execution of the contract modification. To date, the contract modification contemplated by the MOU has not been signed, and the $24 million milestone payment has not been received. Subsequent to execution of the MOU, the customer asserted that the MOU is non-binding, and disputes have arisen concerning its meaning and effect.

Delivery of System, Testing and Negotiations.    The dispute between the parties relates primarily to the functionality of the CDSS portion of the System delivered in November 2004, and more specifically to the operational effectiveness and contractual compliance of CDSS. The customer has performed subsystem acceptance tests on each of the 29 subsystems. The parties are presently unable to proceed to the overall System acceptance tests until the disputes concerning the contractual compliance of CDSS and the other subsystems (supplied by both us and our subcontractors) are resolved. We and our principal subcontractor are attempting to address the “omissions and deviations” identified by the customer in Subsystems 1 - 7. With respect to Subsystems 8 - 30, we are in the process of addressing the “omissions and deviations” through negotiations and, in some instances, the submission of applications for deviation. While discussions with the customer to attempt to resolve the contractual issues through an appropriate contract modification have been unsuccessful to date, the parties have continued to meet in an effort to resolve the disputed issues. Given the inherent uncertainties in this process, however, we are unable to predict if and when the negotiations will lead to acceptable modifications of the Greek contract or to our subcontract with our principal subcontractor as described below.

Memorandum of Agreement (MOA) with Our Principal Subcontractor.    On June 10, 2005, we entered into an MOA with our Greek-based principal subcontractor. The MOA contemplates that this subcontractor will perform certain of our responsibilities under the Greek contract, including delivering a modified version of Subsystems 1 - 7 (CDSS) and will resolve deviations and omissions asserted by the customer with respect to the Subsystems the subcontractor was responsible for under the terms of its subcontract. In order for the solution contemplated by the MOA to be implemented, appropriate modifications to the Greek contract signed by our Greek customer and the subcontract with our principal subcontractor must be negotiated and signed. Upon the modification of the Greek contract and the subcontract, the subcontractor would assume responsibility for achieving final acceptance of the System. The MOA is subject to a number of conditions and does not currently represent a binding obligation of the subcontractor to assume the enlarged scope of work noted above. We believe, however, that the MOA obligates the subcontractor to make good faith efforts to give effect to the purpose and intent of the MOA.

Performance and Payment Bonds.    In connection with the Greek contract, we entered into payment, performance and offset bonding requirements, which currently total $233 million. The bonding requirements have been met through the issuance of standby letters of credit of which $109 million was issued under our $500 million credit facility and $124 million was issued by certain banks. Under the terms of these bonding arrangements, the customer could call these standby letters of credit at any time. Certain of our subcontractors have provided us with performance bonds in the aggregate amount of approximately $98 million, guaranteeing their performance under their subcontracts.

Subcontracts.    We have subcontracted a significant portion of the customer requirements under the Greek contract, and payments to the subcontractors are generally required only if we receive payment from the customer. In addition, the Greek contract requires us to lease certain equipment under an operating lease from our principal subcontractor for ten years as further described in Note 16 of the notes to consolidated financial statements for fiscal 2005. On March 29, 2005, we received written notice from our principal subcontractor that the subcontractor intended to stop providing TETRA network services unless payment were made to the subcontractor in the amount of approximately $9 million within 15 days of the letter. We provided the customer with a copy of the subcontractor’s written notice. To date, the customer has taken no action on this matter, and the subcontractor continues to provide the services. We have not recorded any revenue from the customer or accrued any subcontract lease obligation related to the TETRA services or System maintenance.

Dispute Resolution, Binding Arbitration and Damages Provisions.    If the parties are unable to resolve their disputes through negotiation or contract modification, the dispute could be resolved in binding arbitration. Under the Greek contract, any disputes are subject to ultimate resolution by binding arbitration before three Greek arbitrators in Greece. If the customer prevails in any such arbitration and we are found to have materially breached the Greek contract, the customer may be entitled to recover damages, which could include: (1) penalties for delayed delivery in an amount up to $15 million, (2) damages in the form of excess reprocurement costs, (3) repayment of amounts paid under the Greek contract and (4) forfeiture of a good performance bond in the amount of $31 million.

Legality of the Greek Contract.    On August 25, 2005, we received a copy of a decision issued by the Court of Auditors of the Hellenic Republic (Greek Audit Court). The Greek Audit Court is a government agency that has authority to review and audit procurements, including payments to contractors. We understand that one of its auditors challenged on several grounds a payment order or invoice submitted by the Greek Ministry of Defense for a payment of approximately $78 million (€63,109,140) relating to our Greek contract. As this payment is in excess of amounts which have not yet been paid to us under the contract, it is unknown at this time whether the payment order related to work for which (1) we have already been paid, (2) we have not been paid or (3) we have been paid on some but not all work. The Greek Audit Court decided that the payment was not authorized under Greek law or applicable procurement regulations.

In denying payment, the Greek Audit Court made the following two findings:

•	the Greek contract was null and void due to lack of review by the Greek Audit Court prior to award; and

•	the Greek contract properly should have been awarded by the Greek Ministry of Public Order and not the Greek Ministry of Defense which awarded the Greek contract to us.

We are continuing our discussions with appropriate officials within the Greek Government, and evaluating our options with respect to the legality of the Greek contract. We understand that the Greek Audit Court’s decision relates to the Greek procurement process, is not binding upon us, and may not relieve us of our contractual obligations to the Greek Government under the Greek contract without further action by us, the Greek Audit Court or other agencies of the Greek Government.

The issue of the legality of the Greek contract award could be arbitrated under the binding arbitration provisions of the Greek contract or determined by the appropriate Greek court. We have no current intention to arbitrate or litigate the issue of legality of the Greek contract and we currently plan to resolve all disputes through negotiation and contract modification as outlined above.

If, however, there is a finding by arbitrators or the appropriate court in the future that the contract was null and void, we believe the following would result, irrespective of the terms of the Greek contract: we would have no contractual obligations to complete any additional work under the Greek contract; penalties for delayed performance could not be enforced; damages for excess reprocurement costs could not be assessed; the good performance bonds could not be called; and we may be entitled to equitable remedies. Under these equitable remedies, if the arbitrators or court found that the value conferred upon the Greek Government by our work was greater than the payments already received by us, the Greek Government would owe us for the amount of such excess. Likewise, if the arbitrators or court found the value conferred upon the Greek Government by our work was less than the payments already received by us, we would owe the Greek Government for the amount of such deficiency.

While we continue to evaluate the implications of the legality issue and other recent developments, we believe we performed services and received payments under a binding agreement with the Greek Government.

Financial Status of the Contract.    We have recorded the financial position of the Greek contract based on our best estimate of the loss to be realized. The situation remains extremely complex and dynamic, involving multiple government agencies, subcontractors, and customer elements and government representatives having different roles and at times, expressing inconsistent positions.

The Company has not filed its Form 10-Q report for the quarter ended July 31, 2005. To date, we have recognized revenues of $151 million and recorded losses of $54 million under the contract through July 31, 2005. We have accounts receivable of $9 million under the contract and a $4 million accounts receivable related to a contract addendum as of July 31, 2005. Our recorded losses exclude potential subcontractor liabilities of $10 million that management believes will not be paid under the subcontract terms. In addition, we have $13 million of accounts receivable relating to Value Added Taxes (VAT) that we have paid and are entitled to recover from the customer under the contract upon final billing.

Of the $54 million in contract losses recorded as of July 31, 2005, $7 million was recorded in the quarter ended April 30, 2005, reflecting changes in management’s estimate of the loss as a result of the failure by the parties to reach agreement on a contract modification, the unfavorable results of the customer’s testing of the system, their unwillingness to accept the system, and other recent developments; and $9 million was recorded in our second quarter ended July 31, 2005, reflecting changes in management’s estimate of the loss as a result of continuing negotiations with the Greek Government and our principal subcontractor.

While we believe we are working towards an acceptable solution with the Greek Government, if we are ultimately unable to resolve the various disputes under the contract, then we may not be able to collect our receivables and we may incur additional losses. We could also potentially incur additional losses if it is determined that we have breached the Greek contract, or our subcontracts, and owe the Greek customer or our subcontractors damages, as described above. The Greek Government could call some or all of the payment, performance and offset bonds of $233 million. Failure to collect our receivables, or the successful imposition of damages, could have a material adverse affect on the company’s consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

DS&S, our 50-50 joint venture with Rolls Royce plc, maintains a $25 million credit facility, under which about $23 million in principal amount is outstanding at April 30, 2005. We have guaranteed approximately $12.5 million of the obligations of DS&S under this facility, but we have not been required to perform under this guarantee. At January 31, 2005, we provided a loan of $1 million to DS&S. We and the other joint venture member have guaranteed the payment of 50% of legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of April 30, 2005, the fair value of the guarantee for legal and accounting fees is not material to us, and we have not been required to perform on this guarantee.

INTESA Joint Venture

INTESA.    INTESA, a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee.    INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA.    In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In fiscal 2005, the Overseas Protection Insurance Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees.    INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly-owned subsidiary and the entity that held our interest in INTESA, were added as defendants in a number of these suits. We believe that we do not have any legal obligation for these claims, but given the unsettled political and economic environment in Venezuela, their outcome is uncertain.

Other Legal Proceedings Involving INTESA.    The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact.    Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Other Joint Ventures

In one of our investments in affiliates accounted for under the equity method, we are an investor in Danet Partnership GBR (GBR), a German partnership. GBR has an internal equity market similar to our limited market. We are required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control, and all GBR investors in the event of a change of control, to put their GBR shares to us in exchange for the current fair value of those shares. We may pay the put price in shares of our common stock or cash. We do not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which we cannot determine will occur with any certainty. The maximum potential obligation, if we assume all the current GBR investors are withdrawing from GBR, would be $13 million as of April 30, 2005. If we were to incur the maximum obligation and buy all the shares outstanding from the other investors, we would then own 100% of GBR.

We have a guarantee that relates only to claims brought by the sole customer of another of our joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. We also have a cross-indemnity agreement with the joint venture partner, pursuant to which we will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to our ownership interest of 30%. Due to the nature of the guarantee, as of April 30, 2005, we are not able to project the maximum potential amount of future payments we could be required to make under the guarantee but, based on current conditions, we believe the likelihood of having to make any payment is remote. No liability relating to this guarantee is currently recorded.

On September 15, 2004, we entered into an agreement with EG&G Technical Services, Inc. (EG&G), and Parsons Infrastructure & Technology Group, Inc. (Parsons), to form Research and Development Solutions, LLC (RDS), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. We, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, we unconditionally guarantee all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $218 million. We also have a cross-indemnity agreement with each of the other two joint venture partners to protect us from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit our liability to our share of the contract work. As of April 30, 2005, the fair value of the guarantee is not material to us.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, we were served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged, that we improperly failed to pay overtime to exempt salaried and professional employees in the State of California and required them to utilize their paid leave balances for partial day absences. The plaintiffs contend that our policy violates California law and seek, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, penalties, interest, punitive damages and attorney fees. We are analyzing the lawsuit and the underlying issues. On May 31, 2005, the California Labor Commissioner issued a memorandum to the California Division of Labor Standards Enforcement Staff that interprets California law in a way that supports our legal positions in this case. The May 31, 2005 memorandum removes a prior California Labor Commissioner opinion letter that interpreted California law in a way that had supported the plaintiffs’ legal position. A California Court of Appeals, in another matter, published an opinion on July 21, 2005, which supports our position regarding charging comprehensive leave balances for partial day absences, although this opinion will not become final until 60 days after initial publication. If the decision does not become final, it would have no precedential force. Plaintiffs’ counsel may argue that the Court of Appeals decision is wrongly decided and continue to pursue the case. We do not expect the ultimate resolution of this matter to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Other

In the normal conduct of our business, we seek to monetize our patent portfolio through licensing agreements. We also have and will continue to defend our patent positions when we believe our patents have been infringed and are involved in such litigation from time to time. As described in Note 12 of the notes to the unaudited condensed consolidated financial statements for the three months ended April 30, 2005, in accordance with the terms of the sale of Telcordia that was effective on March 15, 2005, we will receive 50% of any net proceeds Telcordia receives in the future in connection with the enforcement of certain patent rights.

As part of the terms of the sale of Telcordia, in addition to the indemnification related to the Telkom South Africa litigation, we also have indemnified the buyer for all income tax obligations on and through the date of close. While we believe we have adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. All of these future contingent payments or contingent purchase price proceeds will continue to be reflected as discontinued operations in the period in which they arise.

We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, will likely have a material adverse effect on our consolidated financial position, results of operations, or cash flows or ability to conduct business.

Accounting Change

Effective February 1, 2002, we implemented SFAS No. 142, “Goodwill and Other Intangible Assets,” which changed the accounting for goodwill from an amortization approach to an impairment-only approach. Upon adoption, we did not have a transitional goodwill impairment charge and, therefore, we did not have a cumulative effect of an accounting change.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis, including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, warranty obligations, estimated profitability of long-term contracts, pension benefits, contingencies and litigation. Our estimates and assumptions have been prepared on the basis of the most current reasonably available information. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions and conditions.

We have several critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments. Typically, the circumstances that make these judgments complex and difficult have to do with making estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are as follows:

Revenue Recognition.    As described under “Revenue Recognition” in Note 1 of the notes to the consolidated financial statements for fiscal 2005 included elsewhere in this prospectus, our revenues are primarily recognized using the percentage-of-completion method as discussed in Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Under the percentage-of-completion method, revenues are recognized based on progress towards completion, with performance measured by the cost-to-cost method, efforts-expended method or units-of-delivery method, all of which require estimating total costs at completion. Estimating costs at completion on these long-term contracts is complex and involves significant judgments about uncertain matters due to the long-term nature of the contracts and the technical nature of our services. We have procedures and processes in place to monitor the actual progress of a project against estimates. Should the estimates indicate that we will experience a loss on the contract, we recognize the estimated loss at the time it is determined. Additional information may subsequently indicate that the loss is more or less than initially recognized, which would require further adjustment in our financial statements. Any adjustment as a result of a change in estimate, whether it is a loss or an adjustment to revenue, is made on a prospective basis when events or estimates warrant an adjustment. Estimates are updated quarterly or more frequently if circumstances warrant it. Although our primary revenue recognition policy is the percentage-of-completion method, we do have contracts under which we use alternative methods to record revenue. Selecting the appropriate revenue recognition method involves judgment based on the contract and can be complex depending upon the structure and terms and conditions of the contract.

Income Taxes.    As described under “Income Taxes” in Note 1 of the notes to the consolidated financial statements for fiscal 2005 included elsewhere in this prospectus, income taxes are provided utilizing the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. In addition, the provisions for federal, state, foreign and local income taxes are calculated on reported financial statement income before income taxes based on current tax law and also include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. We also have recorded liabilities for tax contingencies for open years based upon our best estimate of the taxes ultimately expected to be paid. A significant portion of our income taxes payable balance is comprised of tax accruals that have been recorded for tax contingencies.

Recording our provision for income taxes requires management to make significant judgments and estimates for matters whose ultimate resolution may not become known until final resolution of an examination by the Internal Revenue Service (IRS) or State agencies. Additionally, recording liabilities for tax contingencies involves significant judgment in evaluating our tax positions and developing our best estimate of the taxes ultimately expected to be paid.

Investments in Marketable and Private Equity Securities.    As described under “Investments In Marketable and Private Equity Securities” in Note 1 of the notes to the consolidated financial statements for fiscal 2005 included elsewhere in this prospectus, our marketable debt and equity securities are carried on the balance sheet at fair value, with changes in fair value recorded through equity. When the fair value of a security falls below its cost basis and the decline is deemed to be other-than-temporary, we record the difference between cost and fair value as an unrealized loss. Investments accounted for on the cost method or equity method must be marked down to estimated fair value if an other-than-temporary decline occurs. In determining whether a decline is other-than-temporary, management considers a wide range of factors that may vary depending upon whether the investment is a marketable debt or equity security or a private investment. These factors include the duration and extent to which the fair value of the security or investment has been below its cost, recent financing rounds at a value that is below our carrying value, the operating performance of the entity, its liquidity and our investment intent. The private equity investments involve more judgment than the marketable equity securities because there is no readily available fair market value of a private equity security. Therefore, management, in addition to considering a wide range of other factors, must also use valuation methods to estimate the fair value of a private equity investment. Management judgments about these factors may impact the timing of when an other-than-temporary loss is recognized, and management’s use of valuation methods to estimate fair value may also impact the amount of the impairment loss.

Goodwill Impairment.    As described under “Goodwill and Intangible Assets” in Note 1 of the notes to the consolidated financial statements for fiscal 2005 included elsewhere in this prospectus, we account for our goodwill, which represents 46% of our consolidated long-term assets and 8% of consolidated total assets at January 31, 2005, under Statement of Financial Accounting Standards (SFAS, No. 142), “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from an amortization approach to an impairment-only approach. Goodwill is tested annually in our fourth fiscal quarter and whenever an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of their goodwill. The revenue and profit forecasts used in step one are based on management’s best estimate of future revenues and operating costs. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the impairment test, which could significantly change the amount of the impairment recorded from step two. In addition, the estimated future cash flows are adjusted to present value by applying a discount rate. Changes in the discount rate impact the impairment by affecting the calculation of the fair value of the reporting unit in step one.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB), issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) focuses primarily on accounting for transactions in which share-based awards are granted to employees in exchange for services and requires recognition of compensation expense over the vesting period in an amount equal to the fair value of share-based payments, including stock options, granted to employees. SFAS No. 123(R) retained the guidance from SFAS No. 123 for share-based payment transactions to non-employees. We meet the definition of a non-public entity per SFAS No. 123(R) and have used the minimum value method in our pro forma disclosures. Therefore, we are required to adopt the provisions of the standard prospectively for any newly issued, modified or settled award after the date of our initial adoption, which is February 1, 2006. Upon adoption, restatement of earlier periods is not permitted. We are currently evaluating the effect that adoption of this statement will have on our consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal,” as defined in the statement. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which is February 1, 2006. We are currently evaluating the effect that adoption of this statement will have on our consolidated financial position and results of operations.

In December 2004, the FASB issued FASB Staff Position (FSP), FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (the Act). The FSP provides guidance on the application of SFAS No. 109 to the provisions of the tax deduction on qualified production activities contained within the Act. FSP 109-1 states that the manufacturers’ deduction should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. We are currently evaluating the effect that adoption of this statement will have on our taxes in fiscal 2006 as the tax deduction is not effective for us until fiscal 2006.

Effects of Inflation

Our cost-reimbursement type contracts are generally completed within one year. As a result, we have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term FFP and T&M contracts typically include sufficient provisions for labor and other cost escalations to cover cost increases over the period of performance. Consequently, revenues and costs have generally both increased commensurate with the general economy. As a result, net income as a percentage of total consolidated revenues has not been significantly impacted by inflation.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the normal course of business. Our current market risk exposures are primarily to interest rates and foreign currency fluctuations. The following information about our market sensitive financial instruments contains forward-looking statements.

Interest Rate Risk.    Our exposure to market risk for changes in interest rates relates primarily to our cash equivalents, investments in marketable securities and long-term debt obligations.

We have established an investment policy to protect the safety, liquidity and after-tax yield of invested funds. This policy establishes guidelines regarding acceptability of instruments and maximum maturity dates and requires diversification in the investment portfolios by establishing maximum amounts that may be invested in designated instruments. We do not authorize the use of derivative financial instruments in our managed short-term investment portfolios, although our policy authorizes the limited use of derivative instruments to hedge interest rate risks.

The table below provides information about our financial instruments at January 31, 2005 that are sensitive to changes in interest rates. For debt obligations and short-term investments, the table presents principal cash flows in U.S. dollars and related weighted average interest rates by expected maturity dates. As described in Note 8 of the notes to the consolidated financial statements for fiscal, 2005 included elsewhere in this prospectus, the swap agreements we entered into in May 2003 are expected to substantially offset interest rate exposures related to the swap agreements previously entered into in January 2002. As a result, on a combined basis, these swaps are no longer exposed to changing interest rates and we have excluded these swap agreements from the table below.

	2006	2007	2008	2009	2010	There- after	Total	Estimated Fair Value as of January 31, 2005
	(dollars in millions)
Assets:
Cash equivalents (1)	$968	—	—	—	—	—	$968	$968
Average interest rate	2.37%	—	—	—	—	—	—	—
Investment in marketable securities:
Fixed rate	$399	$217	$113	$52	—	—	$781	$781
Average interest rate	2.48%	3.04%	3.56%	3.34%	—	—	—	—
Variable rate	$438	$102	$45	$1	—	—	$586	$586
Average interest rate	2.71%	2.66%	2.74%	2.34%	—	—	—	—
Liabilities:
Short-term and long-term debt:
Variable interest rate (2)	$66	$20	—	—	$1	$4	$91	$91
Average interest rate	2.90%	3.24%	—		3.24%	3.24%
Fixed rate	—	—	—	$101	—	$1,100	$1,201	$1,308
Average interest rate	—	—	—	6.75%	—	6.24%	—

(1)	Includes $24 million denominated in British pounds.
(2)	The fiscal 2006 amount includes $38 million denominated in Euros and $18 million denominated in Canadian dollars.

Interest rates related to these financial instruments as of April 30, 2005 were higher than January 31, 2005. Many of our current investment were made in periods when interest rates were below current levels. If rates stay at current levels or increase, as investments in our fixed income portfolios mature, they will be replaced with instruments bearing higher interest rates.

Foreign Currency Risk.    Although the majority of our transactions are denominated in U.S. dollars, some transactions are denominated in various foreign currencies. Our objective in managing our exposure to foreign currency exchange rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. Our policy allows us to actively manage cash flows, anticipated transactions and firm commitments through the use of natural hedges and forward foreign exchange contracts. As of April 30, 2005, we had five open forward foreign exchange contracts, none of which is significant in size. The only currency hedged as of April 30, 2005 is the U.S. dollar. We do not use foreign currency derivative instruments for trading purposes.

We assess the risk of loss in fair values from the impact of hypothetical changes in foreign currency exchange rates on market sensitive instruments by performing sensitivity analysis. The fair values for foreign exchange forward contracts are estimated using spot rates in effect on April 30, 2005. The differences that result from comparing hypothetical foreign exchange rates and actual spot rates as of April 30, 2005 are the hypothetical gains and losses associated with foreign currency risk. As of April 30, 2005, holding all other variables constant, a 10% weakening of the U.S. dollar against each hedged currency would decrease the fair values of the forward foreign exchange contracts by an immaterial amount.

Equity Price Risk.    We are exposed to equity price risks on our strategic investments in publicly-traded equity securities, which are primarily in the high technology market. As of April 30, 2005, the quoted fair value of our publicly-traded equity securities and the associated risk of loss were not significant.

BUSINESS

Overview

We are a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to selected commercial markets. Our customers seek our domain expertise to solve complex technical challenges requiring innovative solutions for mission-critical functions in such areas as national security, intelligence and homeland defense. Increasing demand for our services and solutions is driven by priorities including the ongoing global war on terror and the transformation of the U.S. military.

From fiscal 2001 to fiscal 2005, our consolidated revenues increased at a compound annual growth rate of 15.5% to a company record of $7.2 billion, inclusive of acquisitions and exclusive of Telcordia Technologies, Inc., our commercial telecommunications subsidiary, which we divested in March 2005. As of April 30, 2005, we had a portfolio of more than 10,000 contracts and total consolidated negotiated backlog of approximately $10.3 billion, which included funded backlog of approximately $3.7 billion, compared to $9.5 billion and $3.7 billion, respectively, as of April 30, 2004.

Currently, we serve more than 500 U.S. federal, state and local government agencies through more than 10,000 contracts, including active task orders under IDIQ contract vehicles. We believe we have a diversified portfolio of contracts, with revenues recognized in fiscal 2005 under our largest contract representing less than 3% of our total consolidated revenues. In addition to our national security customers, we provide services to various other U.S. federal civil agencies, including the U.S. National Aeronautics and Space Administration (NASA), the U.S. Department of Energy, the National Institutes of Health (NIH) and the National Cancer Institute (NCI). In May 2005, Washington Technology, a leading industry publication, ranked us number three in its list of Top Federal Prime Contractors in the United States based on IT, telecommunications and systems integration revenues. We expect to continue to derive the vast majority of our revenues and cash flows from our installed base of U.S. Government customers.

We view our 42,500 employees as our most valuable asset. We have historically attracted and retained our employees by providing challenging and important work, an entrepreneurial culture and broad employee stock ownership opportunities. Approximately 20,000 of our employees have national security clearances provided by the U.S. Government. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time-consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. Our President and Chief Executive Officer, our four Corporate Executive Vice Presidents and our six Group Presidents have industry experience averaging 30 years and tenure with our company averaging 13 years.

Our Government segment provides a broad range of technical services and solutions in the following areas, which are described under “—Services and solutions:”

•	Defense Transformation. We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight.

•	Intelligence. We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

•	Homeland Security and Defense. We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands.

•	Logistics and Product Support. We provide logistics and product support solutions to enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

•	Systems Engineering and Integration. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure.

•	Research and Development. As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences.

The percentage of our total consolidated revenues generated by our Government segment for fiscal 2005, 2004 and 2003 was 94%, 93% and 91%, respectively. For the three months ended April 30, 2005 and 2004, the percentage of our total consolidated revenues generated by this segment was 93% in each period.

Our Commercial segment provides technology-driven consulting, systems integration and outsourcing services and solutions in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, and adapt consulting and technology services and solutions developed for our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. The percentage of our total consolidated revenues generated by our Commercial segment for fiscal 2005, 2004 and 2003 was 7%, 7% and 9%, respectively. For each of the three months ended April 30, 2005 and 2004, the percentage of our total consolidated revenues generated by this segment was 7%.

Industry Background

Historically, we have derived approximately 85% of our revenues from various departments and agencies of the U.S. Government. According to the Congressional Budget Office, U.S. Government total discretionary spending in government fiscal 2005 will be approximately $960 billion and we estimate that more than $125 billion of this amount will be spent in areas in which we compete.

U.S. Government National Security Spending

Spending on national security accounts for the largest portion of the discretionary U.S. Government budget. The Office of Management and Budget (OMB) estimates that in government fiscal 2005 aggregate DoD and DHS spending, excluding supplemental budget requests, will be $431 billion and is expected to increase to $531 billion in government fiscal 2010, representing a compound annual growth rate of 4.3%.

Military

Global War on Terror.    National security spending is driven primarily by the DoD. After substantial contraction in the DoD budget during the early 1990s with the end of the Cold War, spending on national security began to rebound significantly in 1999. This trend was accelerated by the U.S. Government’s response to the September 11, 2001 terrorist attacks. According to the OMB, the DoD budget authority grew at a compound annual growth rate of 7.2% from government fiscal 2001 to 2005. As a result of the ongoing global war on terror and the U.S. military’s continued deployment to Iraq and Afghanistan, we expect the U.S. Government to continue investing heavily in national security. According to the OMB, the DoD budget, excluding supplemental budget requests, is projected to increase at a 4.2% compound annual growth rate from $400 billion in government fiscal 2005 to $492 billion in government fiscal 2010.

Defense Transformation.    Another key driver of recent U.S. Government national security spending has been defense transformation with a focus on command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). Although it predated the September 11, 2001 terrorist attacks, the effort to transform the military has accelerated as a result of the global war on terror. We believe that U.S. Government spending on defense transformation will be driven by several interrelated goals, including

(1) improved threat assessment, dissemination of actionable intelligence and advance warning of threats, (2) a more mobile, versatile and effective military and (3) the development of network-centric warfighting capabilities. We believe the DoD’s annual investment in defense transformation will average more than $75 billion in each of the next five government fiscal years. Of this amount, we expect approximately $60 billion will be spent each year to acquire transformational systems and capabilities and $15 billion each year to improve and outsource business, logistics and product support functions. Of the spending on the acquisition of systems and capabilities, we estimate that approximately $30 billion will be spent each year on defense transformation-related research and development, testing and evaluation (RDT&E), a large portion of which will be spent on contractors like us. In addition, we estimate that annual spending on defense transformation-related business, logistics and product support functions will be $15 billion, of which $5 billion will be spent on contractors like us.

Intelligence

Budget data for government fiscal 1998, the most recent period for which intelligence-related budget data has been declassified, indicated an annual intelligence budget in excess of $26 billion. We believe that the U.S. Government’s response to the global war on terror has resulted in increased spending by U.S. intelligence agencies and expect it to continue to grow in the foreseeable future. The Intelligence Reform and Terrorism Prevention Act of 2004 mandated better integration and timeliness of global and domestic threat assessment and dissemination of actionable information and created the office of Director of National Intelligence with budgetary authority over 15 intelligence agencies. We expect that the increased focus on coordination and interoperability among these intelligence agencies will require significant support by outside contractors like us.

Homeland Defense

In addition to spending on the global war on terror overseas, the U.S. Government has intensified its efforts to protect the United States against terrorism at home. The OMB baseline budget estimates for homeland defense spending reflect an increase from $31.3 billion in government fiscal 2005 to $39.0 billion in government fiscal 2010, representing a compound annual growth rate of 4.5%. We believe that a significant portion of future homeland defense spending will focus on protecting U.S. citizens from chemical, biological, radiological and nuclear (CBRN) attacks, protecting and fortifying critical infrastructure, enhancing information security, upgrading enterprise systems to better facilitate communications and facilitating coordination and communication within and among government agencies.

U.S. Government IT Spending

The U.S. Government is the largest single consumer of IT solutions, systems and services in the world. According to INPUT, an independent market research firm, the U.S. Government IT market is expected to grow from $71 billion in government fiscal 2005 to $92 billion in government fiscal 2010, representing a compound annual growth rate of 5.3%. INPUT estimates that the portion of total U.S. Government IT spending that is contracted to private sector providers like us will be $59 billion in government fiscal 2005 and will grow at a compound annual growth rate of 5.9% to $79 billion in government fiscal 2010. We believe that the U.S. Government’s demand for IT systems and services is driven by the national security concerns stemming from the global war on terror, the ongoing transformation of the military and the increased reliance on IT outsourcing by the U.S. Government.

Commercial Services

We compete in targeted areas of the commercial business services market, which is driven largely by corporate investment in technology to enhance productivity, reduce costs and increase profitability. Competitive factors, including emerging technologies and globalization, are highlighting critical areas of corporate IT spending such as enterprise information technology optimization, data lifecyle management, asset management and business analysis and transformation. The ability of businesses to capture, access, analyze and transmit data rapidly throughout an organization and between remote geographic locations is becoming more critical. In addition, increased merger and acquisition activity is also generating higher corporate IT spending. With IT projects becoming more complex in scale and scope, businesses are increasingly turning to IT services providers for access to specialized expertise and systems engineering and integration capabilities that are either not readily available from internal resources or not in their core competency. As a result, we have focused our efforts in selected commercial markets in which we can leverage our specialized experience and skill sets, currently oil and gas, utilities and pharmaceuticals.

Oil and Gas.    The oil and gas industry is experiencing a period of historically high levels of cash flow and profitability. At the same time, diminishing reserves at proven sites and disappointing trends in greenfield exploration are placing an increased premium on data integration and exploitation at all phases of the upstream exploration and development process. Also, the oil and gas industry is relying more heavily on data management and integration to match its upstream production capabilities with downstream distribution to its end-user customers more effectively and efficiently. According to IDC, total IT spending in the North American resource industries, which includes oil and gas, was approximately $5.7 billion in 2004.

Utilities.    With the consolidation and deregulation of utilities in the United States and United Kingdom, utility companies are facing increased profitability and financial performance expectations from their stakeholders. Utilities’ resulting focus on more efficient power generation, distribution and asset management is driving investment in IT infrastructure and business processes. According to IDC, total IT spending in North America for the utilities market was approximately $16.9 billion in 2004.

Pharmaceuticals.    Advances in medical knowledge and research tools have dramatically increased the sources and amount of information available to scientists in the fields of drug discovery and development. Simultaneously, the high costs of clinical trials, increased pressure on drug pricing and prescription reimbursement and product liability risks have increased the importance of systems to manage drug development data. We believe that these trends are driving spending on data integration and lifecycle management in every phase of the drug discovery and development process. Industry consolidation in the pharmaceuticals and life sciences sectors is also driving the necessity for data management and IT optimization. According to Life Science Insights, an IDC company, worldwide total IT spending for the life sciences sector, which includes pharmaceutical companies, was approximately $30.0 billion in 2004.

Competitive Strengths

To maximize our ability to consistently deliver innovative solutions to help meet our customers’ most challenging needs, and to grow our business and increase stockholder value, we rely on the following key strengths:

Skilled Personnel and Experienced Management.    Our people are our most valuable asset. Our professional staff is highly educated, with approximately 9,600, or 44%, holding advanced degrees, including more than 1,400 holding doctoral degrees. As of April 30, 2005, we had 42,500 employees, approximately 20,000 of whom had national security clearances. Many U.S. Government programs require contractors to have high-level security clearances. Depending on the required level of clearance, security clearances can be difficult and time consuming to obtain, and our large pool of cleared employees allows us to allocate the appropriate human resources to sensitive projects, facilitating our ability to win and execute contracts with the DoD, DHS and U.S. intelligence community. In addition, our President and Chief Executive Officer, our four Corporate Executive Vice Presidents and our six Group Presidents have industry experience averaging 30 years and tenure with our company averaging 13 years.

Employee Ownership and Core Values.    We believe that a cornerstone of our success has been our culture of employee ownership supported by our long-standing core values. Approximately 31,700 of our 42,500 employees own our stock. We believe that we have a high level of employee ownership relative to our competitors, and this better aligns our employees’ interests with those of our company, our other non-employee stockholders and our customers. Following this offering, we intend to continue to provide our employees with opportunities to own our stock through bonuses in stock or stock options, stock contributions to our employee benefit plans and participation in our employee stock purchase plan. We believe that our employee ownership culture, in addition to our core values, differentiate us from our competition. These core values include:

•	commitment to ethical conduct;

•	fostering entrepreneurship and innovation;

•	pursuit of technical excellence; and

•	focus on high level of customer satisfaction.

Knowledge of Customers’ Needs.    Over the past 35 years, we have developed a deep and sophisticated knowledge of our customers, enabling us to design effective solutions that address their mission-critical needs and integrate these solutions with existing systems. We have also made strategic hires of managerial-level employees with significant government experience who have supplemented our knowledge of our customers’ business processes and who have extended our expertise into new areas.

Technical Expertise.    We have deep technical expertise stemming from our work on our customers’ most challenging and complex problems. This technical expertise allows us to stay at the forefront of technology and innovation in key technical areas, such as:

•	computer network technologies and infrastructure;

•	data mining and management;

•	high performance computing and storage;

•	modeling and simulation;

•	sensors, surveillance, and signal processing;

•	supply chain management; and

•	unmanned vehicles and robotics.

Trusted Services and Solutions Provider.    We have provided platform-independent systems engineering and IT services and solutions to the U.S. Government and other customers since 1969. Over this time, we believe we have earned a reputation as a trusted provider of services and solutions for complex problems, including those with significant national security implications. We believe our position as a prime contractor on several key U.S. Government programs reflects the U.S. Government’s confidence in our abilities to address its mission-critical needs. As a result of our strong record of performance, we have become one of the top three IT and systems integrators for the U.S. Government, as evidenced by industry publications:

•	#2 Top Federal Prime IT Contractors – INPUT (May 2005)

•	#3 Top Federal Prime Contractors – Washington Technology (May 2005)

•	#3 Top Technology Contractors – Government Executive (September 2004)

•	#3 Top Systems Integrators – Federal Computer Week (September 2004)

•	#3 GSA Contractor – Federal Computer Week (September 2004)

•	#3 Top U.S. Government IT Vendors – IDC (October 2004)

Proven Marketing and Business Development Organization.    Our highly effective marketing and business development organization has helped us achieve high contract win rates and grow our business with existing and new customers. Our non-IDIQ contract win rates, based on award values, were 65%, 64% and 54% in fiscal 2005, 2004 and 2003, respectively.

Ability to Complete and Integrate Acquisitions.    To complement our organic growth, we have completed and integrated approximately 70 acquisitions of small- and medium-sized companies over the past 10 years with an aggregate purchase price of approximately $1.6 billion. These acquisitions have provided us with highly skilled personnel including many with security clearances and specialized technical expertise, as well as valuable customer relationships, thereby enhancing our internally-developed capabilities. We believe that our ability to identify, acquire and integrate complementary businesses is a core strength that will continue to play a significant role in our growth and success.

Strong Relationships with Small Businesses.    The U.S. Government is focused on supporting small and disadvantaged businesses through formal procurement regulations and set-asides. We have strong relationships with a large number of small and disadvantaged businesses that possess a wide range of skills and significant customer contacts. These relationships provide us access to specialized capabilities, allow us to participate with these businesses in programs with set-aside requirements and improve our competitive positioning in programs for which small and disadvantaged business participation is important.

Growth Strategy

We are focused on continuing to grow our business as a leading scientific, engineering, systems integration and technical services and solutions company. In our Government segment, we seek to become the leading provider of systems engineering, systems integration and technical services and solutions. In our Commercial segment, we seek to become a leading supplier of scientific, engineering and business solutions to our customers in additional targeted vertical markets. Elements of our growth strategy include:

Leverage our Existing Customer Relationships.    We plan to continue expanding the scope of the services we provide to our existing customers. We are adept at penetrating, cross-selling to and building-out existing customer accounts through our successful performance and comprehensive knowledge of our customers’ needs, which has led to many long-term contract relationships. We believe our high level of customer satisfaction and deep knowledge of our customers’ business processes enhances our ability to cross-sell additional services.

Increase our U.S. Government Customer Base.    We believe that the U.S. Government’s increased emphasis on national security, intelligence and homeland security has significantly increased our market opportunity. We have extensive experience supporting the U.S. Government in the areas of contingency and emergency response and recovery planning, information assurance, critical infrastructure protection and command, control, communications and intelligence. We intend to leverage this broad experience to expand our customer base to include organizations in the U.S. Government for which we have not historically worked. We believe our ability to win new customers is enhanced by our position as a prime contractor on four of the five largest IT services GWACs, which are task-order or delivery-order contracts for IT services established by one agency for government-wide use. These contracts enable us to sell our services and solutions to virtually any U.S. Government agency. In addition we have used and intend to continue to use strategic hires as a cost-effective way to build out customer accounts, to establish new competencies and to penetrate new markets.

Pursue Strategic Acquisitions.    In order to complement our organic growth, we plan to continue to pursue strategic acquisitions in areas that we expect to experience high growth. Our acquisition strategy is focused on companies that will enable us to cost-effectively add new customers, specific agency knowledge and/or technical expertise. We have acquired more than 70 companies over the past 10 years and we intend to continue to selectively acquire high quality companies that accelerate our access to existing or new markets that we believe have strong growth dynamics. Following the completion of this offering, we will have greater flexibility to make acquisitions through the issuance of publicly traded shares of our common stock.

Grow High Value-added Business in Selected Commercial Markets.    We intend to grow in our current selected commercial markets and identify other markets in which we can leverage our specialized experience and skill sets.

Services and Solutions

We offer a broad range of services and solutions to address our customers’ most complex and critical needs. Below is a summary of our principal services and some representative projects that illustrate the breadth of our capabilities. References below to “total contract value” mean the aggregate potential value of a given contract, assuming that all options are exercised under that contract. See “Risk Factors—Risks Relating to our Business.”

Defense Transformation

We develop leading-edge concepts, technologies and systems to solve complex challenges facing the U.S. military and its allies, helping them transform the way they fight. To help ensure that U.S. military personnel are better equipped, protected and trained, we assist the DoD in developing and implementing advanced technologies into the current armed forces. As a leader in the emerging area of network-centric operations, we are helping the U.S. military to develop next-generation C4ISR capabilities, including advanced communications networks, shared situational awareness, improved collaborative planning and enhanced mobility and logistics. We received the 2004 Frost & Sullivan Competitive Strategy Leadership Award, which recognized us as one of the most trusted and influential high-level C4ISR systems integrators. Some examples of our defense transformation projects are described below.

U.S. Army’s Future Combat Systems Program (FCS).    The U.S. Army is undertaking a major program to design, prototype and build combat technologies and systems to serve as the centerpiece of the U.S. Army’s transformation into a more mobile, versatile and effective force. We and The Boeing Company were selected in June 2003 by the U.S. Army as the lead systems integrator team for FCS. When completed, FCS will consist of 19 individual battlefield systems interconnected and commanded through an advanced network. The FCS network will be capable of monitoring and directing military equipment and personnel in all kinds of terrain and weather conditions and providing an integrated picture of the battlefield wherever located. This program highlights our ability to conceive and design a large “system of systems” employing leading-edge technology to address the military’s future needs in new and innovative ways. The FCS Program is scheduled to run through December 31, 2014 and has a total contract value to us of approximately $3 billion. FCS currently is our largest non-IDIQ contract.

Global Information Grid-Bandwidth Expansion (GIG-BE).    Providing military personnel with the right information at the right place and time requires a worldwide network with substantial bandwidth. We have provided significant contributions to the architecture of a new DoD global information network. Currently, we are the prime contractor supporting the Defense Information Systems Agency (DISA) in the development of the network’s backbone, known as the GIG-BE program. GIG-BE is bringing an optical mesh network with 10-gigabyte-per-second connectivity to approximately 100 U.S. military bases, posts and stations worldwide. GIG-BE achieved initial operating capability in only 20 months, meeting the compressed schedule set forth by DISA and demonstrating our ability to rapidly develop and deploy highly complex network technology solutions. Under multiple task orders, the GIG-BE program has a total contract value to us of $450 million.

Net-Centric Enterprise Services.    We are supporting the DoD’s efforts to migrate from the current Global Command and Control System (GCCS) to the next generation of Joint Command and Control (JC2) based on a new services-based approach called Net-Centric Enterprise Service (NCES). We are helping define how a services-oriented architecture and web services technology should be integrated on an enterprise scale in support of warfighter operations. We are providing architecture, design, systems engineering, integration of commercial and government software, performance testing, security and information assurance engineering and deployment support to this migration effort. We believe our experience and capabilities developed in connection with the GIG-BE program, the GCCS-Joint program and the NCES initiatives have positioned us well for future major C4ISR programs.

Intelligence

We develop solutions to help the U.S. defense, intelligence and homeland security communities build an integrated intelligence picture, allowing them to be more agile and dynamic in chaotic environments and produce actionable intelligence.

We provide operations, engineering and technical support for the development and improvement of technologies relating to intelligence collection, processing, dissemination, collaboration and implementation. Our intelligence services include activities related to (1) the support of intelligence and operations centers, (2) surveillance and reconnaissance through satellite technologies and unmanned aerial vehicle operations centers and (3) enhanced radar and sensors on weapon systems. We also support human intelligence and counterintelligence activities. Much of the information regarding our intelligence programs is classified. Some unclassified examples of our intelligence projects are provided below.

Geospatial Intelligence.    Imagery, mapping and geospatial reference data are essential elements of all military activity. Our services include activities related to the acquisition, management, interpretation, integration, analysis and display of imagery and related mapping and intelligence data, referred to as geospatial intelligence. For example, we help U.S. Northern Command (NORTHCOM), the U.S. military command responsible for, among other things, U.S. homeland defense, and other government agencies provide timely, relevant, and actionable intelligence to homeland defenders. As part of this work, we developed, and now maintain, the geospatial component of NORTHCOM’s intelligence operations. We are one of the largest contract producers of geospatial information for the National Geospatial-Intelligence Agency, having provided new imagery exploitation capabilities to 15 sites worldwide last year.

Surveillance and Reconnaissance.    Unmanned vehicles have become an increasingly important intelligence-gathering tool. Our technologies are used in some of the most sophisticated unmanned aerial vehicles (UAV) ever developed. We previously integrated and recently upgraded the operations center and ground stations for the Predator UAV, which was widely used in Iraq, and our technical staff supports operational crews during all Predator missions. We have also played a key role in the design and integration of the high-altitude, long-range Global Hawk UAV, and, at the other end of the spectrum, we helped test and evaluate a hand-launched UAV called Dragon Eye, which provided U.S. Marines in Iraq with infrared surveillance videos of their operating area. Our wide-ranging system, software and engineering services are at the forefront of developing and fielding emerging UAV surveillance and reconnaissance technologies.

Homeland Security

We develop technical solutions and provide systems integration and mission-critical support services to help federal, state, local and foreign governments and private-sector customers protect the United States and allied homelands. Our innovation and breadth of solutions in homeland security was recently recognized when Frost & Sullivan named us as the 2005 Homeland Security Company of the Year.

We provide services and solutions including vulnerability analysis, infrastructure protection and emergency response and recovery. We contribute to critical counterintelligence plans and programs to assess vulnerabilities and help safeguard important events and infrastructure, including the 2004 national political conventions, the U.S. Capitol, House and Senate office buildings and the Library of Congress. We are also developing countermeasures to address a range of threats from “dirty bombs” to improvised nuclear devices to full-scale nuclear weapons. We are also working on multiple fronts to attack the toughest problems in bioagent detection. Following a disaster, managing critical infrastructure information is crucial for ensuring continuity of operations. We have designed more than a dozen emergency operations centers, primarily for state and local agencies, to manage the interoperability between new equipment and legacy responder systems. Some examples of our projects in homeland security are described below.

Protecting Against Chemical, Biological, Radiological, and Nuclear (CBRN) threats.    We have an extensive understanding of the design and employment of weapons of mass destruction, which is critical to detection of, protection from and response to these threats. Our expertise spans the range of CBRN threats, as evidenced by the DoD’s recent selection of us as the prime contractor under the Guardian Installation Protection Program to provide CBRN protection for up to 200 DoD installations. Commanders at these installations are facing the full range of CBRN threats and a confusing array of CBRN detection, protection and response choices. As the prime contractor for the Guardian project, we will help choose and field the appropriate integrated detection, protection and response capabilities. The Guardian program has a total contract value to us of $390 million.

Protecting Ports, Borders and Transportation.    Only a small portion of the millions of cargo containers moving by ship, road and rail are screened for weapons of mass destruction or other hazards. To help address this threat, we developed the Integrated Container Inspection System (ICIS), which scans sealed containers for hazardous materials at cargo terminals and border crossings without disrupting normal traffic flow. ICIS employs several of our technologies, including (1) EXPLORANIUM™ detectors for low-level radiation scanning, (2) optical character recognition technology for automated container identification and (3) VACIS® inspection systems for identification of a wide range of substances, including weapons, hazardous materials and drugs. Nearly 300 VACIS systems are deployed globally, and the ICIS has been deployed in two pilot programs in Hong Kong. Our products and services are now deployed in 20 major ports in multiple countries, demonstrating international adoption of this solution.

Enterprise Systems Integration for Homeland Defense.    Following the consolidation of 22 U.S. Government agencies into the Department of Homeland Security (DHS), we were selected under the STARS System Management and Integration program as the prime contractor to provide enterprise-wide integration services for the Immigration and Customs Enforcement element of the DHS. Some of the services included implementation of a data network backbone connecting the formerly separate agencies and the development of the first enterprise architecture in DHS. By laying this foundation, we helped the DHS map its IT systems to specific business functions, identify overlapping systems and more effectively identify needed IT programs. In fiscal 2006, we were selected as prime contractor under the follow-on Information Technology Engineering Support Services (ITESS) program to continue to provide integration services. The follow-on ITESS program has a total contract value to us of $446 million.

Logistics and Product Support

Maintaining and delivering a ready supply of fuel, parts, munitions, food and other supplies is a constant challenge for the U.S. military. Our logistics and product support solutions enhance the readiness and operational capability of U.S. military personnel and weapon and support systems.

To keep up with the pace of military operations, logisticians need intelligence sensors, communications networks and analytics, as well as the same best-in-class supply chain solutions that are used in the commercial sector, such as demand forecasting, total asset visibility and just-in-time inventory. To address these needs for the U.S. Air Force, we developed a supply chain management solution that we use to supply more than 127,000 items, cutting the cycle time to get aircraft back in the air. Our supply chain management system incorporates intelligent agent technology, which automatically tracks inventory levels in hundreds of thousands of bins as parts are consumed and forecasts when items should be reordered, cutting average supply delivery times from 21 to five days. This program has a total contract value to us of $431 million.

As a result of our success with the U.S. Air Force, we won a similar contract with the U.S. Navy, called Navy Aviation Depot Industrial Prime Vendor Generation II, which has a total contract value to us of $602 million.

Systems Engineering and Integration

Large government organizations face increasingly tough challenges to integrate and share massive amounts of data from geographically remote and disparate databases and legacy systems. We provide systems engineering and integration solutions to help our customers design, manage and protect complex IT networks and infrastructure. We support customers across the domains and mission areas of the U.S. Government, providing a range of services from full-scale systems deployment to systems engineering support services.

With the increasing complexity of weapons systems and military tactics, the U.S. military has an increasing need for more sophisticated training tools and solutions. Through our software and systems-engineering organizations, we have pioneered innovative modeling and simulation technologies, including distributed simulation for training and distributed test and evaluation. Today, our expertise ranges from traditional areas, such as training and analysis simulation, to emerging areas, such as simulation-based acquisition. Currently, we lead the development of the DoD’s architecture and middleware for seamlessly integrating live-virtual-constructive simulation for experimentation, training, test and evaluation and acquisition. As a leader in modeling and simulation, we support the U.S.’s three premier military simulation training programs: the Army Warfighter Simulation (WARSIM), the Joint Simulation System (JSIMS), and the Air Force National Air and Space Model (NASM). Additionally, our expertise in semi-automated forces technology in the United States resulted in our selection to lead the software implementation of British doctrine and tactics for the U.K. Combined Arms Tactical Trainer. These four programs have an aggregate total contract value to us of $126 million. Our success with these programs demonstrates our ability to leverage our experience and capabilities to obtain new projects.

Research and Development

As one of the largest science and technology contractors to the U.S. Government, we conduct leading-edge research and development of new technologies with applications in areas such as national security, intelligence and life sciences. We believe that being at the forefront of science and technology provides us with a competitive advantage and positions us as a solution provider for our customers’ next-generation challenges. Some examples of our research and development projects are described below.

Advanced Robotics.    We develop and test advanced robotic systems, including prototype unmanned robotic vehicles. An advanced autonomous robotic vehicle that we developed in collaboration with Carnegie Mellon University recently competed in a Defense Advanced Research and Projects Agency (DARPA) sponsored test, designed to prove the concept of integration of advanced robotic vehicles into unmanned military systems. The mapping and route planning software we developed for this project has provided valuable insights that could be used for geospatial intelligence requirements for future military robotic systems. For DARPA, we developed a networked system of 100 small robots that are able to intelligently collaborate on missions. In the future, these robots may be used to search and map terrorist-occupied or earthquake-damaged buildings, as well as track intruders.

Wireless Sensors.    For DARPA, we are also exploring innovative ways to deploy tiny wireless sensors, known as Smart Dust, that can self-configure into a network and gather and fuse information into actionable intelligence information. For example, we are researching how these sensors could help the U.S. military improve situational awareness, reconnaissance, surveillance and target acquisition capabilities in urban areas.

Biopharmaceutical and Medical Research.    We operate the National Cancer Institute (NCI) at Frederick, Maryland, one of the world’s premier cancer and AIDS research facilities. We support a wide range of research areas for NCI, the National Institute of Allergy and Infectious Diseases, and the U.S. Army, including the development of nanotechnology applications for the prevention and treatment of cancer, as well as vaccines for HIV, anthrax and malaria. The NCI’s new cancer Biomedical Informatics Grid will enable cross-disciplinary sharing of research between more than 600 cancer researchers from over 50 different cancer centers. We are developing important grid-based middleware, applications and security for this groundbreaking initiative.

Commercial Services

We help our Commercial segment customers become more competitive, offering technology-driven consulting, systems integration and outsourcing services and solutions primarily to customers in selected commercial markets, currently IT support for oil and gas exploration and production, applications and IT infrastructure management for utilities and data lifecycle management for pharmaceuticals, in the United States and abroad. We apply domain-specific expertise, as well as consulting and technology services and solutions adapted from our experience with our Government segment customers, to fulfill the needs of our Commercial segment customers. These needs include enterprise IT optimization, data lifecycle management, asset management and business process analysis and transformation. Some examples of our commercial projects are described below.

The Digital Oilfield.    The oil and gas industry faces significant challenges to maximize exploration and production while minimizing capital risk and requirements. The industry employs highly specialized systems and solutions to meet these challenges. To help the largest global oil and gas company design its next generation oilfield and refinery called the Field of the Future, we are working with the company to implement and manage mission-critical geophysical data collection and decision support systems. Our solutions provide the architecture for more complete asset awareness, enabling improved decision making. We have similar projects with two other major oil and gas companies.

Asset Management for Utility Companies.    Asset management has become increasingly important to utility companies as they look to streamline costs and create other efficiencies related to their extensive assets, many of which have useful lives spanning decades. A leading U.K. utility company sought to create more efficient methods to provide maintenance and emergency repairs of its physical assets used in electricity delivery, such as power substations, pole-mounted transformers, overhead lines and underground cables. We helped design and implement an asset management system for this utility company. This system provides field personnel with up-to-date, easy-to-access mapping information which is used to readily locate electricity substations, transformers and power cables, as well as to facilitate the use of fault diagnosis tools to enable technicians to efficiently and effectively address power loss problems across the utility’s power grid.

Contracts

As of April 30, 2005, we had a portfolio of more than 10,000 active contracts, including active task orders under IDIQ contract vehicles. We have a diversified portfolio of contracts, with revenues recognized in fiscal 2005 under our largest contract representing less than 3% of our total consolidated revenues. Listed below are the 10 contracts which generated the most revenues in fiscal 2005 and which in the aggregate represented 14% of our total consolidated revenues.

Contract Title	Customer
Future Combat Systems (FCS)	U.S. Army
Trailblazer Technical Development Program	Confidential
Unified NASA Information Technology Services (UNITeS)	NASA
Global Information Grid-Bandwidth Expansion (GIG-BE)	U.S. Defense Information Systems Agency (DISA)
Data Services Installation & Maintenance	DISA
Information Technology Services Agreement	Entergy
Athens Olympics C4I System	Greek Ministry of Defense
Air Force Industrial Prime Vendor	U.S. Air Force
Safety, Reliability & Quality Assurance (SR&QA)	NASA
Omnibus 2000 Systems & Computer Resources Support	U.S. Army

Contract Procurement.    The U.S. Government technology services procurement environment has evolved in recent years due to statutory and regulatory procurement reform initiatives. U.S. Government agencies traditionally have procured technology services and solutions through agency-specific contracts awarded to a single contractor. However, in recent years the number of procurement contracting methods available to U.S. Government customers for services procurements has increased substantially. Today, there are three predominant contracting methods through which U.S. Government agencies procure technology services: traditional single award contracts, GSA Schedule contracts, and single and multiple award IDIQ contracts. Each of these is described below:

•

Traditionally, U.S. Government agencies have procured services and solutions through single award contracts which specify the scope of services that will be delivered and identify the contractor that will provide the specified services. When an agency has a requirement, interested contractors are solicited, qualified and then provided with a request for a proposal. The process of qualification, request for proposals and evaluation of bids requires the agency to maintain a large, professional procurement staff and can take a year or more to complete.

•	GSA Schedule contracts are listings of services, products and prices of contractors maintained by the GSA for use throughout the U.S. Government. In order for a company to provide services under a GSA Schedule contract, the company must be pre-qualified and awarded a contract by GSA. When an agency uses a GSA Schedule contract to meet its requirements, the agency, or the GSA on behalf of the agency, conducts the procurement. The user agency, or the GSA on its behalf, evaluates the user agency’s services requirements and initiates a competition limited to GSA Schedule qualified contractors. GSA Schedule contracts are designed to provide the user agency with reduced procurement time and lower procurement costs.

•	Single and multiple award IDIQ contracts are contract forms used to obtain commitments from contractors to provide certain products or services on pre-established terms and conditions. Under these IDIQ contracts, the U.S. Government issues task orders for specific services or products it needs and the contractor supplies products or services in accordance with the previously agreed terms. The competitive process to obtain task orders is limited to the pre-selected contractor(s). If the IDIQ contract has a single prime contractor, the award of task orders is limited to that party. If the contract has multiple prime contractors, the award of the task order is competitively determined. Multiple-contractor IDIQ contracts that are open for any government agency to use for the procurement of services are commonly referred to as government-wide acquisition contracts, or GWACs. Due to the lower cost, reduced procurement time, and increased flexibility of GWACs, there has been greater use of GWACs among many agencies for large-scale procurements of technology services. IDIQ contracts often have multi-year terms and unfunded ceiling amounts, therefore enabling but not committing the U.S. Government to purchase substantial amounts of products and services from one or more contractors.

Below is a list of our 10 largest non-IDIQ contracts based on total contract value to us, including funded backlog and negotiated unfunded backlog. For information regarding our backlog, see “—Backlog.”

Top 10 Non-IDIQ Contracts by Total Contract Value

Contract Title	Customer	Total SAIC Contract Value	Contract Expiration Date
		(in millions)
Future Combat Systems (FCS)	U.S. Army	$2,955	Dec 31, 2011
Navy Aviation Industrial Prime Vendor Generation II	U.S. Navy	602	Sep 30, 2014
Information Technology Services Agreement	Entergy	487	Dec 31, 2006
Information Technology Engineering & Support Services (ITESS)	DHS	446	Dec 31, 2010
Safety, Reliability & Quality Assurance (SR&QA)	NASA	439	Mar 31, 2006
Air Force Industrial Prime Vendor	U.S. Air Force	431	Jan 23, 2006
Guardian Installation Protection Program	U.S. Army	390	Apr 27, 2010
Trailblazer Technical Development Program	Confidential	348	Apr 4, 2006
Information Technology & Telecommunications Services Outsourcing	San Diego County	314	Dec 13, 2006
Systems Engineering & Integration Contract (SEIC)	U.S. Air Force	196	Sep 30, 2017

		$6,608

Below is a list of our 10 largest GSA Schedule or IDIQ contract vehicles based on total contract vehicle ceiling value that could be awarded to all contractors, including us.

Top 10 GSA Schedule or IDIQ Contract Vehicles by Total Contract Vehicle Ceiling Value (1)

Contract Title	Customer	Total Contract Vehicle Ceiling Value to All Contractors	Contract Vehicle Expiration Date
		(in millions)
SeaPort Enhanced (2)	U.S. Navy	$45,409	Apr 4, 2019
Millennia	GSA Federal Technology Service	25,000	Apr 27, 2009
Millennia Lite	GSA Federal Technology Service	20,000	Apr 21, 2009
Defense Medical Information Systems (D/SIDDOMS III)	Defense Contracting Command	8,320	Dec 14, 2013
Flexible Acquisition Sustainment Tool (FAST)	U.S. Air Force	7,441	Feb 23, 2008
Simulation, Training & Instrumentation Command (STRICOM) Omnibus	U.S. Army	4,000	Sep 20, 2008
DISN Global Solutions	DISA	3,000	Sep 30, 2008
Weapons of Mass Destruction Defeat Technology	Defense Threat Reduction Agency	1,260	Apr 30, 2008
Next Generation Engineering	DISA	1,000	Jan 11, 2009
Gateway Communications Systems/Defense Messaging Systems	U.S. Department of the Interior	1,000	Oct 22, 2006

		$116,430

(1)	Total contract ceiling value represents the maximum amount of contract awards that could be awarded to all contractors, including us, eligible to compete for task orders under the contract vehicle.
(2)	Contract with AMSEC, LLC, our 55% owned joint venture.

Backlog

The approximate value of our total negotiated backlog as of January 31, 2005, 2004, 2003 and April 30, 2005 and 2004 was as follows:

	As of January 31			As of April 30
	2005	2004	2003	2005	2004
	(in millions)
Government Segment:
Funded backlog	$3,333	$3,127	$2,499	$3,354	$3,430
Negotiated unfunded backlog	5,217	4,033	2,733	6,465	5,459

Total negotiated backlog	$8,550	$7,160	$5,232	$9,819	$8,889

Commercial Segment:
Funded backlog	$313	$228	$230	$348	$289
Negotiated unfunded backlog	114	187	157	104	281

Total negotiated backlog	$427	$415	$387	$452	$570

Total Consolidated:
Funded backlog	$3,646	$3,355	$2,729	$3,702	$3,719
Negotiated unfunded backlog	5,331	4,220	2,890	6,569	5,740

Total consolidated negotiated backlog	$8,977	$7,575	$5,619	$10,271	$9,459

Funded backlog represents the portion of backlog for which funding currently is appropriated or otherwise authorized and is payable to us upon completion of a specified portion of work, less revenues previously recognized. Our funded backlog does not include the full potential value of our contracts because the U.S. Government and our other customers often appropriate or authorize funds for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. Negotiated unfunded backlog represents (1) firm orders for which funding has not been appropriated or otherwise authorized and (2) unexercised contract options. When a definitive contract or contract amendment is executed and funding has been appropriated or otherwise authorized, funded backlog is increased by the difference between the funded dollar value of the contract or contract amendment and the revenue recognized to date. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ, GWAC or GSA Schedule contract vehicles.

We expect to recognize as revenues a substantial portion of our funded backlog within 12 months. However, the U.S. Government may cancel any contract or purchase order at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs and potential fees in such cases. See “Risk Factors—Risks Relating to Our Business—We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our operating results.”

Key Customers

Our largest customer is the U.S. Government, in the aggregate accounting for 86%, 85% and 84% of our total consolidated revenues in fiscal 2005, 2004 and 2003, respectively. Within the U.S. Government, our largest customers for each of the last three fiscal years were the U.S. Army, U.S. Navy and U.S. Air Force.

The percentage of total consolidated revenues attributable to each of these three major customers for the last three fiscal years was as follows:

	Year Ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13	12	12
U.S. Air Force	11	11	12

Competition

Competition for U.S. Government contracts is intense. We compete against a large number of major, established multinational corporations which may have greater financial capabilities than we do and smaller, more specialized companies that concentrate their resources on particular areas. As a result of the diverse requirements of the U.S. Government and our commercial customers, we frequently form teams with other companies to compete for large contracts, while bidding against team members in other situations. Because of the current industry trend toward consolidation, we expect major changes in the competitive landscape. See “Risk Factors—Risks Relating to Our Business—We face aggressive competition.” We believe that our principal competitors include the following companies:

•	among contractors focused principally on U.S. Government IT and other technical services, we compete primarily with companies such as Anteon International Corporation, CACI International Inc, ManTech International Corporation, SRA International, Inc. and The Titan Corporation, which was recently acquired by L-3 Communications;

•	among the large defense contractors which provide U.S. Government IT services in addition to other hardware systems and products, we compete primarily with engineering and technical services divisions of The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company; and

•	among the diversified commercial and U.S. Government IT providers, we compete primarily with companies such as Accenture Ltd, BearingPoint, Inc., Booz Allen Hamilton Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, International Business Machines Corporation and Unisys Corporation.

We compete on factors including, among others, our technical expertise, our ability to deliver cost-effective solutions in a timely manner, our reputation and standing with government and commercial customers, pricing and the size and scale of our company.

Patents and Proprietary Information

Our technical services and products are not generally dependent upon patent protection. We claim a proprietary interest in certain of our products, software programs, methodology and know-how. This proprietary information is protected by copyrights, trade secrets, licenses, contracts and other means.

We actively pursue opportunities to license our technologies to third parties and enforce our patent rights. We also evaluate potential spin-offs of our technologies.

In connection with the performance of services for customers in the Government segment, the U.S. Government has certain rights to data, software codes and related material that we develop under U.S. Government-funded contracts and subcontracts. Generally, the U.S. Government may disclose such information to third parties, including, in some instances, competitors. In the case of subcontracts, the prime contractor may also have certain rights to the programs and products that we develop under the subcontract.

Research and Development

We conduct research and development activities under customer-funded contracts and with IR&D funds. IR&D efforts consist of projects involving basic research, applied research, development and systems and other concept formulation studies. In fiscal 2005, 2004 and 2003, we spent approximately $25 million, $19 million and $19 million, respectively, on IR&D, which was included in selling, general and administrative expenses.

Seasonality

The U.S. Government’s fiscal year ends on September 30 of each year. It is not uncommon for U.S. Government agencies to award extra tasks or complete other contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. As a result of this cyclicality in the U.S. Government budget process, we have from time to time experienced higher revenues in our third fiscal quarter, ending October 31, and lower revenues in our fourth fiscal quarter, ending January 31. We have not experienced this cyclicality in recent years.

Regulation

We are heavily regulated in most fields in which we operate. We deal with numerous U.S. Government agencies and entities, including all of the branches of the U.S. military, the DoD, NASA, intelligence agencies, the Nuclear Regulatory Commission and the DHS. When working with these and other U.S. Government agencies and entities, we must comply with and are affected by laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with various contract negotiations;

•	impose acquisition regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. Government contracts; and

•	restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

In order to help ensure compliance with these laws and regulations, all of our employees are required to attend ethics training at least bi-annually.

Internationally, we are subject to special U.S. Government laws and regulations (such as the Foreign Corrupt Practices Act), local government regulations and procurement policies and practices (including regulations relating to import-export control, investments, exchange controls and repatriation of earnings) and varying currency, political and economic risks. Some international customers require contractors to comply with industrial cooperation regulations, sometimes referred to as offset programs. Offset programs may require in-country purchases, manufacturing and financial support projects as a condition to obtaining orders or other arrangements. Offset programs generally extend over several years and may provide for penalties in the event we fail to perform in accordance with offset requirements.

See “Risk Factors—Risks Relating to Our Business—We may be liable for penalties under a variety of procurement rules and regulations and changes in government regulations or practices could adversely affect our business, prospects, financial condition or operating results.”

Environmental Matters

Our operations, including the environmental consulting and investigative services we provide to third parties, and our ownership or operation of real property are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations and we incur costs to comply with those laws. Failure to comply with those laws could result in civil or criminal sanctions, including fines, penalties or suspension or debarment from contracting with the U.S. Government, or could cause us to have to incur costs to change or upgrade or close some of our operations or properties. Some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes, transports, or arranges for the disposal or transportation of hazardous substances to any site. In addition, we may face liability for personal injury, property damage and natural resource damages relating to contamination for which we are otherwise liable or relating to exposure to or the mishandling of chemicals or other hazardous substances in connection with our current and former operations or services.

Although we do not currently anticipate that the costs of complying with, or the liabilities associated with, environmental laws will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future. See “Risk Factors—Risks Relating to Our Business—Our services and operations sometimes involve using, handling or disposing of hazardous materials, which could expose us to potentially significant liabilities.”

Employees and Consultants

As of April 30, 2005, we employed 42,500 full and part-time employees. We also use consultants to provide specialized technical and other services on specific projects. To date, we have not experienced any strikes or work stoppages and we consider our relations with our employees to be good.

The highly technical and complex services and products provided by us are dependent upon the availability of professional, administrative and technical personnel having high levels of training and skills and, in many cases, security clearances. Because of our growth and the increased competition for qualified personnel, it has become more difficult to meet all of our needs for these employees in a timely manner. However, such difficulties have not had a significant impact on us to date. We intend to continue to devote significant resources to recruit and retain qualified employees.

Properties

As of August 15, 2005, we conducted our operations in approximately 500 offices located in 43 states, the District of Columbia and various foreign countries. We occupy a total of approximately 9.5 million square feet of space. Of this total, we own approximately 2.6 million square feet, and the balance is leased. Our major locations are in the San Diego, California and Washington, D.C. metropolitan areas, where we occupy approximately 1.4 million square feet and 2.6 million square feet of space, respectively.

We own and occupy the following properties:

Location	Number of Buildings	Square Footage	Acreage
McLean, Virginia	4	900,000	18.3
San Diego, California	7	677,000	22.2
Vienna, Virginia	2	280,000	14.7
Virginia Beach, Virginia	2	159,200	22.5
Huntsville, Alabama	1	100,000	18.0
Columbia, Maryland	1	95,500	7.3
Orlando, Florida	1	85,000	18.0
Oak Ridge, Tennessee	1	83,000	12.5
Dayton, Ohio	2	79,400	4.5
Reston, Virginia	1	62,000	2.6
Richland, Washington	1	23,700	3.1

The nature of our business is such that there is no practicable way to relate occupied space to industry segments. We consider our facilities suitable and adequate for our present needs. See Note 16 of the notes to consolidated financial statements on page F-36 of this prospectus for information regarding commitments under leases. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations.”

Legal Proceedings

Telkom South Africa.    Our former Telcordia Technologies, Inc. subsidiary instituted arbitration proceedings before the ICC against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. Although the High Court judge denied Telcordia’s motion for leave to appeal his ruling, on November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal the judge’s ruling and will hear the appeal. In parallel proceedings in the United States District Court (New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. Telcordia has appealed this ruling to the U.S. Court of Appeals for the Third Circuit.

On March 15, 2005, we sold Telcordia to an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. Pursuant to the definitive stock purchase agreement, we are entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, we are obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable; however, an adverse resolution could materially harm our business, consolidated financial position, results of operations and cash flows. Protracted litigation, regardless of outcome, could result in substantial costs and divert management’s attention and resources.

INTESA.    INTESA, a Venezuelan joint venture we formed in fiscal 1997 with Venezuela’s national oil company, PDVSA, to provide information technology services in Latin America, is involved in various legal proceedings. We had previously consolidated our 60% interest in the joint venture, but the operations of INTESA were classified as discontinued operations as of January 31, 2003 and INTESA is currently insolvent. PDVSA has refused to take action to dissolve the joint venture or have it declared bankrupt.

Outsourcing Services Agreement and Guarantee.    INTESA had derived substantially all its revenues from an outsourcing services agreement with PDVSA that it entered into at the time the joint venture was formed. The services agreement expired on June 30, 2002 and the parties were not able to reach agreement on a renewal. We guaranteed INTESA’s obligations under the services agreement to PDVSA. Under the terms of the services agreement, INTESA’s liability for damages to PDVSA in any calendar year is capped at $50 million. As a result, our maximum potential liability to PDVSA under the guarantee in any calendar year, based on our guarantee of their ownership interest in INTESA, is $20 million. To date, PDVSA has not asserted any claims.

Expropriation of Our Interest in INTESA.    In fiscal 2003 and 2004, PDVSA and the Venezuelan government took certain actions, including denying INTESA access to certain of its facilities and assets, that prevented INTESA from continuing operations. In fiscal 2005, the Overseas Protection Insurance Company (OPIC), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments, determined that the Venezuelan government had expropriated our interest in INTESA without compensation and paid us approximately $6 million in settlement of our claim.

Employment Claims of Former INTESA Employees.    INTESA is a defendant in a number of lawsuits brought by former employees seeking unpaid severance and pension benefits. PDVSA and SAIC Bermuda, our wholly-owned subsidiary and the entity that held our interest in INTESA, was added as defendants in a number of these suits. We believe that we do not have any legal obligation for these claims, but given the unsettled political and economic environment in Venezuela, their outcome is uncertain.

Other Legal Proceedings Involving INTESA.    The Attorney General of Venezuela initiated a criminal investigation of INTESA in fiscal 2003 alleging unspecified sabotage by INTESA employees. We believe this investigation is inactive. In connection with our expropriation claim, OPIC determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA and the Venezuelan government. In addition, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA in fiscal 2004 for approximately $30 million for alleged non-payment of VAT taxes in fiscal 1998.

Potential Financial Impact.    Many issues relating to INTESA, including the termination of the services agreement and the employment litigation brought by former INTESA employees, remain unresolved. Due to the complex nature of the legal and factual issues involved in these matters and the uncertain economic and political environment in Venezuela, the outcome is not presently determinable; however, adverse resolutions could materially harm our business, consolidated financial position, results of operations and cash flows.

Gracian v. SAIC Class Action Lawsuit.    On March 4, 2005, we were served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that we improperly failed to pay overtime to exempt salaried and professional employees in the State of California and required them to utilize their paid leave balances for partial day absences. The plaintiffs contend that our policy violates California law and seeks, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, penalties, interest, punitive damages and attorney fees. We are analyzing the lawsuit and the underlying issues. On May 31, 2005, the California Labor Commissioner issued a memorandum to the California Division of Labor Standards Enforcement Staff that interprets California law in a way that supports our legal positions in this case. The May 31, 2005 memorandum removes a prior California Labor Commissioner opinion letter that interpreted California law in a way that had supported the plaintiffs’ legal position. A California Court of Appeals, in another matter, published an opinion on July 21, 2005, which supports our position regarding charging comprehensive leave balances for partial day absences, although this opinion will not become final until 60 days after initial publication. If the decision does not become final, it would have no precedential force. Plaintiffs’ counsel may argue that the Court of Appeals decision is wrongly decided and continue to pursue the case. We do not expect the ultimate resolution of this matter to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Other.    In the normal conduct of our business, we seek to monetize our patent portfolio through licensing. We also have and will continue to defend our patent position when we believe our patents have been infringed and are involved in such litigation from time to time. On March 15, 2005, we sold our Telcordia Technologies, Inc. subsidiary. Pursuant to the terms of the definitive stock purchase agreement, we will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights. We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in the opinion of our management, is expected to have a material adverse effect on our consolidated financial position, results of operations, cash flows or our ability to conduct business.

About New SAIC

We formed SAIC, Inc., or New SAIC, as a Delaware corporation on August 12, 2005. To date, it has not conducted any activities other than those incident to its formation, the preparation of this prospectus and the preparation of a Registration Statement on Form S-4 with respect to the reorganization merger. Upon completion of the reorganization merger, Old SAIC will be a wholly-owned subsidiary of New SAIC. At the time of the reorganization merger, the then-current directors and executive officers of Old SAIC will become the directors and executive officers of New SAIC.

MANAGEMENT

Directors and Executive Officers

The following is a list of the names and ages as of the date of this prospectus of all of Old SAIC’s directors and key officers, indicating all positions and offices held by each such person and each such person’s principal occupation or employment during at least the past five years. Except as otherwise noted, each of the persons listed below has served in his or her present capacity for Old SAIC for at least the past five years. All such persons have been elected to serve until their successors are elected or until their earlier resignation or retirement.

We expect that each of the officers and directors of Old SAIC listed below will serve in their present capacities with both Old SAIC and New SAIC immediately following our planned reorganization merger and this offering, and all of the persons who have not yet been appointed to their positions in New SAIC have consented to being named in this prospectus.

Name of director or officer	Age	Position(s) with the company and prior business experience
Carl M. Albero	70	Group President since February 2004. Mr. Albero has held various positions with us since 1987, including serving as a Sector Vice President from 1998 to February 2004. Mr. Albero has also served as Chief Executive Officer of our AMSEC LLC joint venture since July 1999.

Duane P. Andrews	60	Chief Operating Officer since January 2005, Corporate Executive Vice President since 1998, and a Director since October 1996. Mr. Andrews also served as President and Chief Operating Officer of Federal Business from December 2003 to January 2005, Executive Vice President for Corporate Development from October 1995 to January 1998. Prior to joining us, Mr. Andrews served as assistant secretary of defense for command, control, communications and intelligence from 1989 to 1993.

Kenneth C. Dahlberg	60	Chairman of the Board since July 2004 and Chief Executive Officer, President and Director since November 2003. Prior to joining us, Mr. Dahlberg served as Corporate Executive Vice President of General Dynamics Corp. from March 2001 to October 2003. Mr. Dahlberg served as President of Raytheon International from February 2000 to March 2001, and from 1997 to 2000 he served as President and Chief Operating Officer of Raytheon Systems Company. Mr. Dahlberg held various positions with Hughes Aircraft from 1967 to 1997.

Thomas E. Darcy	55	Corporate Executive Vice President since December 2003 and Chief Financial Officer since October 2000. From October 2000 to December 2003, Mr. Darcy was an Executive Vice President. Prior to joining us, Mr. Darcy was with the accounting firm currently known as PricewaterhouseCoopers LLP from July 1973 to September 2000, where he served as partner from 1985 to 2000.

Wolfgang H. Demisch	60	Director since 1990. Mr. Demisch has been a principal of Demisch Associates LLC, a consulting firm, since 2003. He was a Managing Director of Dresdner Kleinwort Wasserstein, formerly Wasserstein Perella Securities, Inc., from 1998 to 2002.

Name of Director or Officer	Age	Position(s) with the Company and Prior Business Experience
Jere A. Drummond	66	Director since 2003. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the board of directors of Borg-Warner Automotive, AirTran Holdings, Inc. and Centillium Communications, Inc.

Steven P. Fisher	45	Treasurer since January 2001 and Senior Vice President since July 2001. Mr. Fisher has held various positions with us since 1988, including serving as Assistant Treasurer and Corporate Vice President for Finance from 1997 to 2001 and Vice President from 1995 to 1997.

Donald H. Foley	61	Chief Engineering and Technology Officer since January 2005, Executive Vice President since July 2000, and a Director since July 2002. Dr. Foley has held various positions with us since 1992, including serving as Group President from February 2004 to January 2005 and a Sector Vice President from 1992 to July 2000.

John J. Hamre	55	Director since 2005. Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Prior to joining us, Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the board of directors of ChoicePoint, Inc., ITT Industries, Inc., and MITRE Corporation.

John R. Hartley	39	Senior Vice President and Corporate Controller since August 2005. Mr. Hartley has held various positions with our finance organization since 2001. For 12 years prior to that, he was with the accounting firm currently known as Deloitte & Touche LLP.

Mark V. Hughes, III	60	Group President since February 2004. Mr. Hughes has held various positions with us since 1990, including serving as an Executive Vice President from July 2003 to February 2004 and as a Sector Vice President from 1991 to July 2003.

Anita K. Jones	63	Director since 1998. Dr. Jones is the Quarles Professor of Engineering at the University of Virginia where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering in the U.S. Department of Defense. Dr. Jones also served as a Director of the Company from 1987 to 1993.

Harold M. J. Kraemer, Jr.	50	Director since 1997. Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as an adjunct professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., or Baxter, a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004 and as

Name of Director or Officer	Age	Position(s) with the Company and Prior Business Experience
		President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997.

Claudine B. Malone	69	Director since 1993. Ms. Malone has served as the President of Financial & Management Consulting, Inc., a consulting company, since 1982. Ms. Malone is also a member of the board of directors of Hasbro, Inc., Lafarge North America, and Novell, Inc.

Larry J. Peck	58	Group President since February 2004. Mr. Peck has held various positions with us since 1978, including serving as a Sector Vice President from 1994 to February 2004.

Lawrence B. Prior, III	49	Group President since February 2005. Prior to joining us, Mr. Prior served as Chief Financial Officer and then President and Chief Executive Officer of LightPointe Communications, Inc. from 2000 until 2004 and as President and Chief Operating Officer for High Technology Solutions from 1999 to 2000.

Arnold L. Punaro	59	Executive Vice President, Business Development, Government Affairs and Communications since February 2005. Mr. Punaro has held various positions with us since 1997 including Sector Vice President and Senior Vice President, Director of Corporate Development. Mr. Punaro also served as the Staff Director of the Senate Armed Services Committee and retired as a Major General in the United States Marine Corps.

William A. Roper, Jr.	59	Corporate Executive Vice President since April 2000. Mr. Roper served as Senior Vice President from 1990 to 1999, Chief Financial Officer from 1990 to October 2000 and Executive Vice President from 1999 to 2000. Mr. Roper has served as a director of VeriSign, Inc. since November 2003.

Edward J. Sanderson, Jr.	56	Director since 2002. Mr. Sanderson retired from Oracle Corporation in 2001 after having served as an Executive Vice President since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting, and the Latin American Division. Prior to that he was President of Unisys World-wide Services and partner at both McKinsey & Company and Accenture (formerly Andersen Consulting). Mr. Sanderson is also a member of the board of directors of Quantum Corporation.

Douglas E. Scott	48	Secretary since July 2003, Senior Vice President since January 1997 and General Counsel since 1992. Mr. Scott has held various positions with us since 1987, including serving as a Corporate Vice President from 1992 to January 1997.

George T. Singley III	60	Group President since February 2004. Mr. Singley has held various positions with us since 1998, including serving as a Sector Vice President from 2001 to February 2004 and Group Senior Vice President from 2000 to 2001.

Theoren P. Smith, III	50	Group President since February 2005. Dr. Smith served as Sector Vice President from July 2002 until February 2004 and Executive Vice President, Federal Business from February 2004 until February 2005. Prior to joining us, Dr. Smith served as president at Cable & Wireless North America, and as Chief Technology Officer at Road Runner, LLC.

Name of Director or Officer	Age	Position(s) with the Company and Prior Business Experience
Joseph P. Walkush	53	Executive Vice President since July 2000 and a Director since April 1996. Mr. Walkush has held various positions with us from 1976 to 1979 and since 1981, including serving as a Sector Vice President from 1994 to 2000.

John H. Warner, Jr.	64	Chief Administrative Officer since December 2003, Corporate Executive Vice President since 1996 and a Director since 1988. Dr. Warner has held various positions with us since 1973, including serving as Executive Vice President from 1989 to 1996.

A. Thomas Young	67	Director since 1995. Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young is also on the board of directors of the Goodrich Corporation.

Board of Directors Composition and Committees

Our certificate of incorporation provides for a “classified” board of directors consisting of three classes, which shall be as equal in number as possible. The total number of authorized directors is to be between 10 and 18, with the exact size of the board to fixed by resolution of the board. Immediately following the completion of this offering, we expect to have 13 directors.

Immediately prior to the completion of this offering, the board of directors of New SAIC will have the following standing committees: an audit committee, a compensation committee, an ethics and corporate responsibility committee, an executive committee and a nominating and corporate governance committee. Except as noted below, we expect that the membership for the New SAIC board committees will be the same as the current membership for Old SAIC’s corresponding board committees.

Audit Committee.    The purpose of the audit committee is to assist the board of directors in providing oversight of: (1) the integrity of our financial statements, including the financial reporting process, system of internal control and audit process, (2) our compliance with legal and regulatory requirements, (3) the registered public accountant’s qualifications and independence, (4) the performance of our internal audit function and registered public accountants and (5) financial reporting risk assessment and mitigation. The current members of the Old SAIC audit committee are C.B. Malone (Chair), W.H. Demisch, J.A. Drummond, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines. Our board of directors has also determined that J.A. Drummond, H.M.J. Kraemer, Jr. and C.B. Malone qualify as audit committee financial experts as defined by the rules under the Securities Exchange Act of 1934.

Compensation Committee.    The compensation committee’s responsibilities include: (1) determining the compensation of the chief executive officer and reviewing and approving the compensation of the other executive officers, (2) approving and evaluating compensation plans, policies and programs, including incentive compensation and equity-based plans for employees and officers, (3) preparing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission and (4) reviewing and making recommendations to the board of directors regarding director compensation. The current members of the Old SAIC compensation committee are E.J. Sanderson, Jr. (Chair), W.H. Demisch, A.K. Jones and H.M.J. Kraemer, Jr. Our board of directors has determined that each member is an independent director under our corporate governance guidelines.

Ethics and Corporate Responsibility Committee.    The ethics and corporate responsibility committee duties include: (1) reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures, (2) reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors and addressing any potential conflict of interest involving us and a director or an executive officer, (3) reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violation of our policies, procedures and standards related to ethical conduct and legal compliance and (4) reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies. The current members of the Old SAIC ethics and corporate responsibility committee are A.K. Jones (Chair), J.A. Drummond, J.J. Hamre, C.B. Malone and J.H. Warner, Jr.

Executive Committee.    The executive committee’s charter provides that, to the extent permitted by Delaware law, it shall have and may exercise all powers and authorities of the board of directors with respect to the following: (1) taking action on behalf of the board of directors during intervals between regularly scheduled meetings of the board of directors if it is impractical to delay action on a matter until the next regularly scheduled meeting of the board of directors, (2) overseeing and assisting management in the formulation and implementation of scientific research policies, (3) authorizing and approving the offer, issuance or sale of our capital stock, (4) authorizing the filing of registration statements, reports and other documents with the Securities and Exchange Commission and with state securities commissions, (5) authorizing the calling of the annual meeting of our stockholders, (6) within certain limits established by the board or directors, approving the acquisition of the business or assets of another company, (7) authorizing the preparation and filing of documentation to effect a merger between us and one or more subsidiary corporations, (8) reviewing and approving various financial matters, including matters pertaining to our capital structure, our financial projections, plans and strategies, our capital budget and capital budgeting processes, plans and strategies and our treasury operations, investment strategies, banking and cash management arrangements and financial risk management, including our policies and procedures related thereto and (9) authorizing the opening of bank accounts in our name, approving the establishment of loans or letters of credit and guaranteeing the repayment of indebtedness or contractual performance of our majority-owned subsidiaries. The current members of the Old SAIC executive committee are A.T. Young (Chair), D.P. Andrews, K.C. Dahlberg, J.J. Hamre, H.M.J. Kraemer, Jr. and E.J. Sanderson, Jr.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee’s responsibilities include: (1) identifying and recommending individuals qualified to become members of the board of directors, consistent with the criteria approved by the board of directors; (2) reviewing and making recommendations regarding the composition and procedures of the board of directors; (3) developing and recommending to the board of directors a set of corporate governance principles; (4) making recommendations regarding the size, composition and charters of the committees of the board of directors; (5) reviewing and developing long-range plans for chief executive officer and management succession and (6) developing and overseeing an annual self-evaluation process of the board of directors and its committees. The current members of the Old SAIC nominating and corporate governance committee are J.A. Drummond (Chair), D.P. Andrews, K.C. Dahlberg, C.B. Malone, J.H. Warner, Jr. and A.T. Young. Our board of directors has determined that the following members of the Old SAIC nominating and corporate governance committee are independent under our corporate governance guidelines: J.A. Drummond, C.B. Malone and A.T. Young. Immediately prior to the completion of this offering, the membership of the nominating and corporate governance committee will be modified so that it will be comprised solely of independent directors.

Lead Director.    In the event that our chairman of the board is not independent, the nominating and corporate governance committee will nominate an independent director to serve as our “lead director,” who is then approved by a majority of the independent directors. The lead director has the following principal responsibilities: (1) chairing meetings of the independent directors in executive session; (2) facilitating communications between other members of the board and the chairman of the board and/or the chief executive officer; (3) acting as a liaison to stockholders who request direct communication with the board; (4) consulting with the chairman of the board in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board; (5) consulting with the chairman of the board and/or the chief executive officer on matters relating to corporate governance and board performance; and (6) acting as chairman of the board if the chief executive officer serving in that role is unable to perform those duties. Currently, Old SAIC’s lead director is A.T. Young.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

We intend to establish director compensation policies for New SAIC subsequent to the completion of this offering that will be substantially similar to the existing policies of Old SAIC. However, where we have described director compensation previously consisting of shares of Old SAIC class A common stock, we instead expect to issue twice as many shares of New SAIC class A preferred stock, after giving effect to the conversion of each share of Old SAIC class A common stock into two shares of New SAIC class A preferred stock in our planned reorganization merger.

All non-employee directors are paid an annual retainer of $25,000 and the chairperson of a committee is paid an additional annual retainer of $10,000, except for the chairperson of the audit committee who is paid an additional annual retainer of $12,500. The lead director is also paid an additional annual retainer of $2,500. Non-employee directors also receive $1,500 for each meeting of the board of directors and $2,000 for each meeting of a committee on which they serve and are reimbursed for expenses incurred while attending meetings or otherwise performing services as a director. The directors are eligible to defer their fees into our Keystaff Deferral and Key Executive Stock Deferral Plans. In addition, a stock bonus of 1,000 shares of Old SAIC class A common stock is offered to independent director nominees as an inducement to join the board of directors.

Directors are eligible to receive stock options under the 1999 Stock Incentive Plan. For services rendered as a director during fiscal 2005, W.H. Demisch, J.A. Drummond, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, E.J. Sanderson, Jr. and A.T. Young each received options to purchase 12,000 shares of Old SAIC class A common stock at $42.27 per share, which was the stock price on the date of grant. All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

See “Certain Relationships and Related Party Transactions” for information with respect to transactions between us and certain persons related to or entities in which certain directors may be deemed to have an interest.

Indemnification of Directors and Officers

In conjunction with this offering, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation. These agreements, among other things, will provide that we will indemnify, subject to applicable law and the terms thereof, our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s service as a director or executive officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXECUTIVE COMPENSATION

We have not paid our executive officers any compensation for their service to New SAIC since its formation in August 2005. The following table sets forth information regarding the annual and long-term compensation for services to Old SAIC for fiscal 2005, 2004 and 2003, of those persons who were, at January 31, 2005 (1) the Chief Executive Officer and (2) the other four most highly compensated executive officers of Old SAIC, whom we collectively refer to as our “Named Executive Officers.” The following summary compensation table sets forth the annual and long-term compensation earned by the Named Executive Officers for the relevant fiscal year, whether or not paid in such fiscal year:

Summary Compensation Table

		Annual Compensation						Long-term Compensation		All Other Compensation (5)
Name and principal position(s)	Year	Salary (1)		Bonus (2)		Other Annual Compensation (3)		Restricted Stock Awards (4)	Number of Securities Underlying Options
K.C. Dahlberg Chairman, Chief Executive Officer and President	2005 2004	$1,000,000 250,000	(7)	$1,500,000 1,010,000	(8)	$77,897 229,459	(6) (9)	$299,989 2,687,686	260,000 225,000	$	— —

D.P. Andrews Chief Operating Officer	2005 2004 2003	628,846 504,519 467,308		799,996 699,992 600,014		2,473 1,305 3,127		199,993 199,984 200,000	125,000 100,000 75,000		9,052 13,445 13,308

W.A. Roper, Jr. Corporate Executive Vice President	2005 2004 2003	476,590 475,962 473,847		799,996 500,009 399,993		6,275 5,825 7,845		130,003 149,988 150,007	55,000 60,000 75,000		9,052 13,442 13,308

T.E. Darcy Chief Financial Officer	2005 2004 2003	480,000 470,000 425,001		599,996 599,992 500,014		400 400 500		130,003 99,992 100,014	80,000 75,000 75,000		6,402 10,945 10,958

J.H. Warner, Jr. Chief Administrative Officer	2005 2004 2003	475,962 475,962 428,365		550,018 510,015 449,994		5,375 4,725 4,800		99,996 99,992 125,011	55,000 50,000 45,000		9,052 13,445 13,308

(1)	Includes amounts paid in lieu of unused comprehensive leave.
(2)	Includes the award of the following number of shares of Old SAIC class A common stock with a market value as of the date of grant (calculated by multiplying the fair market value of Old SAIC class A common stock on the date of grant by the number of shares awarded) for fiscal 2005, 2004 and 2003, respectively, as follows: (a) K.C. Dahlberg: 10,000 shares with a market value of $405,500, 0 shares and 0 shares; (b) D.P. Andrews: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014; (c) W.A. Roper, Jr.: 2,466 shares with a market value of $99,996, 1,917 shares with a market value of $70,009 and 1,748 shares with a market value of $49,993; (d) T.E. Darcy: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014; and (e) J.H. Warner, Jr.: 1,850 shares with a market value of $75,018, 2,191 shares with a market value of $80,015 and 2,797 shares with a market value of $79,994.
(3)	Represents amounts paid or reimbursed by us on behalf of the Named Executive Officers for athletic, airline and country club memberships, financial planning and tax preparation services and relocation expenses.
(4)

The amount reported represents the market value on the date of grant (calculated by multiplying the fair market value of the class A common stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restrictions on such stock. Restricted stock vests as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders. The amount reported represents the following number of restricted shares of class A common stock awarded for fiscal 2005, 2004 and 2003, respectively: (a) K.C. Dahlberg: 7,398 shares, 84,545 shares and 0 shares; (b) D.P. Andrews: 4,932 shares, 5,476 shares and 6,993 shares; (c) W.A. Roper, Jr.: 3,206 shares, 4,107 shares and 5,245 shares; (d) T.E. Darcy: 3,206 shares, 2,738 shares and 3,497 shares; and (e) J.H. Warner, Jr.: 2,466 shares, 2,738 shares and 4,371 shares. As of January 31, 2005, the aggregate restricted stock holdings (other than restricted stock which has been deferred into the Key Executive Stock Deferral Plan) for the Named Executive Officers were as follows: (a) K.C. Dahlberg: 0 shares; (b) D.P. Andrews: 9,118 shares, with a market value as of such date of $369,735; (c) W.A. Roper, Jr.: 0 shares; (d) T.E. Darcy: 4,048 shares, with a market value as of such date of $164,146; and

(e) J.H. Warner, Jr.: 3,411 shares, with a market value as of such date of $138,316. Dividends are payable on such restricted stock if and when declared. Although the Company has never declared or paid a dividend on its capital stock, we intend to pay a special dividend immediately prior to the completion of this offering. See “The Merger and the Special Dividend.”

(5)	Represents amounts contributed or accrued by us for the Named Executive Officers under our 401(k) Profit Sharing Plan and Employee Stock Retirement Plan (ESRP).
(6)	Includes $67,897 for country club dues.
(7)	Mr. Dahlberg joined us as Chief Executive Officer in November 2003. Accordingly, compensation for 2004 is for a partial year.
(8)	Includes $660,000 paid as a cash sign-on bonus.
(9)	Represents the reimbursement of expenses incurred in connection with the relocation of K.C. Dahlberg and his family to our principal place of business.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of options to purchase shares of class A common stock pursuant to our 1999 Stock Incentive Plan made during fiscal 2005 to the Named Executive Officers:

Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal 2005	Exercise Price (Per Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5%	10%
K.C. Dahlberg	30,000 30,000		* *	$36.52 37.34	3/7/09 5/18/09	$302,694 309,491	$668,875 683,893
D.P. Andrews	100,000	(4)	1.4%	36.52	4/1/09	1,008,980	2,229,583
W.A. Roper, Jr.	60,000	(4)	*	36.52	4/1/09	605,388	1,337,750
T.E. Darcy	75,000	(4)	1.0	36.52	4/1/09	756,735	1,672,187
J.H. Warner, Jr.	50,000	(4)	*	36.52	4/1/09	504,490	1,114,791

*	Less than 1% of the total options granted to employees in fiscal 2005.
(1)	All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “—Management—Summary of Compensation Plans—Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders.
(2)	The exercise price is equal to the fair market value of the Old SAIC class A common stock on the date of grant.
(3)	The potential realizable value is based on an assumption that the fair market value of the Old SAIC class A common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term. These values are calculated based on the regulations promulgated by the Securities and Exchange Commission and should not be viewed in any way as an estimate or forecast of the future performance of our common stock.
(4)	Although the listed grants of options were made during fiscal 2005, such grants relate to service for fiscal 2004.

Option Exercises and Fiscal Year-end Values

The following table sets forth information regarding the exercise of options during fiscal 2005 and unexercised options to purchase Old SAIC class A common stock granted during fiscal 2005 and prior years under our 1998 Stock Option Plan and 1999 Stock Incentive Plan to the Named Executive Officers and held by them at January 31, 2005:

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at January 31, 2005		Value of Unexercised In-the-money Options at January 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
K.C. Dahlberg	—	—	45,000	240,000	$394,200	$1,794,000
D.P. Andrews	60,000	$1,143,900	215,000	260,000	2,529,450	1,964,800
W.A. Roper, Jr.	45,000	857,925	243,000	222,000	2,908,290	1,835,760
T.E. Darcy	—	—	217,921	201,438	2,179,157	1,537,743
J.H. Warner, Jr.	60,000	733,200	66,000	144,000	610,710	1,119,140

(1)	Based on the fair market value of the Old SAIC class A common stock as of such date less the exercise price of such options.

Employment and Severance Agreements

Old SAIC and Mr. Dahlberg are parties to two letter agreements, each dated October 3, 2003 (Dahlberg Letter Agreements) pursuant to which Mr. Dahlberg serves as Old SAIC’s Chief Executive Officer. Pursuant to the Dahlberg Letter Agreements, Mr. Dahlberg received or will receive: (1) a base salary of $1,000,000 per year, (2) a cash sign-on bonus of $660,000, (3) an award of 84,545 shares of vesting Old SAIC class A common stock, (4) an award of a vesting option to purchase up to 225,000 shares of Old SAIC class A common stock, (5) reimbursement of expenses incurred in connection with the relocation of Mr. Dahlberg and his family to our principal place of business, (6) a gross up to Mr. Dahlberg’s salary to cover the federal, state and local income and employment tax liability on the relocation benefits, (7) a country club membership, (8) first class seating for business travel, (9) up to $10,000 for financial planning and/or tax preparation within the first two years of employment and (10) disability insurance. The Dahlberg Letter Agreements provide that in the event Mr. Dahlberg’s employment is involuntarily terminated before November 2006, for reasons other than cause, we would continue Mr. Dahlberg’s base salary, target short-term bonus and benefits until November 2006. In order to receive these severance benefits, Mr. Dahlberg would be required to sign a release and a non-compete/non-solicitation agreement. At the end of the severance period, Mr. Dahlberg would be provided with at least two years of non-paid consulting status during which his unvested options and stock would continue to vest. For purposes of the Dahlberg Letter Agreements, “cause” is defined as (1) a willful failure to substantially perform his duties, (2) gross misconduct or (3) conviction of a felony.

Old SAIC has entered into severance agreements with certain key officers. The severance agreements provide that if the officer is involuntarily terminated without cause or resigns for good reason within a 24 month period following a change in control, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum equal to three times the officer’s then current salary and bonus amount. The officer will also receive such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executives who continue in the employ of Old SAIC for the 36 months following termination and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in Old SAIC’s various equity incentive and deferral plans. The officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, although he or she may elect to receive the full value of the severance payments and pay the excise tax or have the severance payments reduced to the extent necessary to avoid an excise tax.

Other than these agreements, we have not entered into any employment agreements with our executive officers.

Equity Compensation Plans

Information with respect to our equity compensation plans as of January 31, 2005 is set forth below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in column (a))(c)
Equity compensation plans approved by security holders (1)	36,824,540	(2)	$31.44	36,233,366	(3)(4)

Equity compensation plans not approved by security holders (5)	—		—	—	(5)

Total	36,824,540		$31.44	36,233,366

(1)	The following equity compensation plans approved by security holders are included in this plan category: the 1999 Stock Incentive Plan, the Restated Bonus Compensation Plan and the 2004 Employee Stock Purchase Plan. No information is provided with respect to the New SAIC equity compensation plans described below. See “—Summary of Compensation Plans.”
(2)	Represents shares of Old SAIC class A common stock reserved for issuance upon the exercise of outstanding options awarded under the 1999 Stock Incentive Plan. Does not include shares to be issued pursuant to purchase rights under the 2004 Employee Stock Purchase Plan.
(3)	Represents 9,628,035 shares of Old SAIC class A common stock under the 2004 Employee Stock Purchase Plan and 26,605,331 shares under the 1999 Stock Incentive Plan. The maximum number of shares that may be awarded under the 1999 Stock Incentive Plan is limited to the sum of (a) 24 million shares, (b) the number of shares available for awards under the 1998 Stock Option Plan as of September 30, 1999 and (c) the number of shares which become available under the 1998 Stock Option Plan after September 30, 1999 as a result of forfeitures, expirations, cancellations or sales of shares acquired through the exercise of options to us to satisfy tax withholding obligations. In addition, the 1999 Stock Incentive Plan provides for an automatic share reserve increase on the first day of each calendar year after 1999 by an amount equal to 5% of outstanding shares of Old SAIC class A common stock on such day. However, shares reserved for future awards under the 1999 Stock Incentive Plan is limited to 15% of total outstanding shares of Old SAIC class A common stock.
(4)	The Restated Bonus Compensation Plan provides for bonus awards that may be paid in cash, restricted stock or vested stock. The Restated Bonus Compensation Plan does not provide for a maximum number of shares available for future issuance however, the bonus pool for each fiscal year cannot exceed 7.5% of our revenues for the fiscal year.
(5)	The Stock Compensation Plan and the Management Stock Compensation Plan are not approved by security holders and are included in this plan category. These plans do not provide for a maximum number of shares available for future issuance.

Summary of Compensation Plans

Set forth below is a summary of the stock-based compensation plans maintained by Old SAIC, which will be assumed by New SAIC following the reorganization merger, and the new stock-based compensation plans to be adopted by New SAIC in connection with the reorganization merger. All shares of Old SAIC class A common stock outstanding under these compensation plans will be converted into shares of New SAIC class A preferred stock and all stock options and other rights to receive shares of Old SAIC class A common stock under these compensation plans will be assumed by New SAIC pursuant to the reorganization merger and will thereafter represent the right to acquire shares of New SAIC class A preferred stock. The special dividend will be paid with respect to Old SAIC class A common stock held by the Old SAIC stock-based compensation plans following the reorganization merger and conversion of such shares into New SAIC class A preferred stock. See “Capitalization” and “The Merger and the Special Dividend.”

1999 Stock Incentive Plan

General.    In 1999, our board of directors and stockholders approved the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan was adopted as a successor to our 1998 Stock Option Plan. The 1999 Stock Incentive Plan provides our and our affiliates’ employees, directors and consultants the opportunity to receive stock options, stock appreciation rights, vested stock awards, restricted stock awards, restricted stock units, performance awards and other similar types of stock awards. Options granted under the 1999 Stock Incentive Plan may be either “incentive stock options,” as defined under Section 422 of the Code or nonqualified stock options. The 1999 Stock Incentive Plan terminates on April 9, 2019, but no incentive stock options may be granted under the plan after April 9, 2009.

If the 2006 Equity Incentive Plan becomes effective, we will cease granting awards under the 1999 Stock Incentive Plan. If the 2006 Equity Incentive Plan does not become effective, the 1999 Stock Incentive Plan will continue in operation pursuant to its terms.

Share Reserve.    We are authorized to grant stock options and stock awards for the purchase of 6,000,000 shares of Old SAIC class A common stock, plus the shares described below, under the 1999 Stock Incentive Plan. Shares of Old SAIC class A common stock available for issuance under the 1998 Stock Option Plan as of September 30, 1999 and shares of Old SAIC class A common stock subject to outstanding options under the 1998 Stock Option Plan as of September 30, 1999 that may be returned to us because the options are forfeited, expire or are canceled without delivery of shares of stock, the shares are retained to satisfy tax withholding on option exercises or the options result in the forfeiture of shares of stock back to us will continue to be available for issuance under the 1999 Stock Incentive Plan.

Automatic Annual Increase of Share Reserve.    The 1999 Stock Incentive Plan provides that the share reserve will be cumulatively increased for each year after 1999 by a number of shares that is equal to 5% of the outstanding shares of Old SAIC class A common stock as of the first business day of each calendar year, provided that in no event will the number of shares authorized for issuance exceed 15% of the outstanding shares of Old SAIC class A common stock. If the 2006 Equity Incentive Plan becomes effective, this annual share increase will cease.

Administration.    The 1999 Stock Incentive Plan is administered by our board of directors or a committee or employee as the board of directors may appoint to administer the plan. The board, board committee or employee is referred in the 1999 Stock Incentive Plan as the administrator.

Eligibility.    Awards under the 1999 Stock Incentive Plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator determines the individuals who are granted awards under the 1999 Stock Incentive Plan.

Nontransferability of Awards.    Unless otherwise provided in an award agreement, awards granted under the 1999 Stock Incentive Plan are not transferable except to a designated beneficiary upon death and may be exercised during the awardee’s lifetime only by the awardee or by his or her legal representative.

Right of Repurchase.    Pursuant to Old SAIC’s certificate of incorporation, all shares of Old SAIC class A common stock acquired pursuant to awards under the 1999 Stock Incentive Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the fair market value of Old SAIC class A common stock. These restrictions will lapse following the completion of the merger. See, “The Merger and the Special Dividend.”

Stock Options.    An option represents the right to purchase shares of Old SAIC class A common stock upon the payment of a pre-established exercise price. The 1999 Stock Incentive Plan authorizes the administrator to determine the exercise price of options at the time the options are granted. Unless otherwise specified in an award agreement, the exercise price will be the fair market value of Old SAIC class A common stock on the date of the grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our class A common stock on the date of grant. The exercise price of a nonqualified stock option may not be less than 85% of the fair market value of our class A common stock on the date of grant. The 1999 Stock Incentive Plan authorizes the administrator to determine the vesting schedule applicable to options, as well as the means of payment for shares issued on exercise of an option. The term of an option may be no more than ten years from the date of grant, except that an incentive stock option granted to a 10% stockholder may not have a term of more than five years. No option may be exercised after the expiration of its term.

Stock Awards.    Stock awards may be restricted stock awards, vested stock awards, restricted stock units, stock appreciation rights, performance awards or other similar stock awards. Restricted stock awards and vested stock awards are grants of a specific number of shares of our class A common stock that either vest or have restrictions that lapse over time in accordance with a vesting schedule. Restricted stock units represent a promise to deliver shares of our class A common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our class A common stock based on the amount by which the fair market value of a specific number of shares of our class A common stock on the exercise date exceeds the exercise price established by the administrator. Performance awards are rights to receive amounts, in cash or shares of class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date. The terms and conditions of a stock award will be found in an award agreement. Vesting and restrictions on the ability to exercise stock awards may be conditioned upon the achievement of one or more goals, as determined by the administrator in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

Change in Control.    The 1999 Stock Incentive Plan provides that, except as provided in an award agreement, outstanding awards will become fully vested upon the occurrence of a change of control. The reorganization merger will not constitute a change of control.

Amendment and Termination.    Our board of directors may at any time amend, suspend or terminate the 1999 Stock Incentive Plan. However, no amendment may, without stockholder approval, increase the maximum number of shares for which awards may be granted or change the class of employees eligible to participate in the 1999 Stock Incentive Plan.

2004 Employee Stock Purchase Plan

General.    In 2004, our board of directors and stockholders approved the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan was adopted as a successor to our 2001 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan provides our employees with an opportunity to purchase Old SAIC class A common stock through voluntary payroll deductions. The 2004 Employee Stock Purchase Plan terminates on July 31, 2007, unless earlier terminated by our board of directors.

If the 2006 Employee Stock Purchase Plan becomes effective, we will cease issuing shares under the 2004 Employee Stock Purchase Plan. If the 2006 Employee Stock Purchase Plan does not become effective, the 2004 Employee Stock Purchase Plan will continue in operation pursuant to its terms.

Share Reserve.    We have reserved a total of 6,000,000 shares of Old SAIC class A common stock for purchase under the 2004 Employee Stock Purchase Plan.

Administration.    The 2004 Employee Stock Purchase Plan is administered by a committee of the board.

Eligibility.    Generally, all of our employees are eligible to participate in the 2004 Employee Stock Purchase Plan, except for employees of subsidiaries that have not been designated as eligible for participation. However, no person may participate in the 2004 Employee Stock Purchase Plan who owns stock having more than 5% of the total combined voting power or value of all classes of our capital stock.

Purchase of Shares.    Shares of class A common stock purchased under the 2004 Employee Stock Purchase Plan may be acquired in our limited market or purchased from us out of authorized but unissued shares. Shares are purchased for the account of each participant on four predetermined purchase dates during the year.

Payroll Deductions.    The 2004 Employee Stock Purchase Plan permits participants to purchase shares of Old SAIC class A common stock through payroll deductions of between 1% and 10% of the participant’s compensation up to a maximum of $25,000 per year. Compensation is defined by a committee of the board and includes at a minimum regular wages, salary or commissions paid to the employee.

Company Contribution.    We contribute a certain percent of the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan. The percent we contribute is determined by a committee of the board within a range between 0% and 15% of the purchase price.

Purchase Price.    Unless otherwise determined by our board of directors, the purchase price of each share of Old SAIC class A common stock purchased under the 2004 Employee Stock Purchase Plan is equal to the fair market value of the Old SAIC class A common stock.

Withdrawals.    Participants may withdraw from the 2004 Employee Stock Purchase Plan, terminate their election to purchase shares and obtain repayment of the balance of any funds held in their accounts, without interest, at any time prior to the purchase of shares.

Restrictions on Shares Purchased.    All shares purchased pursuant to the 2004 Employee Stock Purchase Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at fair market value of shares of Old SAIC class A common stock. These restrictions will lapse following the completion of the merger. See, “The Merger and the Special Dividend.”

Qualification Under the Code.    The 2004 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

Nontransferability.    Amounts credited to a participant employee’s stock purchase account may not be transferred by a participant other than by will or the laws of descent and distribution.

Amendment and Termination.    Our board of directors has the authority to amend or terminate the 2004 Employee Stock Purchase Plan, except that no amendment may, without stockholder approval, increase the maximum number of shares available for purchase under the 2004 Employee Stock Purchase Plan or deny to participating employees the right to withdraw from the 2004 Employee Stock Purchase Plan and obtain all amounts then held in their stock purchase accounts.

Amended and Restated 1984 Bonus Compensation Plan

General.    Our 1984 Bonus Compensation Plan was approved by our directors and stockholders in 1984 and amended and restated by our directors and stockholders in 1999. The Amended and Restated 1984 Bonus Compensation Plan provides for the grant of annual and long-term bonuses and other stock- and cash-based performance awards. The Restated Bonus Compensation Plan will continue in effect until terminated by our board of directors.

Authorized Awards.    The Restated Bonus Compensation Plan authorizes the grant to eligible participants of bonus awards in each of our fiscal years with an aggregate fair market value of up to the bonus pool for that year. The bonus pool for each fiscal year is established by the committee of our board of directors administering the Restated Bonus Compensation Plan, but may not exceed 7.5% of our consolidated revenue for the year. The maximum fair market value of awards that may be granted to any individual during a fiscal year under the Restated Bonus Compensation Plan is $25,000,000. Bonus awards may be denominated in cash or shares of Old SAIC class A common stock, or any combination of cash and stock.

Administration.    The Restated Bonus Compensation Plan is administered by a committee of our board of directors as determined in accordance with the provisions of the Restated Bonus Compensation Plan.

Eligibility.    Employees, directors and consultants of us and our affiliates are eligible to participate in the Restated Bonus Compensation Plan. The committee, in its discretion, determines the eligible individuals who will be granted bonus awards.

Form of Bonus Award.    Bonus awards under the Restated Bonus Compensation Plan may be granted in the form of cash, restricted stock or vested stock. Restricted stock awards are grants of Old SAIC shares of class A common stock subject generally to forfeiture and transfer restrictions which lapse in accordance with a vesting schedule or upon the satisfaction of specified conditions. Vested stock awards are grants of shares of Old SAIC class A common stock that have rights that vest in accordance with a vesting schedule or upon the satisfaction of specified conditions. The vesting schedule or conditions are established by the committee at the time of grant.

Bonus Programs.    Awards under the Restated Bonus Compensation Plan are granted under one of several programs, as described below:

•	CEO Bonus Program. The CEO bonus program provides for the grant of bonus awards to employees who are involved in corporate development or administration or are senior employees. Awards are made upon recommendation of our chief executive officer and may be granted up to the aggregate amount of the CEO bonus fund for the year.

•	Group Bonus Program. The group bonus fund provides for the grant of bonus awards to individuals who contribute to the success of each of our major operating groups. Awards are granted upon recommendation of each group manager and may be granted up to the amount of the group bonus fund for the year.

•	Performance Awards. Performance awards are rights to receive amounts, in cash or shares of Old SAIC class A common stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date.

Nontransferability.    Except as otherwise provided in the award agreement, bonus awards granted pursuant to the Restated Bonus Compensation Plan are not transferable except to a designated beneficiary upon death. All shares of Old SAIC class A common stock acquired pursuant to bonus awards under the Restated Bonus Compensation Plan are subject to our right of repurchase upon the participant’s termination of employment or affiliation with us at the fair market value.

Change in Control.    The Restated Bonus Compensation Plan provides that, except as provided in the award agreement, outstanding bonus awards become fully vested on the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors or its committee administering the Restated Bonus Compensation Plan may at any time amend, suspend or terminate the Restated Bonus Compensation Plan.

Management Stock Compensation Plan

General.    Our Management Stock Compensation Plan was approved by our board of directors in 1996. The Management Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected management and highly compensated employees. The Management Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration.    The Management Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility.    Awards under the Management Stock Compensation Plan may be granted to members of our management or highly compensated employees as determined by a committee appointed by our board of directors.

Participation and Awards.    Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created for that employee.

Awards Held in Trust.    Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Management Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture.    Each account is subject to a vesting schedule not to exceed seven years. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution.    Generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make an election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. Each distribution is made in the form of Old SAIC class A common stock unless the committee determines that distribution of Old SAIC class A common stock is impossible or creates an adverse impact on us, in which case the committee may determine to make the distribution in cash.

Nontransferability.    No awardee may assign any of the benefits or payments or proceeds which the awardee may expect to receive under the Management Stock Compensation Plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of the awardee’s death.

Change in Control.    Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors may at any time amend or terminate the Management Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Management Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

Stock Compensation Plan

General.    Our Stock Compensation Plan was approved by our board of directors in 1996 and was amended in 2001. The Stock Compensation Plan is an unfunded compensation arrangement established to make deferred awards of Old SAIC class A common stock to selected employees. The Stock Compensation Plan will continue in effect until all amounts have been distributed in accordance with the terms of the plan or our board of directors terminates the plan.

Administration.    The Stock Compensation Plan is administered by a committee appointed by our board of directors.

Eligibility.    Awards under the Stock Compensation Plan may be granted to our employees.

Participation and Awards.    Awards are made by an individual or group of individuals appointed by our board called the awarding authority. The awarding authority has discretion to designate those employees who are to receive share units to be credited to an account created in favor of that employee.

Awards Held in Trust.    Within a reasonable period of time following the date of an award, we contribute to a trust fund, formed for purposes of the Stock Compensation Plan, shares of Old SAIC class A common stock or an amount of money sufficient for the trustee to purchase shares of Old SAIC class A common stock corresponding to the share units awarded.

Vesting and Forfeiture.    Each account is subject to a vesting schedule not to exceed seven years. Vesting ceases upon termination of the awardee’s employment for any reason other than death of the awardee. In the event of the death of an awardee, all of his or her accounts become immediately vested. The unvested portion of an awardee’s account upon termination of employment is immediately forfeited by the awardee, and the unvested shares are returned to us or reallocated in accordance with the committee’s directions and the terms of the trust.

Distribution.    Generally, an awardee may elect to have the vested portion of his or her account distributed within a reasonable period of time following the date it becomes vested or the awardee’s employment terminates. If the awardee fails to make this election, his or her account is distributed in full within a reasonable period of time following the seventh anniversary of the date of the award. Each distribution is made in the form of stock unless the committee determines that distribution of Old SAIC class A common stock is impossible or creates an adverse impact on us, in which case the committee may determine to make the distribution in cash.

Nontransferability.    No awardee may transfer any of the benefits or payments or proceeds which the awardee may expect to receive under the plan except pursuant to the laws of descent and distribution or to a designated beneficiary in the event of awardee’s death.

Change in Control.    Every account will become fully vested and will be immediately distributed to the awardees upon the occurrence of a change in control. The reorganization merger will not constitute such a change in control.

Amendment and Termination.    Our board of directors may at any time amend or terminate the Stock Compensation Plan for any reason. In the event of an amendment or termination, benefits will either be paid out when due under the terms of the Stock Compensation Plan or as soon as possible as determined by the committee in its sole discretion.

2006 Equity Incentive Plan

General.    In August 2005, our board of directors approved the 2006 Equity Incentive Plan which, subject to the approval of our stockholders, will become effective upon the closing of the merger. The 2006 Equity Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of stock awards, as well as cash awards. Options granted under the 2006 Equity Incentive Plan may be either “incentive stock options,” as defined under Section 422 of the Code or nonstatutory stock options. The 2006 Equity Incentive Plan will terminate in fiscal 2016 unless it is extended or terminated earlier pursuant to its terms.

Share Reserve.    We have reserved a total of up to              shares of New SAIC class A preferred stock, plus the shares described below, for issuance under the 2006 Equity Incentive Plan. Shares that are forfeited or repurchased by us at the original purchase price or less, are issuable upon exercise of awards that expire or become unexercisable for any reason without having been exercised are restored by our board of directors or a designated committee pursuant to provisions in the 2006 Equity Incentive Plan that permit options to be settled in shares on a net appreciation basis at our election, or are not delivered to a holder in consideration for applicable tax withholding will continue to be available for issuance under the 2006 Equity Incentive Plan.

Automatic Annual Increase of Share Reserve.    The 2006 Equity Incentive Plan provides that the share reserve will be automatically increased beginning February 1, 2007 and on each February 1 for nine years

thereafter. The number of shares that may be added each year will equal the least of              shares, 5% of the outstanding shares of New SAIC common stock as of the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to our outstanding shares of class A preferred stock) and a number of shares set by our board of directors.

Administration.    The 2006 Equity Incentive Plan will be administered by our board of directors or a committee of our board of directors, either of which may further delegate certain of its responsibilities to a delegated officer in certain instances. The board, committee or officer is referred to in the 2006 Equity Incentive Plan as the administrator.

Eligibility.    Awards under the 2006 Equity Incentive Plan may be granted to our employees, directors and consultants. Incentive stock options may be granted only to our employees. The administrator determines which individuals are granted awards under the 2006 Equity Incentive Plan.

Termination of Awards.    Generally, if an awardee’s service to us terminates other than by reason of death, disability or for cause, vested awards will remain exercisable for a period of 90 days following the termination of the awardee’s service, or if earlier, until the expiration of the term of the award. If an awardee’s service to us terminates for cause, all of his or her awards will immediately terminate as of the date of termination unless otherwise provided for in the award agreement. Unless otherwise provided for by the administrator, if an awardee dies or becomes disabled while an employee, consultant or director, the vesting of all of the awardee’s unvested awards will accelerate, and all of awardee’s awards will remain exercisable until the expiration of the term of the award.

Nonassignability of Awards.    Unless otherwise determined by the administrator, awards granted under the 2006 Equity Incentive Plan are not assignable other than by will, the laws of descent and distribution, a domestic relations order or to a designated beneficiary upon death and may be exercised, purchased or settled during the awardee’s lifetime only by the awardee.

Stock Options.    An option represents the right to purchase shares of class A preferred stock upon the payment of a pre-established exercise price.

Exercise Price.    The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of New SAIC class A preferred stock on the date of grant. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of New SAIC class A preferred stock on the date of grant.

Exercise of Option; Form of Consideration.    The administrator determines when options vest and become exercisable. The means of payment for shares issued on exercise of an option are specified in each option agreement. The 2006 Equity Incentive Plan permits payment to be made by cash, check, wire transfer, other shares of New SAIC class A preferred stock (with some restrictions), broker-assisted same day sales, cancellation of any debt owed by us or any of our affiliates to the optionholder, or in certain instances a delivery of cash or stock for any net appreciation in the shares at the time of exercise over the exercise price or by other means of consideration permitted by applicable law.

Term of Options.    The term of an option may be no more than 10 years from the date of grant. No option may be exercised after the expiration of its term. An incentive stock option granted to a 10% stockholder may not have a term of more than five years.

Stock Awards.    Stock awards may be restricted stock grants, restricted stock units, deferred stock, stock appreciation rights, performance shares or other similar stock awards. Restricted stock grants are awards of a specific number of shares of New SAIC class A preferred stock. Restricted stock units represent a promise to deliver shares of New SAIC class A preferred stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Deferred stock is a grant of shares of New SAIC class A preferred stock that are distributed in the future upon vesting. Stock appreciation rights are rights to receive cash and/or shares of

New SAIC class A preferred stock based on the amount by which the fair market value of a specific number of shares of New SAIC class A preferred stock on the exercise date exceeds the exercise price established by the administrator. Performance shares are rights to receive amounts, in cash or shares of New SAIC class A preferred stock, based upon our or the awardee’s performance during the period between the date of grant and a pre-established future date.

Each stock award is evidenced by a stock award agreement between us and the participant. The 2006 Equity Incentive Plan allows the administrator broad discretion to determine the terms of individual stock awards including the number of shares subject to a stock award; the purchase price of the shares, if any, and the means of payment for the shares; the performance criteria; the terms, conditions and restrictions on the grant, issuance, vesting and forfeiture of the shares subject to the stock award; and the restrictions on the transferability of the stock award.

Cash Awards.    Cash awards may be granted either alone, in addition to, or in tandem with other awards granted under the 2006 Equity Incentive Plan. A cash award granted under the 2006 Equity Incentive Plan may be made contingent on the achievement of performance conditions. The agreement for the cash award may contain provisions regarding the target and maximum amount payable to the participant as a cash award, performance conditions, restrictions on the alienation or transfer of the cash award prior to actual payment, forfeiture provisions, and further terms and conditions, as may be determined from time to time by the administrator.

Change in Control.    The 2006 Equity Incentive Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or another change of control transaction as determined by the administrator, the successor entity may assume or substitute all outstanding awards. If the successor entity does not assume or substitute all outstanding awards, the vesting of all awards will accelerate and any repurchase rights relating to awards will terminate. In addition, in the event of a change of control transaction, all outstanding awards of non-employee directors will automatically vest in full. If a successor entity assumes or substitutes all awards and a participant is involuntarily terminated by the successor entity for any reason other than death, disability or cause within 18 months following the change of control, all outstanding awards will immediately vest and be exercisable for a period of six months following termination.

Amendment and Termination.    Our board of directors may amend, suspend or terminate the 2006 Equity Incentive Plan. However, we will solicit stockholder approval for any amendment to the 2006 Equity Incentive Plan to the extent necessary to comply with applicable laws or NYSE listing requirements. Generally, no action by our board of directors or stockholders may alter or impair any award previously granted under the 2006 Equity Incentive Plan without the written consent of the awardee.

2006 Employee Stock Purchase Plan

General.    Our board of directors adopted the 2006 Employee Stock Purchase Plan in August 2005, and subject to stockholder approval and the closing of the merger, the plan will become effective on March 1, 2006. The 2006 Employee Stock Purchase Plan provides our employees with an opportunity to purchase our class A preferred stock at a discounted purchase price through accumulated payroll deductions. The 2006 Employee Stock Purchase Plan will terminate in 2016 unless it is terminated earlier pursuant to its terms.

Share Reserve.    The 2006 Employee Stock Purchase Plan provides that an aggregate of up to              shares of New SAIC class A preferred stock will be reserved and available for issuance under the 2006 Employee Stock Purchase Plan, plus additional shares that may be added to the 2006 Employee Stock Purchase Plan as described below. The 2006 Employee Stock Purchase Plan provides that additional shares will automatically be added to the shares reserved for issuance under the 2006 Employee Stock Purchase Plan beginning February 1, 2007 and on each February 1 thereafter for nine more years. The number of shares that may be added each year will equal the least of             shares, 1% of New SAIC outstanding common stock as of the last day of the immediately preceding fiscal year (measured on an as-converted basis with respect to New SAIC outstanding class A preferred stock) and a number of shares established by our compensation committee.

Administration.    The 2006 Employee Stock Purchase Plan will be administered by the compensation committee of our board of directors or a committee consisting of management employees which has been delegated administrative responsibilities.

Eligibility.    Generally, any person who is employed by us or any of our majority-owned subsidiaries designated by our board of directors is eligible to participate in the 2006 Employee Stock Purchase Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code.

Offering Periods.    Unless and until the compensation committee determines to implement longer periods, except for the first offering period, each offering period will have a duration of three months and will commence on April 1, July 1, October 1 or January 1 of each year. Each offering period will have only one purchase period which will run simultaneously with the offering period. The first offering period will begin on March 1, 2006 and will end on June 30, 2006.

Payroll Deductions.    The 2006 Employee Stock Purchase Plan permits participants to purchase our class A preferred stock through payroll deductions of between 1% and 10% of the participant’s compensation, up to a maximum of $25,000 per year and up to a maximum of 2,500 shares per offering period. Compensation includes base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums and draws against commissions, but excludes long-term disability or workers’ compensation payments, car allowances, relocation payments and expense reimbursements.

Purchase Price.    The purchase price per share at which shares are purchased under the 2006 Employee Stock Purchase Plan is       % of the fair market value of New SAIC class A preferred stock on the purchase date. The compensation committee has authority to change the purchase price within a range of 85% to 100% of the lower of the fair market value of the New SAIC class A preferred stock on the offering date or the purchase date.

Holding Period.    The compensation committee has the authority to establish a minimum holding period for shares purchased under the 2006 Employee Stock Purchase Plan.

Withdrawals.    Participants may withdraw from the 2006 Employee Stock Purchase Plan, terminate their election to purchase shares and obtain repayment of the balance of any funds held in their accounts, without interest, at any time prior to the purchase of shares.

Qualification Under the Code.    The 2006 Employee Stock Purchase Plan is designed to qualify as an “employee stock purchase plan” under Sections 421 and 423 of the Code.

Nonassignability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2006 Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution or designation of a beneficiary in event of death.

Change in Control.    In the event of a change in control transaction of us, the 2006 Employee Stock Purchase Plan will continue with regard to offering periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the successor entity’s stock on each purchase date, unless otherwise provided by the compensation committee.

Amendment and Termination of the 2006 Employee Stock Purchase Plan.    Our board of directors may amend, terminate or extend the 2006 Employee Stock Purchase Plan, but we will obtain stockholder approval for any amendment to the 2006 Employee Stock Purchase Plan to the extent required by applicable laws or NYSE listing requirements. Unless approved by our stockholders, our board of directors will not make any amendment that would increase the maximum number of shares that may be issued under the 2006 Employee Stock Purchase Plan or change the designation or class of persons eligible to participate under the 2006 Employee Stock Purchase Plan. Generally, no action by our board of directors or stockholders may impair any outstanding option without the written consent of the participant.

Continued Vesting on Vesting Stock and Options for Retirees

Certain qualifying retirees may continue holding and vesting in their vesting stock (including units of vesting stock held in the Key Executive Stock Deferral Plan) and stock options after retirement, if they have held such securities for at least 12 months prior to retirement. Qualifying retirement is defined as terminating service with us (1) after age 59 1/2 with at least ten years of service with us, (2) after age 59 1/2 when age at termination plus years of service with us equals at least 70 or (3) after reaching the applicable mandatory retirement age regardless of their length of service with us for officers and directors subject to the reporting requirements of Section 16 of the Securities Exchange of 1934, so-called “Section 16 Officers and Directors.” We have the right to terminate this continued vesting in certain circumstances. We also have the right to repurchase shares held by retirees after their options are exercised and/or their shares are fully vested. If a retiree is a participant in our Alumni Program (a program for eligible retirees where we have no repurchase right on their shares during the first five years after termination, but would have the right to repurchase the shares during the second five years on an established schedule with the ability to accelerate the repurchase during the second five years), we have the right to repurchase shares held by the retiree upon the termination of the retiree’s participation in the Alumni Program. However, for Section 16 Officers and Directors retiring after reaching mandatory retirement age, this policy change will apply to all unvested stock and options held by them, regardless of when the vesting stock and options were awarded.

Deferred Compensation Plans

We maintain two deferred compensation plans, the Keystaff Deferral Plan and the Key Executive Stock Deferral Plan, for the benefit of key executives and directors that allow eligible participants to elect to defer all or a portion of their annual bonus compensation. We make no contributions under the Keystaff Deferral Plan but do credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (6.03% in 2005). Deferred balances will generally be paid upon termination unless the participant has met the 10-year service requirement to defer distribution to age 65. Under the Key Executive Stock Deferral Plan, eligible participants may elect to defer all or a portion of their annual bonus compensation. We make no contributions to the accounts of participants, which generally correspond to shares of Old SAIC class A common stock held in a trust for the benefit of participants. Deferred balances will generally be paid upon retirement or termination.

Employee Stock Retirement Plan

We have an Employee Stock Retirement Plan (ESRP), in which eligible employees participate. Cash or stock contributions to the ESRP are based upon amounts determined annually by our board of directors and are allocated to participants’ accounts based on their annual eligible compensation. We recognize the fair value of Old SAIC class A common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP are the same as the vesting requirements for our contributions to the 401(k) Plan. Any participant who leaves us, whether by retirement or otherwise, may be able to elect to receive either cash or shares of our common stock as a distribution from their account. Shares of Old SAIC class A common stock distributed from the ESRP bear a limited put option that, if exercised, would require us to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to us during the specified periods, the shares no longer bear a put option, and we will not be required to repurchase the shares. Although we have no current intention to do so, if necessary, we believe we have the ability to eliminate the limited put option feature on shares held by the ESRP. We intend to seek IRS guidance concerning the treatment of the special dividend payable with respect to shares held in the ESRP. Based on that guidance, we may amend certain terms of this plan.

401(k) Plan

We have one principal 401(k) Profit Sharing Plan (401(k) Plan), which is the result of the merger of our Profit Sharing Retirement Plan with our Cash or Deferred Arrangement effective November 28, 2003. The

401(k) Plan is qualified under Section 401(a) of the Code and its associate trust are exempt from federal income taxation under Section 501(a) of the Code. The 401(k) Plan allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the 401(k) Plan upon termination, retirement, permanent disability or death and may be matched by us. In addition, we may also provide a profit sharing contribution. Participants’ interests in our matching and profit sharing contributions vest ratably over five years. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. We currently provide a matching contribution to a 50% match for each dollar an employee contributes to the 401(k) Plan, up to 6% of the employee’s eligible compensation. We intend to seek IRS guidance concerning the treatment of the special dividend payable with respect to shares held in the 401(k) Plan. Based on that guidance, we may amend certain terms of this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In conjunction with the retirement of J.R. Beyster from the board of directors, in fiscal 2005, we made a $4 million cash donation in the name of J.R. Beyster, our former Chairman of the Board, Chief Executive Officer and President, to the UC San Diego Foundation for the benefit of the Beyster Institute, a part of the Rady School of Management at the University of California, San Diego. The Beyster Institute at the Rady School of Management engages in teaching, research, public education and outreach related to advancing and encouraging others in the field of employee ownership and entrepreneurship. The Beyster Institute was previously a part of the Foundation for Enterprise Development (the Foundation), a non-profit organization established by J.R. Beyster, which is engaged in a broad range of research and education activities. In addition, in fiscal 2005, we donated $150,000 in cash to the Foundation and committed to donate $150,000 per year for four more years. In each of fiscal 2004 and fiscal 2003, we made total annual contributions of $700,000 to the Foundation, in the form of cash, rent-free occupancy in our facilities and donated services. J.R. Beyster is the President and a member of the Board of Trustees of the Foundation and M.A. Walkush, sister of J.P. Walkush, an Executive Vice President and a Director, and a consulting employee of us, is a consultant and a Senior Fellow for the Foundation. Each of T.E. Darcy, a Corporate Executive Vice President and Chief Financial Officer, and J.P. Walkush have previously served as members of the Board of Trustees of the Foundation. M.A. Walkush received $95,774 in cash compensation from us for services rendered during fiscal 2003.

On July 9, 2004, we and J.R. Beyster entered into a letter agreement in conjunction with J.R. Beyster’s retirement from the board of directors. Pursuant to this letter, in fiscal 2005, we (1) paid J.R. Beyster $104,000 as compensation for providing consulting services, (2) provided J.R. Beyster and his spouse with medical, dental, vision and life insurance benefits equivalent to those generally provided to our employees, (3) transferred ownership of the company car utilized by J.R. Beyster and (4) provided travel agency services to J.R. Beyster and his spouse.

J.R. Beyster, as Trustee of the Beyster Family Trust, entered into a Rule 10b5-1 trading plan with Bull, Inc., our wholly-owned broker-dealer subsidiary. The Rule 10b5-1 trading plan, dated June 15, 2004, directed Bull, Inc. to sell on behalf of the Beyster Family Trust 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade, provided the sale price was at or above $25.00 per share. Pursuant to this trading plan, the Beyster Family Trust sold 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the July 2004 trade and 190,639 shares of Old SAIC class A common stock in Old SAIC’s limited market in the October 2004 trade.

D.M. Albero, son of C.M. Albero, Group President and Chairman of the Board of AMSEC LLC, is an employee of AMSEC LLC. For services rendered during fiscal 2005, D.M. Albero received a salary of $103,061, a cash bonus of $8,000 and 65 vesting shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,479. Such vesting shares of Old SAIC class A common stock vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. For services rendered during fiscal 2004, D.M. Albero received $109,463 in cash compensation. D.M. Albero is a Senior Consulting Analyst.

J.F. Beyster, son of J.R. Beyster, is an employee of our company. For services rendered during each of fiscal 2005, 2004 and 2003, J.F. Beyster received a salary of $70,162, $70,692 and $60,720, respectively. J.F. Beyster is a Mechanical Engineer.

M.A. Beyster, daughter of J.R. Beyster, is an employee of our company. For services rendered during fiscal 2005, M.A. Beyster received a salary of $146,332 and a cash bonus of $9,000. For services rendered during fiscal 2004, M.A. Beyster received $133,535 in cash compensation, 82 shares of Old SAIC class A common stock, which had a market value on the date of the grant of $2,995, 55 shares of Old SAIC vesting class A common stock, which had a market value on the date of the grant of $2,009 and options to acquire 300 shares of Old SAIC class A common stock at $36.52 per share, which was the fair market value on the date of the grant. For services rendered during fiscal 2003, M.A. Beyster received $128,000 in cash compensation, 70 shares of Old SAIC class A common stock, which had a market value on the date of the grant of $2,002, 105 shares of Old SAIC vesting class A common stock, which had a market value on the date of the grant of $3,003 and options to acquire 300 shares of Old SAIC class A common stock at $28.60 per share, which was the fair market value on the date of the grant. Such shares of Old SAIC vesting class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. M.A. Beyster is currently a Business Development Manager in our Life Science Office developing business in pharmaceutical and biotechnology firms, and has previously served as a Business Development Manager for each of our Pfizer Bio Sciences Division and our Engineering and Environmental Management Services Group.

B.D. Rockwood, son of Stephen D. Rockwood, our former Executive Vice President and Chief Technology Officer and Director, is an employee of our company. For services rendered during fiscal 2005, B.D. Rockwood received a salary of $185,000, a cash bonus of $14,000, 148 shares of Old SAIC class A common stock which had a market value on the date of grant of $6,001, 123 shares of Old SAIC vesting class A common stock which had a market value on the date of grant of $4,988 and options to acquire 1,250 shares of Old SAIC class A common stock at $40.55 per share, which was the fair market value on the date of grant. For services rendered during fiscal 2004, B.D. Rockwood received $181,279 in cash compensation, 55 shares of Old SAIC class A common stock, which had a market value on the date of grant of $2,009, 41 shares of Old SAIC vesting class A common stock, which had a market value on the date of grant of $1,497 and options to acquire 500 shares of Old SAIC class A common stock at $36.52 per share, which was the fair market value on the date of the grant. Such vesting shares of class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. B.D. Rockwood is a Director of Business Operations in the Security and Transportation Technology business unit, and has previously served as a Business Developer in such business unit.

W.A. Downing, a former director whose term expired in June 2005, also provided services to us and received compensation at a fixed hourly rate in addition to his annual retainer and meeting fees as a director. In fiscal 2005, 2004 and 2003, W.A. Downing received compensation of $332,500, $387,813 and $280,000, respectively, for these services.

During fiscal 2003, NetworkCar, Inc. (NetworkCar), a startup company in which SAIC Venture Capital Corporation (VCC) owned equity interests, merged with The Reynolds and Reynolds Company. At the time of the transaction, two of our executive officers and directors at such time, J.E. Glancy and J.P. Walkush, owned equity interests in and were members of the Board of Directors of NetworkCar. J.E. Glancy made his equity investment prior to VCC’s initial investment. J.E. Glancy also acquired debt interests in NetworkCar at a time when it needed additional funding for operations; VCC declined to participate in this financing. In connection with the merger, VCC, J.E. Glancy and J.P. Walkush received net amounts of approximately $1,650,000, $740,500 and $170,000, respectively, for their debt and equity interests in NetworkCar. Ryan Glancy, J.E. Glancy’s son, was an employee of NetworkCar and received approximately $122,760 for his equity ownership interest in NetworkCar as well as a $75,000 compensatory payment. Ryan Glancy was also entitled to receive up to $50,000 over a one-year period, offset by any claims for indemnification. In order to obtain the consent of certain stockholder constituencies necessary to approve the merger, certain stockholders (including VCC and J.E. Glancy) agreed to have a portion of the $9,500,000 aggregate cash consideration that the NetworkCar stockholders otherwise would have received pursuant to applicable organizational and contractual documents reallocated to other parties (primarily NetworkCar employees). In addition, VCC and J.E. Glancy (along with two other stockholders) agreed to make certain capital contributions. As a result, VCC and J.E. Glancy received approximately $780,000 and $175,000 less, respectively, than they would have received, and J.P. Walkush and Ryan Glancy received approximately $9,000 and $12,500 more, respectively, than they would have received in the absence of the reallocation and capital contributions.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of Old SAIC class A common stock as of April 30, 2005 by each of our current directors, our Chief Executive Officer, each of the other Named Executive Officers and all of our executive officers and current directors as a group. To our knowledge, no person, other than Vanguard Fiduciary Trust Company (Vanguard), in its capacity as trustee of certain of our retirement plans) beneficially owned more than 5% of the outstanding shares of Old SAIC class A common stock as of this date. Unless otherwise noted below, the address for each beneficial holder is c/o SAIC, Inc., 10260 Campus Point Drive, San Diego, California 92121.

		Percentage of Outstanding Common Stock
	Number of Shares Beneficially Owned (1)	Prior to this Offering (2)	Immediately after this Offering
Name and Address of Beneficial Owner			Class A Preferred Stock (3)(4)	Total Voting Power (3)(5)
D.P. Andrews	406,489	*
K.C. Dahlberg	87,434	*
T.E. Darcy	297,905	*
W.H. Demisch	132,509	*
J.A. Drummond	3,400	*
D.H. Foley	163,772	*
J.J. Hamre	—	*
A.K. Jones	58,724	*
H.M.J. Kraemer, Jr.	71,561	*
C.B. Malone	110,618	*
W.A. Roper, Jr.	264,640	*
E.J. Sanderson, Jr.	8,837	*
J.P. Walkush	269,514	*
J.H. Warner, Jr.	350,066	*
A.T. Young	51,921	*
Vanguard Fiduciary Trust Company, as trustee 400 Vanguard Boulevard Malvern, PA 19355 (6)	78,231,669	44.8%
All executive officers and directors as a group (22 persons)	3,057,405	1.7%

*	Less than 1%.
(1)

The beneficial ownership depicted in the table includes: (i) the approximate number of shares allocated to the account of the individual by the Trustee of the Company’s ESRP and 401(k) Profit Sharing Plan as follows: D.P. Andrews (15,195 shares), K.C. Dahlberg (434 shares), T.E. Darcy (587 shares), D.H. Foley (9,869 shares), W.A. Roper, Jr. (23,640 shares), J.P. Walkush (23,660 shares), J.H. Warner, Jr. (110,598 shares) and all executive officers and directors as a group (276,231 shares); (ii) shares subject to options exercisable within 60 days following April 30, 2005 as follows: D.P. Andrews (210,000 shares), K.C. Dahlberg (57,000 shares), T.E. Darcy (274,334 shares), W.H. Demisch (25,200 shares), J.A. Drummond (2,400 shares), D.H. Foley (125,000 shares), A.K. Jones (25,200 shares), H.M.J. Kraemer, Jr. (25,200 shares), C.B. Malone (25,200 shares), W.A. Roper, Jr. (216,000 shares), E.J. Sanderson, Jr. (6,000 shares), J.P. Walkush (74,000 shares), J.H. Warner, Jr. (119,000 shares), A.T. Young (25,200 shares) and all executive officers and directors as a group (1,546,830 shares); (iii) shares held by spouses, minor children or other relatives sharing a household with the individual as follows: all executive officers and directors as a group (5,900 shares) and (iv) shares held by certain trusts established by the individual as follows: W.H. Demisch (93,309 shares), C.B. Malone (85,418 shares), J.H. Warner, Jr. (117,106 shares) and all executive officers and directors as a group (418,583 shares). The beneficial ownership depicted in the table does not include the following shares held in a rabbi trust in the form of share units for the account of the individual in the Key Executive Stock Deferral Plan or the Management Stock Compensation, which shares are not deemed to be beneficially owned by the individual as follows: D.P. Andrews (39,091 shares), K.C. Dahlberg (91,943 shares), T.E. Darcy (22,624 shares), W.H. Demisch (20,256 shares), J.A. Drummond (1,404 shares), D.H. Foley (14,511 shares), A.K. Jones (352 shares), H.M.J. Kraemer, Jr. (16,459 shares), W.A. Roper, Jr. (182,403 shares), J.P Walkush (46,492 shares), J.H. Warner, Jr. (43,837 shares), A.T. Young (27,097 shares) and all executive officers and directors as a group (603,072 shares).

(2)	Based on 174,770,988 shares of Old SAIC class A common stock outstanding as of April 30, 2005 and assuming the conversion of the 216,593 shares of Old SAIC class B common stock outstanding as of April 30, 2005 into shares of Old SAIC class A common stock at a conversion ratio of 20 for 1.
(3)	Based on a total of 179,102,848 shares of Old SAIC class A and class B common stock outstanding as of April 30, 2005 (calculated on an as-converted basis and after giving effect to the planned reorganization merger) and assumes the issuance of shares of common stock in this offering.
(4)	Represents percentage of outstanding New SAIC class A preferred stock held by each beneficial owner after the completion of this offering.
(5)	Represents relative voting power held by each beneficial owner, after accounting for 10 for 1 voting rights of New SAIC class A preferred stock.
(6)	Shares held by Vanguard are voted as directed by the plan participants.

THE MERGER AND THE SPECIAL DIVIDEND

Prior to completion of this offering, we will ask our stockholders to adopt and approve a merger agreement, pursuant to which Old SAIC will become a wholly-owned subsidiary of New SAIC and our capital structure will be changed as described below. A majority in voting power of all issued and outstanding shares of Old SAIC common stock entitled to vote is required for adoption of the merger agreement. The holders of Old SAIC class A common stock will be entitled to one vote per share and the holders of Old SAIC class B common stock will be entitled to 20 votes per share. We expect to complete the merger before the completion of this offering, and the completion of the merger is a condition to the completion of this offering. The principal effects of the merger are described below.

The Merger

The merger is structured so that Old SAIC will become a wholly-owned subsidiary of New SAIC. When the merger occurs:

•	Each share of outstanding Old SAIC class A common stock will be converted into the right to receive two shares of New SAIC class A preferred stock and each share of outstanding Old SAIC class B common stock, subject to the exercise of appraisal rights, will be converted into the right to receive 40 shares of New SAIC Class A preferred stock. All of the outstanding shares of Old SAIC class A and class B common stock will be converted into and allocated among four series of New SAIC class A preferred stock on the following basis:

•	10 percent will be designated series A-1 preferred stock;

•	30 percent will be designated series A-2 preferred stock;

•	30 percent will be designated series A-3 preferred stock; and

•	30 percent will be designated series A-4 preferred stock.

•	Shares of New SAIC class A preferred stock may not be sold or transferred to anyone other than a permitted transferee, or converted into New SAIC common stock, until the relevant restriction period expires. The restriction period will expire:

•	on April 1, 2006 for shares of series A-1 preferred stock;

•	180 days after the date of this prospectus for shares of series A-2 preferred stock;

•	270 days after the date of this prospectus for shares of series A-3 preferred stock; and

•	360 days after the date of this prospectus for shares of series A-4 preferred stock.

•	After the merger, New SAIC will own all of Old SAIC’s common stock, meaning that Old SAIC will be a wholly-owned subsidiary of New SAIC.

Immediately after the merger and the completion of this offering:

•	shares of class A preferred stock will constitute from 80% to 90% of our total outstanding capital stock and substantially all of our total voting power; and

•	shares of common stock will constitute from 10% to 20% of our total outstanding capital stock.

The Special Dividend

Within 25 days after the completion of this offering, we will use all or substantially all of the net proceeds of this offering to pay a special dividend to holders of record of New SAIC class A preferred stock. The special dividend is expected to range from $4 to $5 per share of New SAIC class A preferred stock, which is the equivalent of a range from $8 to $10 per share of Old SAIC class A common stock and from $160 to $200 per share of Old SAIC class B common stock. If we do not complete this offering, we will not pay the special dividend. See “Use of Proceeds.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

New SAIC’s capital structure consists of the following:

•	2 billion authorized shares of common stock;

•	1.5 billion authorized shares of class A preferred stock, of which 50 million will be designated series A-1 preferred stock, 150 million will be designated series A-2 preferred stock, 150 million will be designated series A-3 preferred stock and 1.15 billion will be designated series A-4 preferred stock; and

•	10 million authorized shares of undesignated preferred stock.

Comparison of Capital Stock

The following table compares the class A preferred stock and common stock of New SAIC:

	Class A Preferred Stock	Common Stock

Public Market	None	We intend to apply for listing of our common stock on the New York Stock Exchange.

Voting	10 votes per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.	One vote per share on all matters to be voted upon by our stockholders. There is cumulative voting for the election of directors.

Conversion

Class A preferred shares are convertible into common shares on a 1 for 1 basis after an initial restriction period that expires at different times for each of series A-1, A-2, A-3 and A-4 preferred shares (the Restriction Periods).

The Restriction Period expires:

•      on April 1, 2006 for shares of series A-1 preferred stock;

•      180 days after the date of this prospectus for shares of series A-2 preferred stock;

•      270 days after the date of this prospectus for shares of series A-3 preferred stock; and

Not convertible.

• 360 days after the date of this prospectus for shares of series A-4 preferred stock.

	Class A Preferred Stock	Common Stock

Transfer Restrictions

Class A preferred shares may not be transferred to anyone other than a permitted transferee until the applicable Restriction Periods have expired.

Class A preferred shares that are transferred after expiration of the applicable restriction period to someone who is not a “permitted transferee” automatically will convert into common stock. A “permitted transferee” of an employee includes the employee’s immediate family members or a trust established by that employee for the sole benefit of one or more of his or her immediate family members. See “Shares Eligible for Future Sale.”

None with respect to common stock issued in this offering. See “Shares Eligible for Future Sale.”

Mergers or Consolidations	In the event of any merger or consolidation to which we are a party (whether or not we are the surviving entity), the holders of class A preferred stock and common stock shall be entitled to receive, on a per share basis, the same amount and form of stock and other securities and property (including cash).

Dividends and Other Distributions

Subject to the rights of any other series of preferred stock that may come into existence from time to time, the holders of class A preferred stock and the holders of common stock will be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of capital stock as may be declared thereon by the board of directors out of funds legally available for payment (other than the payment of the special dividend to the holders of class A preferred stock with the net proceeds of this offering); provided, however, that in the event such dividend is paid in the form of shares of capital stock or rights to acquire capital stock, the holders of class A preferred stock shall receive class A preferred stock or rights to acquire class A preferred stock, as the case may be, and the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be.

Subdivisions or Combinations	If we split, subdivide or combine the outstanding shares of class A preferred stock, the outstanding shares of common stock shall be proportionately split, subdivided or combined in the same manner and on the same basis; and if we split, subdivide or combine the outstanding shares of common stock, the outstanding shares of class A preferred stock shall be proportionately split, subdivided or combined in the same manner and on the same basis.

Liquidation	Subject to the rights of any other series of preferred stock that may come into existence from time to time, in the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of class A preferred stock and the holders of common stock will be entitled to share equally, on a per share basis, all assets of whatever kind available for distribution to the holders of capital stock.

Additional Preferred Stock

We have authorized 10 million shares of undesignated preferred stock. Our board of directors has the authority to issue shares of this preferred stock, from time to time, on terms that it may determine, in one or more series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by Delaware law. The issuance of shares of our undesignated preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock.

Anti-takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and of our certificate of incorporation and bylaws contain provisions that may have anti-takeover effects.

Delaware Anti-takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” was approved by the board of directors prior to the time the “interested stockholder” attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock based on the percentage of the votes of such voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

In addition, various provisions of our certificate of incorporation and bylaws, which are summarized below, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for our shares.

Mergers with Related Persons

Our certificate of incorporation generally requires that mergers and certain other business combinations between us and a related person must be approved by the holders of securities having 80% of our outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. A “related person” means any holder of 5% or more of our outstanding voting power. Under Delaware law, unless the certificate of incorporation provides otherwise, only a majority of our outstanding voting power is required to approve certain of these transactions, such as mergers and consolidations, while certain other of these transactions would not require stockholder approval.

These requirements of our certificate of incorporation do not apply, however, to a business combination with a related person, if the transaction:

•	is approved by our board of directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power;

•	is approved by a majority of the members of our board of directors who are not affiliated with the related person and who were directors before the related person became a related person; or

•	involves only us and one or more of our subsidiaries and certain other conditions are satisfied.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our certificate of incorporation prohibits stockholder action by written consent and provides that special meetings of our stockholders may be called only by the board of directors, a majority of the board of directors or a committee designated by the board of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, including the nomination of persons for election to the board of directors, must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice generally must be delivered or mailed and received at our principal offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce of the date of the meeting). These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on Liability and Indemnification of Directors and Officers

As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation includes a provision that eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware; and

•	for transactions from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware, subject to limited exceptions, and under specified circumstances advance and pay their expenses in defending any proceedings to the fullest extent not prohibited by applicable law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and to enter into separate indemnification agreements with our directors and executive officers. We currently maintain certain directors and officers’ coverage and we intend to enter into indemnification agreements with our directors, executive officers and board-appointed officers. We believe that these indemnification provisions, indemnification agreements and insurance are necessary to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of defense, settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock, class A preferred stock and undesignated preferred stock will be available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including raising additional capital, making acquisitions or joint ventures and incentivizing employees. The existence of authorized but unissued shares of common stock, class A preferred stock and undesignated preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority in voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that the following provisions of our certificate of incorporation may be amended only by a vote of at least two-thirds of the voting power of the outstanding shares of our stock entitled to vote:

•	the authority of the board of directors to make, repeal, alter, amend and rescind bylaws;

•	the provisions relating to the number, classification, election and removal of directors;

•	the provisions relating to the inability of stockholders to act by written consent or call special meetings; and

•	the provisions requiring approval of two-thirds of the voting power of our stock entitled to vote on the foregoing.

In addition, our certificate of incorporation provides that, under certain circumstances, any amendment of the article related to business combinations requires (1) the vote of at least 80% of the voting power of the outstanding shares of our stock entitled to vote and (2) the vote of at least a majority of the voting power of the outstanding shares of our stock entitled to vote other than shares of voting stock that are beneficially owned by a related person that directly proposed such amendment.

Transfer Agent and Registrar

                                     will be the transfer agent and registrar for our class A preferred stock and common stock.

Listing

We intend to apply for our common stock to be listed on the New York Stock Exchange under the trading symbol “SAI.”

MARKET FOR OLD SAIC COMMON STOCK

The Limited Market

Since our inception, Old SAIC’s common stock has not been traded on any national or other securities exchange. In order to provide some liquidity for our stockholders, however, Old SAIC has maintained a limited secondary market, which we call the “limited market,” through our wholly owned broker-dealer subsidiary, Bull, Inc.

Historically, the limited market has had four trade dates each year, generally occurring in April, June, September and December. Trade dates typically occur one week after our board of directors’ meetings. We anticipate that the trade date scheduled for December 2005 will not be held and that the limited market will be discontinued following the completion of this offering.

All sales and purchases in the limited market are made at the prevailing price of the class A common stock, as determined by our board of directors or a committee of the board pursuant to the valuation process described below.

The purchase of class A common stock in the limited market has been restricted to:

•	current employees of Old SAIC and eligible subsidiaries who desire to purchase class A common stock in an amount that does not exceed a pre-approved limit established by the board of directors or a designated committee of our board of directors;

•	current employees, consultants and non-employee directors of Old SAIC and eligible subsidiaries who have been specifically approved by the board of directors or its designated committee or subcommittee to purchase a specified number of shares which may exceed the pre-approved limit; and

•	trustees or agents of the retirement and benefit plans of Old SAIC and its eligible subsidiaries.

No one, other than these authorized buyers, has been eligible to purchase class A common stock in the limited market.

Historically, we have been authorized, but not obligated, to purchase shares of class A common stock in the limited market on each trade date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by authorized buyers, and we, in our discretion, determine to make such purchases. However, the number of shares we have purchased in the limited market on any given trade date has been subject to legal and contractual restrictions. To the extent that the aggregate number of shares sought to be purchased by authorized buyers exceeds the aggregate number of shares offered for sale by stockholders, we have been authorized, but not obligated, to sell authorized but unissued shares of class A common stock in the limited market. In making this determination, we have historically considered a variety of factors, including our cash position and cash flows, investment and capital activities, financial performance, financial covenants, the number of shares outstanding and the amount of the over-subscription in the limited market.

Valuation Process

In establishing the stock price of the class A common stock of Old SAIC, our board of directors has considered a broad range of valuation data and financial information, including analysis provided by an independent appraisal firm. The board has also historically considered valuation data and financial information relating to publicly traded companies considered by our appraiser to be comparable to Old SAIC or relevant to the valuation of our stock. The valuation process has included a valuation formula, which has been used since 1972, that has an earnings component and an equity component and includes a variable called the “market factor.” After considering the analysis of the independent appraisal firm and other valuation data and information, our board of directors has historically set a market factor at the value that causes the formula to yield a stock price that the board believes represents a fair market value for the class A common stock within a broad range of financial criteria. The stock price and market factor, as determined by our board of directors, have historically remained in effect until subsequently changed by the board of directors or its designated committee. Our board of directors has historically reviewed the stock price at least four times each year, generally during its regularly scheduled board meetings.

This valuation process has only taken place with respect to the common stock of Old SAIC and will not take place with the common stock of New SAIC. The New SAIC common stock will be listed on the New York Stock Exchange and the price of that stock will be established by the public market. The historic price of Old SAIC class A common stock may not be indicative of the price that the public market will establish for New SAIC common stock.

Stock Price Table

The following table sets forth information concerning the stock price (rounded to the nearest cent) for the class A and class B common stock of Old SAIC in effect for the periods beginning on the dates indicated. In accordance with the certificate of incorporation of Old SAIC, the price of the Old SAIC class B common stock is equal to 20 times the stock price applicable to the Old SAIC class A common stock.

Date	Shares Outstanding(1)	Weighted Average Shares Outstanding(2)	Price Per Share of Class A Common Stock	Price Per Share of Class B Common Stock	Percentage Price Change(3)
April 11, 2003	190,974,359	203,232,903	$29.02	$580.40	1.5%
July 11, 2003	192,229,993	197,175,777	30.50	610.00	5.1
October 10, 2003	190,791,535	192,079,951	31.79	635.80	4.2
January 9, 2004	190,348,029	189,499,866	36.52	730.40	14.9
April 16, 2004	191,418,123	188,561,115	37.34	746.80	2.2
July 16, 2004	191,943,098	188,653,945	37.31	746.20	(.1)
October 8, 2004	189,671,084	188,637,287	38.14	762.80	2.2
January 14, 2005	188,204,746	188,302,652	40.55	811.00	6.3
April 8, 2005	186,780,832	187,634,157	42.27	845.40	4.2
June 10, 2005	183,331,888	186,096,747	41.80	836.00	(1.1)

(1)	The number of outstanding shares of common stock and common equivalent shares at the end of the fiscal quarter immediately preceding the date on which a price determination is to occur.
(2)	The weighted average number of outstanding shares of common stock and common equivalent shares for the four fiscal quarters immediately preceding the price determination, as used by us in computing diluted earnings per share.
(3)	Value shown represents the percentage change in the price per share of Old SAIC class A common stock from the prior valuation.

Holders of Capital Stock

As of April 26, 2005, there were 35,303 holders of record of Old SAIC class A common stock and 153 holders of record of Old SAIC class B common stock. Substantially all of the class A common stock and the class B common stock is owned of record or beneficially by our current and former employees, officers, directors and consultants and their respective family members and by our various employee benefit plans.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal tax purposes, created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	partnerships or other pass-through entities;

•	regulated investment companies;

•	pension plans;

•	owners (directly, indirectly or constructively) of more than 5% of our common stock;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	owners that have a functional currency other than the U.S. dollar; and

•	certain U.S. expatriates.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, nor do we intend to obtain, an IRS ruling with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership, or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Distributions on Our Common Stock

If we pay distributions on our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the U.S. and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the U.S.) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the U.S.), in which case the gain will be subject to the graduated U.S. federal income tax applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “—Distributions on Our Common Stock” may apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or a reduced rate under an applicable treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period if shorter) a “U.S. real property holding corporation” and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Furthermore, no assurance can be provided that our stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death and certain lifetime transfers of an interest in our common stock made by such individual are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding with respect to dividends on our common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder’s status in accordance with the applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any foreign broker or any office of a U.S. broker, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, certain brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Under the provisions of an applicable income tax treaty or agreement, copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, the                  shares of common stock sold in this offering, or                  shares if the underwriters exercise their over-allotment option in full, will be freely transferable without restriction or further registration under the Securities Act.

In connection with the merger to be completed before this offering, each share of outstanding Old SAIC common stock will be converted into the right to receive shares of New SAIC class A preferred stock that are convertible into New SAIC common stock on a 1 for 1 basis after certain restriction periods expire. The restriction period will expire:

•	on April 1, 2006 for shares of series A-1 preferred stock;

•	180 days after the date of this prospectus for shares of series A-2 preferred stock;

•	270 days after the date of this prospectus for shares of series A-3 preferred stock; and

•	360 days after the date of this prospectus for shares of series A-4 preferred stock.

Because the shares of class A preferred stock will be issued pursuant to a registration statement on Form S-4, except for any such shares acquired by an affiliate, which shares will remain subject to the resale limitations of Rule 144 described below, the 358,205,696 outstanding shares of class A preferred stock will also be freely tradable without restriction under the Securities Act following the expiration of the restriction periods above. The 7,620,152 shares of class A preferred stock held by our executive officers and directors as of the date of this prospectus will, however, be subject to additional lock-up arrangements described below and will be eligible for resale pursuant to Rule 144 after the expiration of the lock-up agreements.

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our class A preferred stock or common stock, subject to certain exceptions. See “Underwriting.”

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

Lock-Up Agreements

In connection with this offering, our directors and executive officers who, immediately prior to this offering, own shares of class A preferred stock or options to acquire shares of class A preferred stock will enter into lock-up agreements with the underwriters of this offering. Under these agreements, these directors and officers may not, during the period ending 180 days after the date of this prospectus, directly or indirectly sell or dispose of any common stock or any securities convertible into or exchangeable or exercisable for common stock without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. See “Underwriting.”

Rule 144

Generally, Rule 144 provides that a person (or persons whose shares are required to be aggregated), including our affiliates, who has beneficially owned shares for at least one year may sell, on the open market, in brokers’ transactions, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition to this volume limitation, sales under Rule 144 are also subject to manner-of-sale restrictions, notice requirements and the availability of current public information about us.

Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are freely tradable without restriction after the sale.

Equity Incentive Plans and Employee Stock Purchase Plans

Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering              shares of class A preferred stock reserved for issuance under our equity incentive plans and our employee stock purchase plans. This registration statement will also register an equal number of shares of common stock, which represents the shares of common stock issuable upon conversion of the class A preferred stock. Shares registered under that registration statement will (in the case of the equity incentive plans, upon the optionee’s exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates) be available for resale in the public.

UNDERWRITERS

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as joint book-running managers for the offering.

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                  additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and the total proceeds to us would be $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue a release regarding earnings or regarding material news or events relating to us; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

After the reorganization merger, our certificate of incorporation will provide that our preferred stock may not be transferred or converted into common shares until April 1, 2006, in the case of shares of series A-1 preferred stock and 180, 270 and 360 days after the date of this prospectus in the case of shares of the series A-2, A-3 and A-4 preferred stock, respectively.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We intend to apply for listing of our common stock on the New York Stock Exchange under the symbol “SAI.”

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking or investment banking transactions with us and our affiliates. Morgan Stanley is a lender under our credit facilities.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Heller Ehrman LLP, San Diego, California. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters.

EXPERTS

The consolidated financial statements of Science Applications International Corporation as of January 31, 2004 and 2005, and for each of the three years in the period ended January 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of New SAIC, Inc. as of August 18, 2005, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Old SAIC files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. After the transaction, New SAIC will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Old SAIC’s Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at www.sec.gov. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-1 to register with the Securities and Exchange Commission the shares of common stock of SAIC, Inc. offered by this prospectus. This prospectus is part of that registration statement and, as allowed by Securities and Exchange Commission rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-1 (and any amendments to that document) in the manner described above or by writing or telephoning us at the address or telephone number below.

You may request a copy of this information or the materials identified in the preceding paragraphs, at no cost, by writing or telephoning us at the following address or telephone number:

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

Attention: Douglas E. Scott, Esq.

Senior Vice President, General Counsel and Secretary

(858) 826-6000

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SAIC, Inc.

Science Applications International Corporation

Financial statement schedules are omitted because they are not applicable or the required information is shown on the consolidated financial statements or the notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Stockholder

SAIC, Inc.

We have audited the accompanying consolidated balance sheet of SAIC, Inc. and subsidiary (the “Company”) (a wholly-owned subsidiary of Science Applications International Corporation) as of August 18, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of SAIC, Inc. and subsidiary as of August 18, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

August 22, 2005

SAIC, INC.

(a wholly-owned subsidiary of Science Applications International Corporation)

CONSOLIDATED BALANCE SHEET

August 18, 2005
ASSETS
Cash	$1,000

STOCKHOLDER’S EQUITY
Common stock	$100
Additional paid-in capital	900

Total stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

NOTES TO CONSOLIDATED BALANCE SHEET

1. Organization and Purpose—SAIC, Inc. (the “Company”) was incorporated on August 12, 2005 and capitalized on August 18, 2005 as a wholly-owned subsidiary of Science Applications International Corporation. Subject to the approval of the stockholders of Science Applications International Corporation, a wholly-owned subsidiary of the Company will merge with Science Applications International Corporation, and all of the outstanding common stock of Science Applications International Corporation will be exchanged for new class A preferred stock of the Company.

2. Stockholder’s Equity—The Company is authorized to issue 10,000 shares of $.01 par value common stock and has issued and outstanding 10,000 shares held by Science Applications International Corporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Board of Directors and Stockholders

Science Applications International Corporation

We have audited the accompanying consolidated balance sheets of Science Applications International Corporation and its subsidiaries (the “Company”) as of January 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended January 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective February 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 29, 2005

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year ended January 31
	2005	2004	2003
	(in millions, except per share amounts)
Revenues	$7,187	$5,833	$4,835
Costs and expenses:
Cost of revenues	6,337	5,100	4,211
Selling, general and administrative expenses	364	331	305
Goodwill impairment		7	13
Gain on sale of business units, net	(2)		(5)

Operating income	488	395	311
Non-operating income (expense):
Net (loss) gain on marketable securities and other investments, including impairment losses	(16)	5	(134)
Interest income	45	49	37
Interest expense	(88)	(80)	(45)
Other (expense) income, net	(12)	5	6
Minority interest in income of consolidated subsidiaries	(14)	(10)	(7)

Income from continuing operations before income taxes	403	364	168
Provision for income taxes	131	140	61

Income from continuing operations	272	224	107
Discontinued operations (Note 21):
Income from discontinued operations of Telcordia, net of income tax expense of $16 million, $19 million and $37 million in 2005, 2004 and 2003, respectively	133	127	152
Gain from discontinued operations of INTESA joint venture, net of income tax expense of $2 million and $3 million in 2005 and 2003, respectively	4

Net income	$409	$351	$259

Earnings per share:
Basic:
Income from continuing operations	$1.49	$1.22	$.55
Discontinued operations, net of tax	.74	.68	.77

	$2.23	$1.90	$1.32

Diluted:
Income from continuing operations	$1.45	$1.19	$.53
Discontinued operations, net of tax	.73	.67	.75

	$2.18	$1.86	$1.28

Common equivalent shares:
Basic	183	185	196

Diluted	188	189	203

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31
	2005	2004
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$983	$1,099
Investments in marketable securities	1,367	1,265
Receivables, net	1,563	1,282
Prepaid expenses and other current assets	173	158
Assets of discontinued operations	900	849

Total current assets	4,986	4,653
Property, plant and equipment	339	343
Intangible assets	50	36
Goodwill	468	301
Deferred income taxes	69	83
Other assets	98	124

	$6,010	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$864	$692
Accrued payroll and employee benefits	433	401
Income taxes payable	200	178
Notes payable and current portion of long-term debt	70	50
Deferred income taxes	52	1
Liabilities of discontinued operations	680	659

Total current liabilities	2,299	1,981
Long-term debt, net of current portion	1,215	1,232
Other long-term liabilities	99	86
Commitments and contingencies (Note 22)
Minority interest in consolidated subsidiaries	46	38
Stockholders’ equity:
Common stock (Note 1)	2	2
Additional paid-in capital	2,278	1,962
Retained earnings	212	361
Other stockholders’ equity	(105)	(92)
Accumulated other comprehensive loss	(36)	(30)

Total stockholders’ equity	2,351	2,203

	$6,010	$5,540

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

	Common Stock		Additional paid-in capital	Retained earnings	Other stock- holders’ equity	Accumulated other comprehensive income(loss)	Comprehensive Income
	Shares	Amount
	(in millions)
Balance at February 1, 2002	205	$2	$1,551	$956	$(56)	$71
Net income				259			$259
Other comprehensive loss						(85)	(85)
Issuances of common stock	16		237
Repurchases of common stock	(34)		(205)	(801)
Income tax benefit from employee stock transactions			108
Unearned stock compensation, net of amortization					(17)

Balance at January 31, 2003	187	2	1,691	414	(73)	(14)	$174

Net income				351			$351
Other comprehensive loss						(16)	(16)
Issuances of common stock	15		322
Repurchases of common stock	(16)		(108)	(404)
Income tax benefit from employee stock transactions			56
Stock compensation			1
Unearned stock compensation, net of amortization					(19)

Balance at January 31, 2004	186	2	1,962	361	(92)	(30)	$335

Net income				409			$409
Other comprehensive loss						(6)	(6)
Issuances of common stock	15		410
Repurchases of common stock	(19)		(162)	(558)
Income tax benefit from employee stock transactions			67
Stock compensation			1
Unearned stock compensation, net of amortization					(13)

Balance at January 31, 2005	182	$2	$2,278	$212	$(105)	$(36)	$403

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended January 31
	2005	2004	2003
	(in millions)
Cash flows from operating activities:
Net income	$409	$351	$259
Income from discontinued operations, net of tax	(137)	(127)	(152)
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	56	37	31
Non-cash compensation	123	99	77
Impairment losses on marketable securities	20	19	108
(Gain) loss on disposal of property, plant and equipment	(16)	2	4
Gain on sale of marketable securities and other investments	(4)	(24)	(22)
Minority interest in income of consolidated subsidiaries	14	10	7
Other non-cash items	11	(4)	(5)
Loss on derivative instruments			48
Goodwill impairment		7	13
(Decrease) increase in cash, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(219)	(161)	(68)
Prepaid expenses and other current assets	1	(65)	(22)
Deferred income taxes	59	13	(107)
Other assets	3	(1)	12
Accounts payable and accrued liabilities	158	169	47
Accrued payroll and employee benefits	30	45	35
Income taxes payable	77	34	99
Other long-term liabilities	7	(37)	7

Total cash flows from operating activities	592	367	371

Cash flows from investing activities:
Expenditures for property, plant and equipment	(42)	(115)	(30)
Acquisitions of business units, net of cash acquired	(212)	(193)	(9)
Payments for businesses acquired in previous years	(20)
Purchases of debt and equity securities available-for-sale	(229)	(175)	(720)
Proceeds from sale of investments in marketable securities and other investments	132	32	984
Proceeds from disposal of property, plant and equipment	33
Investments in affiliates	(9)	(9)	(12)
Other	(2)	(1)

Total cash flows (used in) from investing activities	(349)	(461)	213

Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	27	351	794
Payments on settlement of treasury lock contracts		(5)	(8)
Payments on notes payable, long-term debt and capital lease obligations	(24)	(3)	(2)
Dividends paid to minority interest stockholders	(4)	(3)	(3)
Sales of common stock	75	40	26
Repurchases of common stock	(552)	(406)	(911)

Total cash flows used in financing activities	(478)	(26)	(104)

(Decrease) increase in cash and cash equivalents from continuing operations	(235)	(120)	480

Cash flows from operating activities of discontinued operations	179	141	185
Cash used in investing activities of discontinued operations	(60)	(16)	(13)

Increase in cash and cash equivalents from discontinued operations	119	125	172

Cash and cash equivalents at beginning of year	1,099	1,094	442

Cash and cash equivalents at end of year	$983	$1,099	$1,094

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$168	$107	$96

Capital lease obligations for property and equipment		$9	$1

Fair value of assets acquired in acquisitions	$284	$345	$23
Cash paid in acquisitions	(212)	(193)	(9)
Issuance of common stock in acquisitions and other consideration of $2 million in 2004	(4)	(49)	(6)

Liabilities assumed in acquisitions	$68	$103	$8

See accompanying notes to consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies:

Consolidation

The consolidated financial statements include the accounts of Science Applications International Corporation and all majority-owned and wholly-owned subsidiaries (collectively referred to as “the Company”). Unless otherwise noted, references to the years are for fiscal years ended January 31, not calendar years. All significant intercompany transactions and accounts have been eliminated in consolidation. Outside investors’ interests in the majority-owned subsidiaries are reflected as minority interest.

Certain majority-owned and wholly-owned subsidiaries have fiscal years ended December 31. The financial position and results of operations of these subsidiaries are included in the Company’s consolidated financial statements for the years ended January 31. There were no material intervening events for these subsidiaries from December 31 through January 31 and for each of the years presented that would materially affect the consolidated financial position or results of operations.

Investments in affiliates and corporate joint ventures where the Company has an ownership interest representing between 20% and 50%, or over which the Company exercises significant influence, are accounted for under the equity method whereby the Company recognizes its proportionate share of net income or loss and does not consolidate the affiliates’ individual assets and liabilities. Equity investments in affiliates over which the Company does not exercise significant influence and whose securities do not have a readily determinable fair market value as defined in Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are generally carried at cost.

Discontinued Operations

Assets and liabilities to be disposed of that meet all of the criteria to be classified as held for sale as set forth in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are reported at the lower of their carrying amounts or fair values less costs to sell. Assets are not depreciated or amortized while they are classified as held for sale. Assets and liabilities held for sale that have operations and cash flow that can be clearly distinguished, operationally and for financial reporting purposes from the rest of our assets and liabilities are reported in discontinued operations when (a) it is determined that the operations and cash flows will be eliminated from our continuing operations and (b) we will not have any significant continuing involvement in the operations of the assets and liabilities after the disposal transaction.

As of January 31, 2005, the operations of the Company’s subsidiary, Telcordia Technologies, Inc. (“Telcordia”) were classified as discontinued operations (Note 21). The consolidated financial statements for 2004 and 2003 have been reclassified to conform to the 2005 discontinued operations presentation. In addition, the Company’s joint venture, Informática, Negocios y Tecnología, S.A. (“INTESA”) was classified as discontinued operations in 2003 (Note 21).

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on an on-going basis including those relating to allowances for doubtful accounts, inventories, fair value and impairment of investments, fair value and impairment of intangible assets and goodwill, income taxes, realignment charges, estimated profitability of long-term contracts, pensions benefits, contingencies and litigation. Estimates have been prepared on the basis of the most current information and actual results could differ from those estimates.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties and is determined based on quoted market prices, if available, or management’s best estimate. It is management’s belief that the carrying amounts shown for the Company’s financial instruments, which include cash and cash equivalents, short-term investments in marketable securities, long-term investments in marketable securities and long term investments in private equity securities, are reasonable estimates of their related fair values. The carrying amount of cash and cash equivalents and short-term investments in marketable securities approximates fair value because of the short maturity of those instruments. The fair value of short-term and long-term investments in marketable securities is based upon quoted market prices. The fair value of long term investments in private equity securities is estimated using various valuation techniques and factors, such as discounted cash flow models, market prices of comparable companies and recent capital transactions of portfolio companies. The fair value of long-term debt (Note 13) is estimated based on quoted market prices for similar instruments and current rates offered to the Company for similar debt with the same remaining maturities.

Revenue Recognition

The Company’s revenues result primarily from contracts with the U.S. Government, commercial customers, and various international, state and local governments or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of cost plus fees, or target cost and fee with risk sharing, and others which are fixed-price or time-and-materials type contracts. Revenues and fees on these contracts are primarily recognized using the percentage-of-completion method of accounting, most often based on contract costs incurred to date compared with total estimated costs at completion (“cost-to-cost method”). The Company also uses efforts-expended methods of percentage-of-completion (using measures such as labor dollars) for measuring progress towards completion in situations in which this approach is more representative of the progress on the contract than the cost-to-cost method. The efforts-expended method is utilized when there are significant amounts of materials or hardware on a contract for which procurement of materials does not represent significant progress on the contract. Additionally, the Company utilizes the units-of-delivery method under percentage-of-completion on contracts where separate units of output are produced. Under the units-of-delivery method, revenue is recognized when the units are delivered to the customer, providing that all other requirements for revenue recognition have been met. On contracts that provide for incentive or award fees, the Company includes an estimate of the ultimate incentive or award fee to be received on the contract in the estimated contract revenues for purposes of applying the percentage-of-completion method of accounting.

Revenues from services and maintenance contracts are recognized over the term of the respective contracts as the services are performed and revenue is earned. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from the sale of manufactured products are recorded upon passage of title and risk of loss to the customer, which is generally upon delivery, providing that all other requirements for revenue recognition have been met. The Company evaluates its contracts for multiple deliverables which may require the segmentation of the contract into separate units of accounting for proper revenue recognition.

The Company provides for anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Amounts billed but not yet recognized as revenue under certain types of contracts are deferred. Unbilled receivables are stated at estimated realizable value. Contract costs on U.S. Government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Substantially all of the Company’s indirect contract costs have been agreed upon

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

through 2003. Contract revenues on U.S. Government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents at January 31, 2005 and 2004 include $968 million and $1 billion, respectively, invested in commercial paper and institutional money market funds.

Investments in Marketable and Private Equity Securities

Marketable debt and equity securities are classified as either available-for-sale or held-to-maturity at the time of purchase. Available-for-sale securities are carried at fair value and held-to-maturity debt securities are carried at amortized cost. Unrealized gains and losses on available-for-sale securities are recorded net of related tax effects in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific securities sold.

At each balance sheet date, management assesses whether an impairment loss on its marketable and private equity securities has occurred due to declines in fair value and other market conditions. If management determines that a decline in the fair value has occurred and is deemed to be other-than-temporary in nature, an impairment loss is recognized to reduce the marketable security to its estimated fair value (Note 19).

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods.

Property, Plant and Equipment

Depreciation and amortization of buildings and related improvements are provided using the straight-line method over estimated useful lives of ten to forty years and the shorter of the lease term or ten years, respectively. Depreciation of equipment is provided using the straight-line method or the declining-balance method over their estimated useful lives of three to ten years.

Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized. In 2005, the Company sold land and buildings at two different locations and recognized a gain before income taxes of $18 million.

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely and the carrying amount of the asset exceeds the estimated future undiscounted cash flows. When the carrying amount of the asset exceeds the estimated future undiscounted cash flows, an impairment loss is recognized to reduce the asset’s carrying amount to its estimated fair value based on the present value of the estimated future cash flows.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed, is assessed for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (Note 7). Intangible assets with finite lives are amortized using a method that best reflects how

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

their economic benefits are utilized or, if a pattern of economic benefits cannot be reliably determined, on a straight-line basis over their useful lives of one to sixteen years. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable under SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Under SFAS No. 142, the goodwill impairment test is a two-step process. The first step consists of estimating the fair values of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit’s assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting units’ goodwill over the implied fair value of their goodwill. SFAS No. 142 requires goodwill to be tested annually at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected January 31 as its annual testing date.

Income Taxes

Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Additionally, under the liability method, changes in tax rates and laws will be reflected in income in the period such changes are enacted.

The provisions for federal, state, foreign and local income taxes are calculated on reported financial statement income before income taxes based on current tax law and also include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company has a number of stock-based employee compensation plans, including stock options, stock purchase and restricted stock plans, which are described in Note 10. The Company accounts for employee stock-based compensation using the intrinsic value method for each period presented under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic value method, no compensation expense is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant, and no compensation expense is recognized for the employee stock purchase plan. The Company accounts for stock options granted to non-employees using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to the employee stock options and employee stock purchase plan:

	Year ended January 31
	2005	2004	2003
	(in millions, except per share amounts)
Net income, as reported	$409	$351	$259
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(31)	(36)	(39)

Pro forma net income	$378	$315	$220

Earnings per share:
Basic—as reported	$2.23	$1.90	$1.32

Basic—pro forma	$2.07	$1.70	$1.12

Diluted—as reported	$2.18	$1.86	$1.28

Diluted—pro forma	$2.01	$1.67	$1.08

The pro forma compensation costs were determined using weighted-average per share fair values of options granted in 2005, 2004 and 2003 of $5.20, $4.12 and $6.61, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 2005, 2004 and 2003: no dividend yield, no volatility, risk-free interest rates ranging from 2.5% to 5.0% and expected lives of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company meets the definition of a non-public company for the purposes of calculating fair value and, therefore, assumes no volatility in the fair value calculation. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation plans.

Common Stock and Earnings Per Share

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of January 31, 2005 and 2004, 177,369,000 shares and 181,221,000 shares of Class A common stock, respectively, and 217,000 shares and 226,000 shares of Class B

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock, respectively, were issued and outstanding. Pursuant to the Company’s Certificate of Incorporation, no additional shares of Class B common stock may be issued. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the Consolidated Financial Statements and Notes to Consolidated Financial Statements and are shown assuming that the Class B common stock was converted into Class A common stock. The Class A common stock and Class B common stock have identical rights with respect to voting, dividends, liquidation and other rights except that the Class B common stock has 20 votes per share and shall receive 20 times the per share dividend declared and paid on the Class A common stock, and 20 times the assets and funds distributed upon liquidation as the Class A common stock. Pursuant to the Company’s Certificate of Incorporation, the Class A common stock is subject to certain restrictions, including the Company’s right to repurchase shares held by a stockholder upon termination of the stockholder’s affiliation with the Company, the Company’s right of first refusal with respect to sales of Class A common stock by a stockholder other than in the Company’s limited market and certain other restrictions on transfer of Class A common stock. The shares of Class B common stock are generally subject to similar contractual restrictions. Repurchases of the Company’s common stock reduce the amount of retained earnings in the stockholders’ equity section of the Company’s consolidated balance sheet.

Although there has never been a general public market for the Company’s common stock, the Company has maintained a limited market through its wholly-owned broker-dealer subsidiary, Bull, Inc. Determinations of the price of the common stock are made by the Board of Directors pursuant to a valuation process that includes valuation input from an independent appraiser and a stock price formula. The Board of Directors believes that the valuation process results in a value which represents a fair market value for the Class A common stock within a broad range of financial criteria. The Board of Directors reserves the right to alter the formula and valuation process.

Basic earnings per share (“EPS”) is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares of common stock outstanding is increased to include the effect of dilutive common stock equivalents, which is comprised of stock options and other stock awards granted to employees under stock-based compensation plans that were outstanding during the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, accounts receivable, short-term investments in marketable securities, and foreign currency forward exchange contracts.

The Company invests its available cash principally in U.S. Government and agency securities, corporate obligations, asset-backed and mortgage-backed securities, municipal debt and commercial paper and has established guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Concentrations of credit risk with respect to receivables have been limited because the Company’s principal customers are the various agencies of the U.S. Government and commercial customers engaged in work for the U.S. Government.

Foreign Currency

Financial statements of international subsidiaries, for which the functional currency is the local currency, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

weighted average exchange rate for revenues, expenses, gains and losses. Translation adjustments are recorded as accumulated other comprehensive income in stockholders’ equity.

Accumulated Other Comprehensive Loss and Other Comprehensive Loss

The Company’s accumulated other comprehensive loss is comprised of foreign currency translation adjustments, unrealized gains or losses on the Company’s available-for-sale marketable securities, unrealized gains and losses on derivative instruments and minimum pension liability adjustments as follows:

	January 31
	2005	2004
	(in millions)
Accumulated other comprehensive loss:
Foreign currency translation adjustments		$(2)
Unrealized net (loss) gain on marketable securities	$(4)	2
Unrealized net loss on derivative instruments	(13)	(16)
Minimum pension liability adjustments	(19)	(14)

	$(36)	$(30)

As of January 31, 2005, approximately $2 million of the unrealized net loss on derivative instruments is expected to be reclassified into expense within the next twelve months.

Comprehensive income consists of net income and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are included in comprehensive income but are excluded from net income. These amounts are recorded directly as an adjustment to stockholders’ equity, net of tax, and are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Other comprehensive loss:
Foreign currency translation adjustments	$2	$2	$7
Deferred taxes		(1)	(3)

Net foreign currency translation adjustments	2	1	4

Unrealized (loss) gain on marketable securities	(10)	7	(431)
Reclassification of net realized loss (gain)	2	(19)	324
Deferred taxes	2	5	39

Net unrealized loss on marketable securities	(6)	(7)	(68)

Unrealized loss on derivative instruments		(12)	(18)
Reclassification of net realized gain on derivative instruments	4	2
Deferred taxes	(1)	4	7

Net unrealized gain (loss) on derivatives	3	(6)	(11)
Minimum pension liability adjustments, net of tax	(5)	(4)	(10)

Other comprehensive loss	$(6)	$(16)	$(85)

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123(R) focuses primarily on accounting for transactions in which share-based awards are granted to employees in exchange for services and requires recognition of compensation expense over the vesting period in an amount equal to the fair value of share-based payments, including stock options, granted to employees. SFAS No.123(R) retained the guidance from SFAS No. 123 for share-based payment transactions to non-employees. The Company meets the definition of a non-public entity per SFAS No. 123(R) and has used the minimum value method in its pro forma disclosures. Therefore, the Company is required to adopt the provisions of the standard prospectively for any newly issued, modified or settled award after the date of initial adoption, which is February 1, 2006. Upon adoption, restatement of earlier periods is not permitted. The Company is currently evaluating the effect that adoption of this statement will have on its consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal,” as defined in the statement. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, which is February 1, 2006 for the Company. The Company is currently evaluating the effect that adoption of this statement will have on its consolidated financial position and results of operations.

In December 2004, the FASB issued FASB Staff Position (“FSP”) FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“the Act”). The FSP provides guidance on the application of SFAS No. 109 to the provisions of the tax deduction on qualified production activities contained within the Act. FSP 109-1 states that the manufacturers’ deduction should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. The Company is currently evaluating the effect that adoption of this statement will have on its taxes in 2006 as the tax deduction is not effective for the Company until 2006.

Gains on Issuance of Stock by Subsidiary

Gains on issuances of shares of stock by a subsidiary are reflected as equity transactions and recorded directly to additional paid-in capital.

Reclassifications

Certain amounts from previous years have been reclassified in the accompanying consolidated financial statements to conform to the 2005 presentation. Additionally, the accompanying statements of cash flows reflect a reclassification to separately present operating and investing cash flows of discontinued operations.

Accounting Change

Effective February 1, 2002, the Company adopted SFAS No. 142, which changed the accounting for goodwill from an amortization approach to an impairment-only approach. Upon adoption, the Company did not have a transitional goodwill impairment charge and, therefore, the Company did not have a cumulative effect of an accounting change.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2—Business Segment Information:

The Company provides diversified professional and technical services involving the application of scientific, engineering and management expertise to solve complex technical problems for a broad range of government and commercial customers in the U.S. and abroad. These services frequently involve computer and systems technology. The Company also designs and develops high-technology products. These products include customized and standard hardware and software, such as automatic equipment identification technology, sensors and nondestructive imaging and security instruments. Product revenues represented 2% of consolidated revenues in 2005, 2004 and 2003.

The Company defines its reporting segments using the management approach, which is based on the way the chief operating decision maker (“CODM”) manages the operations within the Company for allocation of resources, decision making and performance assessment.

Using the management approach, the Company has three reportable segments: Government, Commercial, and Corporate and Other. The Company’s operating business units are aggregated into the Government or Commercial segments, depending on the nature of the customers, the contractual requirements and the regulatory environment governing the business unit’s services. The Corporate and Other segment includes the Company’s broker-dealer subsidiary, Bull, Inc., and its real estate subsidiary, Campus Point Realty Corporation. In addition, in certain circumstances, for management purposes as determined by the CODM, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and reflected in the Corporate and Other segment.

Business units in the Government segment provide technical services and products through contractual arrangements as either a prime contractor or subcontractor to other contractors, primarily for departments and agencies of the U.S. Government. Operations in the Government segment are subject to specific regulatory accounting and contracting guidelines such as Cost Accounting Standards and Federal Acquisition Regulations. Business units in the Commercial segment provide technical services and products primarily to customers in commercial markets and, generally, their operations are not subject to specific regulatory accounting or contracting guidelines.

The internal measure of operating income before income taxes (“segment operating income”) excludes losses on impaired intangible assets, non-recurring gains or losses on sales of business units, subsidiary common stock and similar items, and includes equity in the income or loss of unconsolidated affiliates and the minority interest in income or loss of consolidated subsidiaries. The accounting policies of the reportable segments are the same as those described in Note 1. Certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by Government Cost Accounting Standards. Corporate expense variances to these allocations and an internal interest charge or credit (“Cost of Capital”) are retained in the Corporate and Other segment. Elimination of intersegment revenues is also reflected in the Corporate and Other segment. Sales between segments were $45 million, $25 million and $21 million in 2005, 2004 and 2003, respectively, and were recorded at cost. Asset information by segment is not a key measure of performance. However, the Company does use asset information to calculate an internal interest charge or credit and allocates this Cost of Capital to the business units, which is included in segment operating income. The Company also monitors capital expenditures by the business units. Interest expense, as reported in the consolidated financial statements, is not part of segment operating income and is primarily recorded at the corporate level.

The Company formed SAIC Venture Capital Corporation to manage its investments in publicly traded and private technology companies. The Company may also spin off technologies that are considered non-strategic but may bring future value from an investment perspective. These activities are of an investment nature and are not reported to the CODM as part of the core operating segments of the Company and, therefore are shown as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“Investment activities” in the reconciliation of segment financial information to the accompanying consolidated financial statements.

As discussed in Note 21, prior year segment information has been conformed to the 2005 presentation of Telcordia as discontinued operations. Since Telcordia represented all of the Non-Regulated Telecommunications segment, the Company no longer has continuing operations in this segment.

The following table summarizes segment information:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues:
Government	$6,738	$5,426	$4,382
Commercial	521	419	449
Corporate and Other	(72)	(12)	4

Total reportable segment revenues	$7,187	$5,833	$4,835

Segment operating income (loss):
Government	$538	$457	$329
Commercial	42	30	36
Corporate and Other	(110)	(86)	(46)

Total reportable segment operating income	$470	$401	$319

Capital expenditures:
Government	$36	$18	$17
Commercial	3	2	4
Corporate and Other	3	95	9

Total reportable segment and consolidated capital expenditures	$42	$115	$30

The following table is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Year ended January 31
	2005	2004	2003
	(in millions)
Depreciation and amortization:
Government	$40	$25	$21
Commercial	6	4	4
Corporate and Other	10	8	6

Total reportable segment and consolidated depreciation and amortization	$56	$37	$31

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles total reportable segment operating income to the Company’s consolidated operating income:

	Year ended January 31
	2005	2004	2003
	(in millions)
Total reportable segment operating income	$470	$401	$319
Investment activities	(3)	(4)	(5)
Loss on impaired goodwill		(7)	(13)
Net gain on sale of business units	2		5
Equity in income of unconsolidated affiliates	5	(5)	(2)
Minority interest in income of consolidated subsidiaries	14	10	7

Total consolidated operating income	$488	$395	$311

The following tables summarize revenues and long-lived assets, which includes property, plant and equipment, intangible assets, goodwill, deferred taxes and other assets, by geographic location of the entity that is performing the services:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues:
United States	$6,980	$5,683	$4,675
United Kingdom	161	137	146
Canada and all other international	46	13	14

Total consolidated revenues	$7,187	$5,833	$4,835

	January 31
	2005	2004
	(in millions)
Long-lived assets:
United States	$970	$839
United Kingdom	26	24
Canada and all other international	28	24

Total consolidated long-lived assets	$1,024	$887

During 2005, 2004 and 2003, approximately 86%, 85% and 84%, respectively, of the Company’s consolidated revenues were attributable to prime contracts with the U.S. Government or to subcontracts with other contractors engaged in work for the U.S. Government and are reflected in the Government segment revenues. Revenues from customers with greater than 10% consolidated revenues were as follows:

	Year ended January 31
	2005	2004	2003
U.S. Army	13%	13%	13%
U.S. Navy	13%	12%	12%
U.S. Air Force	11%	11%	12%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Composition of Certain Financial Statement Captions:

	January 31
	2005	2004
	(in millions)
Prepaid expenses and other current assets:
Prepaid expenses	$51	$74
Inventories	57	33
Income taxes receivable	22	20
Other	43	31

	$173	$158

Property, plant and equipment at cost:
Computers and other equipment	$191	$165
Buildings and improvements	220	223
Leasehold improvements	61	50
Office furniture and fixtures	39	37
Land	45	56

	556	531
Less accumulated depreciation and amortization	217	188

	$339	$343

Other assets:
Investments in affiliates (Note 6)	$67	$101
Other	31	23

	$98	$124

Accounts payable and accrued liabilities:
Accounts payable	$298	$238
Other accrued liabilities	417	352
Collections in excess of revenues on uncompleted contracts	149	102

	$864	$692

Accrued payroll and employee benefits:
Salaries, bonuses and amounts withheld from employees’ compensation	$249	$222
Accrued vacation	163	141
Accrued contributions to employee benefit plans	21	38

	$433	$401

Other long-term liabilities:
Accrued pension liabilities	$19	$13
Deferred compensation	44	44
Other	36	29

	$99	$86

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Short-term and Long-term Investments in Marketable Securities:

The aggregate cost basis and market value of short-term and long-term available-for-sale investments by major security type are as follows:

	January 31, 2005		January 31, 2004
	Cost basis	Market Value	Cost basis	Market value
	(in millions)
U.S. Government and agency securities	$289	$287	$296	$297
Corporate obligations	452	451	422	423
Municipal debt	358	358	253	253
Asset-backed and mortgage-backed securities	258	257	256	256
Equity securities	1	1	1	2
Other	17	17	38	38

	$1,375	$1,371	$1,266	$1,269

At January 31, 2005, aggregate gross unrealized losses were $5 million and gross unrealized gains were $1 million. At January 31, 2004, aggregate gross unrealized losses were $1 million and gross unrealized gains were $4 million. Substantially all of the unrealized losses at January 31, 2005 have been in a loss position for less than twelve months.

At January 31, 2005, $837 million of investments in debt securities have maturities less than one year, and $531 million of investments in debt securities have maturities of one to four years. Actual maturities may differ from contractual maturities as a result of the Company’s intent to sell these securities prior to maturity date and as a result of features of the securities that enable the Company, the issuer, or both to redeem these securities in part or in full at an earlier date.

Gross realized gains and losses from sales of marketable securities are included in “Net (loss) gain on marketable securities and other investments, including impairment losses” (Note 19), and are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Gross realized gains on sale of marketable securities	$2	$22	$27
Gross realized losses on sale of marketable securities	(4)	(2)	(11)
Gain on sale of other investments	6	4	6

	$4	$24	$22

Note 5—Receivables, Net:

Receivables consist of the following:

	January 31
	2005	2004
	(in millions)
Receivables less allowance for doubtful accounts of $2 million and $4 million at January 31, 2005 and 2004, respectively:
Billed	$1,145	$902
Unbilled	398	362
Contract retentions	20	18

	$1,563	$1,282

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unbilled receivables at January 31, 2005 and 2004 include $43 million and $45 million, respectively, related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the year. The Company records revenue, to the extent of costs, for these anticipated contract modifications. The balance of unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. Contract retentions are billed when the Company has negotiated final indirect rates with the U.S. Government and, once billed, are subject to audit and approval by outside third parties. Consequently, the timing of collection of retention balances is outside the Company’s control. Based on the Company’s historical experience, the majority of the retention balance is expected to be collected beyond one year.

Note 6—Acquisitions and Investments in Affiliates:

At January 31, 2005, the Company has nine equity investments, accounted for under the equity method as described in Note 1, with the Company’s ownership ranging from 14% to 50%. The carrying value of the Company’s equity method investments was $20 million and $28 million at January 31, 2005 and 2004, respectively, which includes the excess of the Company’s equity investments over its equity in the underlying net assets of $4 million in 2005 and 2004. The Company also has cost method investments of $47 million and $73 million at January 31, 2005 and 2004, respectively. During 2005, the Company recorded an impairment loss of $9 million on its investment in a 50% owned joint venture, Data Systems and Solutions, LLC (“DS&S”). The impairment loss was primarily due to a significant business downturn at DS&S caused by a loss of business and an ongoing government investigation, and is reflected in “Other (expense) income” in the consolidated statements of income. The Company also maintains financial commitments related to DS&S as described in Note 22.

The Company completed acquisitions of certain business assets and companies in 2005, 2004 and 2003, which individually and in the aggregate were not considered material business combinations in the year acquired. In some cases, the Company acquired all the issued and outstanding common stock of certain companies while in other cases, the Company acquired certain specific assets and liabilities. All of these acquisitions have been accounted for under the purchase method of accounting and the operations of the companies acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The aggregate purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The aggregate excess of the purchase price over the fair value of tangible assets acquired has been allocated to other identifiable intangible assets and goodwill.

In 2005, the Company completed four acquisitions for an aggregate purchase price of approximately $221 million, which consisted of approximately $212 million in cash (net of cash acquired), 107,209 shares of the Company’s common stock that had a fair value of approximately $4 million on the date of issuance and future acquisition payments of $5 million. The preliminary purchase price allocation resulted in identifiable intangible assets of $37 million (amortizable over lives of one to sixteen years) and goodwill of $155 million. The Company has not yet obtained all the information required to complete the purchase price allocation related to three of the acquisitions that represented $206 million of the aggregate purchase price. The final allocations will be completed once the information identified by the Company has been received, which should not be longer than one year from the date of acquisition. The weighted average amortization period for the acquired intangible assets is approximately six years, and approximately $34 million of the goodwill is tax deductible.

In 2004, the Company completed ten acquisitions for an aggregate purchase price of approximately $278 million, which consisted of approximately $193 million in cash (net of cash received), approximately 1 million shares of the Company’s common stock that had a fair value of approximately $47 million on the dates of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuance, other consideration of $2 million and future acquisition payments of $36 million. The amount of purchase price assigned to identifiable intangible assets and goodwill was $41 million and $215 million, respectively. Potential contingent payments related to these acquisitions were approximately $11 million, of which $2 million has been paid as of January 31, 2005. The remaining contingent payments of $9 million are payable through 2007, of which $7 million will be treated as incremental purchase price. The weighted average amortization period for the acquired intangible assets is approximately three years, and approximately $57 million of the goodwill is tax deductible.

In 2003, the Company completed four acquisitions for an aggregate purchase price of approximately $16 million, which consisted of approximately $9 million in cash, 202,105 shares of the Company’s common stock that had a fair value of approximately $6 million on the date of issuance, and future acquisition payments of $1 million. The amount of purchase price assigned to identifiable intangible assets and goodwill was $1 million and $14 million, respectively. Contingent payments related to these acquisitions were approximately $3 million, all of which has been paid as of January 31, 2005. Approximately $1 million was treated as incremental purchase price.

Note 7—Goodwill and Intangible Assets:

The changes in the carrying amount of goodwill by segment as of January 31, 2005 are as follows:

	Government	Commercial	Total
	(in millions)
Goodwill at February 1, 2003	$81	$10	$91
Acquisitions	203	12	215
Impairments	(7)		(7)
Foreign currency translation		2	2

Goodwill at January 31, 2004	277	24	301
Acquisitions	155		155
Adjustments	11		11
Foreign currency translation		1	1

Goodwill at January 31, 2005	$443	$25	$468

In 2005, the Company did not recognize any impairments of goodwill since there were no circumstances or events that indicated a possible impairment. In 2004, the Company determined that a portion of the goodwill assigned to a reporting unit in the Government segment had become impaired as a result of the loss of certain significant contracts and proposals related to that reporting unit. In 2003, the Company determined that goodwill assigned to three reporting units in the Government segment had become impaired as a result of the loss of certain significant contracts and proposals related to those reporting units. The impairment charges, representing the excess of the reporting units’ carrying amount over their estimated fair value, were based on a discounted cash flow model using revenue and profit forecasts for the next five years. Total goodwill impairment charges were $7 million and $13 million in 2004 and 2003, respectively. Goodwill adjustments of $11 million in 2005 were a result of adjustments to net assets acquired from prior year acquisitions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets consist of the following:

	January 31, 2005			January 31, 2004
	Gross carrying value	Accumulated amortization	Net	Gross carrying value	Accumulated amortization	Net
	(in millions)

Amortizable intangible assets:
Customer contracts	$31	$11	$20	$14	$3	$11
Non-compete agreements	32	13	19	27	3	24
Software and technology	5		5	1		1
Other	7	1	6	1	1

Total amortizable intangible assets	$75	$25	$50	$43	$7	$36

Customer contracts and other intangible assets with a gross carrying value of $2 million became fully amortized at January 31, 2004 and, therefore, are no longer reflected in the gross carrying value at January 31, 2005. In addition, customer contracts and non-complete agreements arising from prior year acquisitions were reduced by $3 million as a result of post-acquisition adjustments. Amortization expense related to amortizable intangible assets was $20 million, $6 million and $1 million for 2005, 2004 and 2003, respectively. Based on the intangible assets as of January 31, 2005, the estimated annual amortization expense of intangible assets for the years ending January 31 is as follows:

Year ending January 31	(in millions)
2006	$22
2007	12
2008	4
2009	3
2010	2
Thereafter	7

$50

Actual amortization expense to be reported in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors.

In 2005, impairment losses on intangible assets were not material. In 2004 and 2003, the Company did not recognize an impairment loss on intangible assets since there were no circumstances or events that indicated a possible impairment.

Note 8—Derivative Instruments:

The Company is exposed to certain market risks which are inherent in certain transactions entered into in the normal course of business. They include sales contracts denominated in foreign currencies, investments in equity securities and exposure to changing interest rates. The Company has a risk management policy in place which is used to assess and manage cash flow and fair value exposures. The policy permits the use of derivative instruments with certain restrictions and appropriate authorization. The Company presently uses derivative instruments to manage exposures to foreign currency and interest rate risks and uses natural hedges to minimize exposure for net investments in foreign subsidiaries. The Company does not hold derivative instruments for trading or speculative purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Risk

In February 2004, the Company entered into interest rate swap agreements (“2004 swap agreements”) to convert the fixed interest payments on its $95 million 6.75% notes to a floating rate, based on the six-month LIBOR plus a margin. This was done to better balance the fixed and floating rate long-term debt obligations. These swap agreements are designated as fair value hedges of changes in the notes’ fair value and are fully effective in offsetting the change in fair value of the underlying notes in 2005. The fair value of the 2004 swap agreements at January 31, 2005 was a liability of $2 million and is reflected in long term debt.

In June 2003, the Company modified its prior plan for financing the $91 million purchase of land and buildings under two operating leases and issued $300 million of fixed rate debt (Note 13). In anticipation of this debt issuance, the Company entered into interest rate lock agreements on May 29, 2003 to lock in the effective borrowing rate on portions of the anticipated debt financing. Due to declines in interest rates from the dates of entering into the treasury lock contracts to the date of the debt issuance, the Company was required to pay $5 million to settle the treasury lock contracts upon the debt issuance. This loss of $5 million before income taxes is being amortized to interest expense over the term of the related debt. The treasury lock contracts were designated as cash flow hedges that were fully effective, therefore, the net of tax loss of $3 million was recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

The Company entered into four forward starting interest rate swap agreements in January 2002 (“2002 swap agreements”) pursuant to its previous plan to use five-year variable interest rate mortgage to finance the purchase of the land and buildings noted above. The mortgage financing would have required payments to a third party lender based on a variable interest rate. Under the terms of the 2002 swap agreements, the Company would either pay to or receive from the swap agreements’ counterparty an amount which would effectively have made the net cash outflow a fixed amount. The 2002 swap agreements were designated as cash flow hedges and were fully effective through May 29, 2003 with cumulative net of tax losses of $9 million recorded as a component of accumulated other comprehensive loss in stockholders’ equity. As of May 29, 2003, the 2002 swap agreements were no longer designated in a cash flow hedging relationship and, therefore, all future changes in fair value are recorded directly into income through August 2008. The cumulative loss before income taxes of $14 million on the 2002 swap agreements is being amortized as additional interest expense over the contemplated five-year mortgage term that would have ended in August 2008.

In conjunction with the modified financing plan which resulted in the issuance of fixed rate debt in June 2003, on May 29, 2003, the Company entered into additional interest rate swap agreements (“2003 swap agreements”) to offset the effects of the 2002 swap agreements. The net change in the fair values of the 2002 and 2003 swap agreements since May 29, 2003 was not material and was recorded as additional interest expense. At January 31, 2005, the combined fair value of the 2003 and 2002 swap agreements was $10 million, of which $3 million and $7 million are reflected in other accrued liabilities and other long-term liabilities, respectively. At January 31, 2004, the fair value of the 2003 and 2002 swap agreements was $13 million, of which $3 million and $10 million are reflected in other accrued liabilities and other long-term liabilities, respectively.

Foreign Currency Risk

Although the majority of the Company’s transactions are in U.S. dollars, some transactions are denominated in foreign currencies. The Company’s objective in managing its exposure to foreign currency rate fluctuations is to mitigate adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate fluctuations. The Company currently manages cash flow exposure of receivables, payables and anticipated transactions through the use of natural hedges and foreign currency forward exchange contracts. Foreign currency forward exchange contracts are contracts requiring the Company to exchange a stated quantity of foreign currency for a fixed amount of a second currency, typically U.S. dollars. At January 31, 2005, currencies

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hedged were the British pound and the U.S. dollar. The Company has designated certain of its foreign currency forward exchange contracts as cash flow hedges of transactions forecasted to occur by July 2006, primarily related to sales contracts and receivables. The effective portion of the change in the fair value of these derivatives is recorded in comprehensive income and recognized in the income statement when the related hedged item affects earnings. Other foreign currency forward exchange contracts manage similar exposures but do not qualify for hedge accounting due to changes in terms of the anticipated transactions. Contracts designated as cash flow hedges were fully effective in 2005, 2004 and 2003. Net of tax gains and losses recognized as a component of accumulated other comprehensive income in stockholders’ equity were not material.

Equity Securities Price Risk

At January 31, 2005 and 2004, the Company did not hold any derivative instruments related to equity securities. In 2003, the Company held equity collars to mitigate the risk of significant price fluctuations of the Company’s investment in VeriSign, Inc. (“VeriSign”) and Amdocs Limited (“Amdocs”), both of which were liquidated at various dates throughout 2003. During 2003, these derivative instruments were designated as fair value hedges of the underlying marketable equity securities and, therefore, the changes in fair value of the derivative instruments and the hedged items attributable to the hedged risk were recorded in the statement of income. The Company recorded a net loss before income taxes of $45 million in 2003 for the ineffective portion of changes in the fair value of equity collars (Note 19).

Note 9—Revolving Credit Facilities:

The Company has two revolving credit facilities (“credit facilities”) totaling $750 million with a group of financial institutions that provide for (i) a five-year revolving credit facility of up to $500 million, which allows borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allows borrowings until July 2009. Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount. During 2005, 2004 and 2003, the Company did not borrow under either of its credit facilities.

The Company has a firm fixed-price contract with the Greek Government with bonding requirements, approximately $117 million of which have been met through the issuance of standby letters of credit under the $500 million five-year revolving credit facility. The standby letters of credit reduce the amount available for borrowings under the $500 million five-year revolving credit facility. The Company pays fees for the standby letters of credit issued under the five-year revolving credit facility, but the outstanding standby letters of credit are not considered borrowings and the Company does not incur related interest cost. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. For further discussion of this contract, refer to Note 22. The Company does not expect to issue any additional standby letters of credit for this contract under the $500 million five-year revolving credit facility.

As of January 31, 2005, the entire amount under the $250 million five-year revolving credit facility was available and $383 million of the $500 million five-year revolving credit facility was available. These credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require the Company to maintain a trailing four quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.0 to 1.0 for each period of four consecutive fiscal quarters. These covenants also restrict certain of the Company’s activities, including, among other things, the Company’s ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

change of control and material inaccuracy of representations and warranties. As of January 31, 2005, the Company was in compliance with all the financial covenants under the credit facilities.

Note 10—Employee Benefit Plans:

The Company has one principal 401(k) Profit Sharing Plan (“401(k)”), which is the result of the merger of the Company’s Profit Sharing Retirement Plan with the Company’s Cash or Deferred Arrangement effective November 28, 2003. The 401(k) allows eligible participants to defer a portion of their income through payroll deductions. Such deferrals are fully vested, are not taxable to the participant until distributed from the 401(k) upon termination, retirement, permanent disability or death and may be matched by the Company. In addition, the Company may also provide a profit sharing contribution. Participants’ interests in the Company’s matching and profit sharing contributions vest 20% per year in the first through fifth year of service. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death. In December 2004, the Company approved two plan changes, both effective January 1, 2005. The first change allows employee deferrals to be eligible to receive the Company matching contribution immediately as opposed to the plan’s prior one-year eligibility requirement. The second change revises the 401(k) Company matching contribution to a 50% match for each dollar an employee contributes to the 401(k), up to 6% of the employee’s eligible compensation. The Company’s contributions, including the matching contributions, charged to income under the 401(k) were $56 million, $48 million and $42 million for 2005, 2004 and 2003, respectively.

The Company has an Employee Stock Retirement Plan (“ESRP”) in which eligible employees participate. Cash or stock contributions to the ESRP are based upon amounts determined annually by the Board of Directors and are allocated to participants’ accounts based on their annual eligible compensation. The Company recognizes the fair value of the Company’s common stock or the amount of cash contributed in the year of contribution as compensation expense. The vesting requirements for the ESRP are the same as the vesting requirements for the Company’s contributions to the 401(k). Any participant who leaves the Company, whether by retirement or otherwise, may be able to elect to receive either cash or shares of Company common stock as a distribution from their account. Shares of Company common stock distributed from the ESRP bear a limited put option that, if exercised, would require the Company to repurchase all or a portion of the shares at their then current fair value during two specified 60-day periods following distribution. If the shares are not put to the Company during the specified periods, the shares no longer bear a put option, and the Company will not be required to repurchase the shares. Although it has no current intention to do so, if necessary, the Company believes it has the ability to eliminate the limited put option feature on shares held by the ESRP. At January 31, 2004, shares distributed from the ESRP with the limited put option represented a potential repurchase obligation of $19 million. During 2005, none of the total outstanding potential repurchase amount at January 31, 2004 was actually put to the Company. At January 31, 2005, shares distributed from the ESRP that bear a limited put option represented a potential repurchase obligation of $41 million. The ESRP held 48 million shares of common stock at January 31, 2005 and 50 million shares of common stock at January 31, 2004 with a fair value of $1.9 billion and $1.8 billion, respectively. Contributions charged to income under the ESRP were $39 million, $55 million and $52 million for 2005, 2004 and 2003, respectively.

The Company has a principal bonus compensation plan, which provides for bonuses to reward outstanding performance. Bonuses are paid in the form of cash, fully vested or vesting shares of the Company’s common stock. Awards of vesting shares of the Company’s common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. The fair market value of these vesting shares awarded is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amounts charged to income under these plans were $121 million, $106 million and $77 million for 2005, 2004 and 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has a Stock Compensation Plan and Management Stock Compensation Plan, together referred to as the “Stock Compensation Plans.” The Stock Compensation Plans provide for awards in share units to eligible employees that generally correspond to shares of the Company’s common stock, held in trust for the benefit of participants. Participants’ interests in these share units vest on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award. The fair value of shares awarded under these plans is recorded as unearned compensation which is included in stockholders’ equity and amortized over the vesting period. The amount charged to income under these plans was $7 million in 2005, and $6 million in 2004 and in 2003.

The Company also has an Employee Stock Purchase Plan (“ESPP”) which allows eligible employees to purchase shares of the Company’s common stock at a discount of 15% of the existing fair market value. There are no charges to income under this plan because it is a non-compensatory plan. The pro forma effect on net income and earnings per share of stock compensation expense under SFAS No. 123, “Accounting for Stock-Based Compensation” is presented in Note 1. At January 31, 2005, 10 million shares of the Company’s common stock were reserved for issuance under the ESPP.

The Company maintains two deferred compensation plans for the benefit of key executives and directors and allows eligible participants to elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions under the Keystaff Deferral Plan but does credit participant accounts for deferred compensation amounts and interest earned. Interest is accrued based on the Moody’s Seasoned Corporate Bond Rate (6.03% in 2005). Deferred balances will generally be paid upon termination unless the participant has met the 10 year service requirement to defer distribution to age 65. Under the Key Executive Stock Deferral Plan, eligible participants may elect to defer all or a portion of their annual bonus compensation. The Company makes no contributions to the accounts of participants, which generally correspond to shares of the Company’s common stock held in a trust for the benefit of participants. Deferred balances will generally be paid upon retirement or termination.

Note 11—Pension Plan:

The Company had four defined benefit pension plans and two postretirement benefit plans for employees and retirees of the Company’s former Telcordia subsidiary. Three of the pension plans were unfunded, non-qualified plans that provide benefits to certain members of management at Telcordia. All these plans were assumed by the buyer of Telcordia (Note 21) and, therefore, the related disclosures are not included as the plans are no longer reflected in continuing operations of the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables set forth the funded status and amounts recognized in the consolidated balance sheets for the Company’s foreign defined benefit pension plan for certain employees in the United Kingdom. The plan has a January 31 measurement date.

	Year ended January 31
	2005	2004
	(in millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$76	$60
Service cost	3	2
Interest cost	4	3
Plan participants’ contributions	1	1
Actuarial loss	8	4
Benefits paid	(1)	(1)
Foreign currency translation	4	7

Benefit obligation at end of year	$95	$76

Change in plan assets:
Fair value of plan assets at beginning of year	$53	$34
Actual gain on plan assets	5	8
Company contributions	3	6
Plan participants’ contributions	1	1
Benefits paid	(1)	(1)
Foreign currency translation	2	5

Fair value of plan assets at end of year	$63	$53

Funded status at end of year	$(32)	$(24)
Unrecognized net actuarial loss	38	31

Net prepaid benefit cost	$6	$7

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(19)	$(13)
Accumulated other comprehensive income (pre-tax)	25	20

Net prepaid benefit cost	$6	$7

The accumulated benefit obligation for the defined benefit pension plan was $82 million and $66 million at January 31, 2005 and 2004, respectively. The fair value of the pension assets was less than the accumulated benefit obligation at January 31, 2005 and 2004. As a result, a minimum pension liability adjustment, net of tax, of $3 million and $4 million was included in other comprehensive income in 2005 and 2004, respectively.

Amounts for the defined benefit pension plan with an accumulated benefit obligation in excess of plan assets are as follows:

	Year ended January 31
	2005	2004
	(in millions)
Projected benefit obligations	$95	$76
Accumulated benefit obligations	$82	$66
Fair value of plan assets	$63	$53

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of net periodic benefit cost to the Company of this plan are as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Components of net periodic benefit cost:
Service cost	$3	$2	$2
Interest cost	4	3	2
Expected return on plan assets	(4)	(3)	(3)
Amortization of actuarial loss	1	2	1
Charges for special termination benefit			4

Net periodic benefit cost	$4	$4	$6

Actuarial Assumptions

The weighted-average assumptions used in determining the benefit obligations and the net periodic benefit cost of pension were as follows:

	Pension plan
	2005	2004
Assumptions used to determine benefit obligations at the plan’s January 31 measurement date:
Discount rate	5.3%	5.5%
Rate of compensation increase	3.6%	3.5%
Assumptions used to determine net periodic benefit cost for the year ended January 31:
Discount rate	5.5%	5.5%
Expected return on plan assets	8.0%	8.0%
Rate of compensation increase	3.5%	3.5%

The long-term rate of return assumption represents the expected average earnings on funds invested or to be invested by the plans. This return is determined in consultation with investment advisors and is based on a variety of factors including long-term historical market returns for the various asset classes in the plans and review of peer data. A weighting of these asset class returns, based on the anticipated long-term allocation of the asset classes in the plans, is performed to determine an overall average expected long-term rate of return.

Plan Assets

As of the measurement date, pension plan assets were allocated as follows:

	Pension plan
	2005	2004
International equity securities	75%	76%
Debt securities	19%	22%
Real estate and cash	6%	2%

	100%	100%

The Company’s overall investment strategy for all pension plan assets is to utilize a total return investment approach whereby a mix of equities, fixed income, real estate and cash investments are used to maximize the

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

long-term return of plan assets for a prudent level of risk. Risk tolerance is established through consideration of plan demographics, plan liabilities, plan funded status and overall corporate financial condition. The investment portfolio contains a diversified blend of international equity securities, fixed income securities, and real estate investments. Target asset allocation as prescribed by the investment strategy is substantially similar to actual allocation at measurement date.

Cash Flows

During 2006, the Company expects to contribute approximately $3 million to the defined benefit pension plan. Estimated annual benefit payments, which reflect expected future service, as appropriate, are expected to be $1 million for each of the years in 2006 to 2010. Estimated benefit payments for 2011 through 2015 are expected to be $17 million.

Other

The Company also makes contributions to a defined benefit pension plan for employees working on one U.S. Government contract. As part of the contractual agreement, the customer reimburses the Company for contributions made to the plan. If the Company were to cease to be the contractor as a result of a recompetition process, this defined benefit pension plan would transfer to the new contractor. In addition, certain employees at AMSEC LLC, a consolidated joint venture, continue to participate in a defined benefit pension and a retiree medical and life insurance plan sponsored by the other joint venture participant. AMSEC LLC recorded expense of $1 million, $1 million and $2 million in 2005, 2004 and 2003, respectively, for payments made to the other joint venture partner for the cost of the benefits these plans provide.

Note 12—Income Taxes:

Income from continuing operations before income taxes includes the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
United States	$386	$354	$163
Foreign	17	10	5

	$403	$364	$168

The provision for income taxes includes the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
Current:
Federal	$83	$95	$220
State	(18)	19	24
Foreign	8	4	1
Deferred:
Federal	54	19	(176)
State	4	3	(8)

	$131	$140	$61

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are provided for differences in the basis of assets and liabilities for financial reporting purposes and tax reporting purposes. Deferred tax (liabilities) assets are comprised of the following:

	January 31
	2005	2004
	(in millions)
Accrued vacation pay	$44	$39
Investment in affiliates	17	41
Deferred compensation	29	26
Vesting stock bonuses	18	18
State taxes	6	2
Accrued liabilities	5	2
Unrealized net losses on marketable securities	2
Other		6

Total deferred tax assets	121	134

Employee benefit contributions	(9)	(17)
Deferred revenue	(84)	(27)
Depreciation and amortization	(1)	(7)
Unrealized net gains on marketable securities		(1)
Other	(10)

Total deferred tax liabilities	(104)	(52)

Net deferred tax assets	$17	$82

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax (35%) to income from continuing operations before income taxes follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Amount computed at statutory rate	$141	$127	$58
State income taxes, net of federal tax benefit	(9)	14	10
Contribution of appreciated property			(5)
Change in tax accruals	(1)	(1)	(3)
Non-deductible items	1	1	1
Non-taxable interest income	(1)	(1)

	$131	$140	$61

Effective income tax rate	32.5%	38.4%	36.4%

Income taxes paid in 2005, 2004 and 2003 amounted to $34 million, $79 million and $173 million, respectively.

The 2005 current state tax provision reflects the favorable settlement of state income tax audits and approved refund claims for state taxes and credits.

The Company is subject to routine compliance reviews by the Internal Revenue Service, which is currently auditing 2001 to 2003, and other taxing jurisdictions on various tax matters, including challenges to various positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately expected to be paid. A significant portion of the Company’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income taxes payable balance is comprised of tax accruals that have been recorded for tax contingencies. The Company is currently undergoing several routine examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals.

Note 13—Notes Payable and Long-Term Debt:

Notes payable and long-term debt consist of the following:

	January 31
	2005	2004
	(in millions)
5.5% notes due 2033	$296	$296
6.25% notes due 2012	548	548
7.125% notes due 2032	248	248
6.75% notes due 2008	95	95
3-year note due 2006	30	45
Other notes payable	68	50

	1,285	1,282
Less current portion	70	50

	$1,215	$1,232

In conjunction with the acquisition of a business, in December 2003, the Company’s 55% owned joint venture, AMSEC LLC, entered into a 3-year term note for $45 million (“3-year note”) maturing December 1, 2006. The 3-year note is secured by certain assets of the joint venture. Principal is paid quarterly and interest is paid monthly. The interest rate is adjusted monthly based on 30-day LIBOR plus 85 basis points and was 3.24% at January 31, 2005.

In June 2003, the Company completed a private offering of $300 million of senior unsecured notes (“5.5% notes”). The 5.5% notes are due on July 1, 2033 with interest payable on a semi-annual basis beginning January 1, 2004. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, using the effective interest method, which results in an effective interest rate of 5.8%. In January 2004, the Company completed an exchange of substantially all the private notes for new notes registered with the SEC. These new registered notes are identical in all material respects to the terms of the notes issued in June 2003. The fair values of the 5.5% notes exceeded the carrying value by $400 thousand at January 31, 2005.

In June 2002, the Company issued $550 million of 6.25% senior unsecured notes (“6.25% notes”) and $250 million of 7.125% senior unsecured notes (“7.125% notes”). The 6.25% notes and the 7.125% notes are due on July 1, 2012 and July 1, 2032, respectively, with interest payable semi-annually beginning January 1, 2003. The note discounts, issuance costs and the loss on the treasury lock contracts (Note 8) are amortized to interest expense, which results in an effective interest rate of 6.5% for the 6.25% notes and 7.43% for the 7.125% notes. The fair values of the 6.25% notes and 7.125% notes exceeded the carrying value by $55 million and $52 million, respectively, at January 31, 2005.

In January 1998, the Company issued $100 million of 6.75% notes with a nominal discount (“6.75% notes”) which are due February 1, 2008 with interest payable semi-annually beginning August 1, 1998. The 6.75% notes have an effective interest rate of 8.3%, due principally to the amortization of a loss on a forward treasury lock agreement, the discount on issuance of the notes and underwriting fees associated with the offering. The fair

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of the 6.75% notes exceeded the carrying value by $14 million at January 31, 2005. During 2005, the Company entered into interest rate swaps as described in Note 8.

The Company is subject to certain restrictions on the notes described above, such as limitations on liens, sale and leaseback transactions and consolidation, merger and sale of assets. As of January 31, 2005, the Company was in compliance with the restrictions.

The Company has various other notes payable with interest rates from 2.5% to 6.0% that are due on various dates through 2016.

Maturities of notes payable and long-term debt are as follows:

Year ending January 31	(in millions)
2006	$70
2007	23
2008	1
2009	1
2010	96
2011 and after	1,094

$1,285

Note 14—Earnings Per Share:

A summary of the elements included in the computation of basic and diluted EPS is as follows (in millions, except per share amounts):

	Year ended January 31
	2005			2004			2003
	Net income	Weighted average shares	Per share amount	Net income	Weighted average shares	Per share amount	Net income	Weighted average shares	Per share amount
Net income	$409			$351			$259

Basic EPS		183	$2.23		185	$1.90		196	$1.32

Effect of dilutive securities:
Stock options		5			3			7
Other stock awards					1

Diluted EPS		188	$2.18		189	$1.86		203	$1.28

Options to purchase 22 million shares of common stock at prices ranging from $28.90 to $33.06 per share were outstanding during 2003, but were not included in the computation of diluted EPS at January 31, 2003 because the effect of such options would be antidilutive. Such options expire at various dates through January 2008.

Note 15—Common Stock and Options:

The Company has options outstanding under various stock option plans. Options are granted with exercise prices not less than the fair market value at the date of grant and for terms not greater than ten years. Options granted under these plans generally become exercisable 20%, 20%, 20%, and 40% after one, two, three and four years, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of changes in outstanding options under the plans during the three years ended January 31, 2005, is as follows:

	Shares of common stock under options	Weighted average exercised price	Shares of common stock exercisable under options
	(in millions)		(in millions)
February 1, 2002	46	$20.13	17
Options granted	12	$32.20
Options canceled	(2)	$26.67
Options exercised	(12)	$10.46

January 31, 2003	44	$25.54	15
Options granted	10	$29.14
Options canceled	(3)	$28.60
Options exercised	(9)	$15.26

January 31, 2004	42	$28.50	15
Options granted	7	$36.68
Options canceled	(2)	$30.38
Options exercised	(10)	$23.20

January 31, 2005	37	$31.44	14

As of January 31, 2005, 63 million shares of common stock were reserved for issuance upon exercise of options which are outstanding or which may be granted. Included in this amount are 400 thousand shares of common stock that the Company has made available for issuance, purchase or option grant to employees, prospective employees and consultants, generally contingent upon commencement of employment or the occurrence of certain events.

A summary of options outstanding as of January 31, 2005 is as follows:

Range of exercise prices	Options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Options exercisable	Weighted average exercise price
	(in millions)		(in years)	(in millions)
$25.92 to $30.87	5	$27.56	.2	5	$27.56
$30.20 to $32.27	7	$30.98	1.1	4	$30.98
$28.31 to $33.06	9	$32.18	2.1	3	$32.18
$28.60 to $31.79	9	$29.14	3.1	2	$29.15
$36.52 to $38.14	7	$36.68	4.1		$36.67

	37			14

Note 16—Leases:

The Company occupies most of its facilities under operating leases. Most of the leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also contain renewal options extending the leases from one to twenty years. Certain of the leases contain purchase options and provisions for periodic rate escalations to reflect cost-of-living increases. Certain equipment, primarily computer-related, is leased under short-term or cancelable operating leases. Rental expenses for facilities and equipment were $109

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, $107 million and $114 million in 2005, 2004 and 2003, respectively, which is net of sublease income of $6 million, $5 million and $19 million in 2005, 2004 and 2003, respectively.

In 2004, the Company was awarded a contract with the Greek Government (Note 22) that requires the Company to lease certain equipment under an operating lease from a subcontractor for ten years. The lease term commences as soon as the development and integration of the system under contract is completed and accepted by the customer. The terms of the customer contract and lease agreement provide that if the customer defaults on its payments to the Company to cover the future lease payments, then the Company is not required to make the lease payments to the subcontractor. Accordingly, the maximum contingent lease liability of approximately $98 million at January 31, 2005 is not reflected in the future minimum lease commitments table below and such amount has not been recorded in the consolidated financial statements.

Minimum lease commitments, primarily for facilities under all non-cancelable operating leases in effect at January 31, 2005 are as follows:

Year ending January 31	Operating lease commitment	Sublease income
	(in millions)
2006	$100	$(5)
2007	67	(4)
2008	42	(4)
2009	29	(4)
2010	16	(2)
2011 and after	9

	$263	$(19)

As of January 31, 2005, the Company has capital lease obligations of approximately $6 million that are payable over the next three years.

Note 17—Supplementary Income Statement and Cash Flow Information:

Charges to costs and expenses for depreciation of property, plant and equipment and assets acquired under capital leases were $36 million, $30 million and $30 million for 2005, 2004 and 2003, respectively.

Included in selling, general and administrative expenses are independent research and development costs of $25 million, $19 million and $19 million in 2005, 2004 and 2003, respectively.

Total interest paid in 2005, 2004 and 2003 amounted to $87 million, $73 million and $34 million, respectively.

Note 18—Gain on Sale of Business Units, Net:

In 2005 and 2003, the Company recognized gains before income taxes of $2 million and $5 million, respectively, from the sale of business units and settlement of contingent liabilities related to business units that were sold in prior years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19—Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses:

Net (loss) gain on marketable securities and other investments, including impairment losses, consists of the following:

	Year ended January 31
	2005	2004	2003
	(in millions)
Impairment losses	$(20)	$(19)	$(108)
Net gain on sale of investments	4	24	22
Net loss on derivative instruments			(48)

	$(16)	$5	$(134)

The Company recognized impairment losses on certain marketable and private equity securities due to declines in fair value which were deemed to be other-than-temporary. Of the total impairment losses in 2005, 2004 and 2003, $20 million, $19 million and $87 million, respectively, were impairments related to the Company’s private equity securities. In 2003, total impairment charges also included impairments on publicly traded equity securities of $21 million. As of January 31, 2005, the Company held private equity securities with a carrying value of $47 million.

In 2004, the primary component of the net gain before income taxes from the sale of investments was a gain before income taxes of $17 million from the sale of the Company’s investment in publicly-traded equity securities of Tellium, Inc. The remainder of the aggregate gain was related to sales of certain other investments. In 2003, the net gain before income taxes from the sale of investments includes a net gain before income taxes of $14 million related to the liquidation of all the Company’s remaining shares and related equity collars in VeriSign and Amdocs. In 2003, the Company also recognized a net gain before income taxes of $8 million from the sale of certain other investments.

As described in Note 8, as of January 31, 2003, the Company no longer held derivative instruments related to its portfolio of publicly-traded equity securities. However, during 2003 the Company recognized a net loss before income taxes of $48 million primarily from changes in the fair value of its equity collars and warrants as described in Note 8.

Note 20—Realignment Costs:

In January 2004, the Company undertook an organizational realignment, primarily in the Government segment, to better align its operations with major customers and key markets and to create larger operating units. As a result, in 2004, the Company had involuntary workforce reductions of 260 employees and recorded related charges of $8 million in selling, general and administrative expenses. The one-time termination benefits consisted of severance benefits, extension of medical benefits and outplacement services aggregating $7 million and accelerated vesting stock compensation of $1 million. As of January 31, 2005, the Company no longer has a liability related to realignment activities as these liabilities were paid out during 2005.

Note 21—Discontinued Operations:

Telcordia

On November 17, 2004, the Company entered into a definitive stock purchase agreement, as amended, to sell its ownership in Telcordia to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Providence Equity Partners Inc., for cash of $1.35 billion. On March 15, 2005, the sale of Telcordia was completed. The initial sales price of $1.35 billion is subject to a working capital adjustment, a reduction for the net proceeds from a sale leaseback transaction of certain Telcordia-owned real estate between Telcordia and an unrelated third party in conjunction with the closing of the sale of Telcordia, and other adjustments as agreed upon between the Buyer and the Company. The preliminary cash proceeds from the sale were $1.02 billion after reduction for an estimated working capital adjustment of $225 million, which includes $201 million related to certain Telcordia customer contract prepayments that were received in December 2004 and January 2005 and a reduction for proceeds of $110 million from the sale leaseback transaction. The Company received the contract prepayments included in the working capital adjustment and the proceeds from the real estate transaction before the close of the sale.

The preliminary purchase price is subject to final adjustment no earlier than 60 days from the closing date, as the Buyer and Telcordia have 30 days to complete the final closing balance sheet for the final purchase price adjustments and then the Company has 30 days to review the final closing balance sheet. In addition to the cash purchase price received at closing, the Company is entitled to receive additional amounts as contingent purchase price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia, both described in Note 22. The Company has indemnified the Buyer for all income tax obligations on and through the date of close. While the Company believes it has adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The Company also has customary indemnification obligations owing to the Buyer, as well as an obligation to indemnify the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation.

The consolidated financial statements for 2004 and 2003 have been reclassified to reflect Telcordia as an asset held for sale and discontinued operations. Telcordia’s results of operations had previously been reported as the Non-Regulated Telecommunications segment. The summary of operating results from Telcordia’s discontinued operations is as follows:

	Year ended January 31
	2005	2004	2003
	(in millions)
Revenues	$874	$887	$1,068
Costs and expenses:
Cost of revenues	489	484	604
Selling, general and administrative expenses	235	258	275

Operating income	150	145	189
Other income (expense), net	(1)	1

Income before income taxes	149	146	189
Provision for income taxes	16	19	37

Income from discontinued operations	$133	$127	$152

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets and liabilities of Telcordia that are held for sale are included in assets of discontinued operations and liabilities of discontinued operations on the consolidated balance sheet and consisted of the following:

	January 31
	2005	2004
	(in millions)
Assets held for sale:
Cash	$6	$1
Receivables, net	92	84
Prepaid expenses and other current assets	10	4
Property, plant and equipment	125	129
Intangible assets	44	24
Goodwill	91	45
Prepaid pension assets	526	556
Other assets	6	6

	$900	$849

Liabilities held for sale:
Accounts payable and accrued liabilities	$(371)	$(322)
Accrued payroll and employee benefits	(53)	(56)
Other postretirement benefits	(154)	(145)
Other long-term liabilities	(35)	(40)

	$(613)	$(563)

In addition, included in the liabilities of discontinued operations on the consolidated balance sheet are the following current deferred tax balances related to the Telcordia discontinued operations:

	January 31
	2005	2004
	(in millions)
Deferred tax asset related to excess tax basis in investment in Telcordia over the financial reporting basis	$32
Deferred tax asset related to discontinued operations	28	$36
Deferred tax liability related to discontinued operations	(127)	(132)

Net deferred tax liabilities included in liabilities of discontinued operations	$(67)	$(96)

In 2005, prior to the announcement of the sale of Telcordia, Telcordia adopted and communicated to all its defined benefit pension plan participants a plan to redesign pension benefits. Telcordia had planned to freeze its four defined benefit pension plans such that there would be no future cost accruals under these plans for service rendered after the effective date of January 1, 2005. The redesign of these pension benefits would have triggered a curtailment of the benefit obligation and a remeasurement of the plans as of the date of adoption. Due to the planned sale of Telcordia, in August 2004, Telcordia deferred indefinitely the implementation of the pension benefit redesign. As a result of this decision, the Company did not recorded a curtailment of the benefit obligation nor a reduction in the projected benefit obligation during 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

INTESA Joint Venture

In 2003, the Company’s foreign joint venture, INTESA, ceased operations and was classified as discontinued operations. As described in Note 22, in 2005, the Company received an approximate $6 million settlement of an insurance claim. This claim is considered a recovery of prior losses that were recorded as part of the discontinued operations and, therefore, has been recorded as a gain on discontinued operations of $4 million, net of income tax expense of approximately $2 million. INTESA and the Company are involved in various legal proceedings relating to INTESA as described in Note 22.

Note 22—Commitments and Contingencies:

The Company has various commitments as of January 31, 2005, which include outstanding letters of credit aggregating $278 million, principally related to guarantees on contracts with domestic commercial and foreign government customers, and outstanding surety bonds aggregating $92 million, principally related to performance and payment type bonds. Included in the outstanding letters of credit is $117 million issued under the Company’s five year revolving credit facility (Note 9).

Telkom South Africa

Our former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (“ICC”) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. On November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal the judge’s ruling and will hear the appeal. In parallel proceedings in the United States District Court (Northern District of New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. Telcordia is currently reviewing the Court’s ruling and considering its further legal options, including an appeal.

On March 15, 2005, the Company completed the sale of Telcordia (Note 21). Pursuant to the definitive stock purchase agreement, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcome of the arbitration and the related court actions are not presently determinable. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of January 31, 2005 and 2004.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Firm Fixed-price Contract with the Greek Government

The Company has a firm fixed-price contract with the Greek Government, as represented by the Ministry of Defense, to provide the security infrastructure that was used to support the 2004 Athens Summer Olympic Games. Shortly before the start of the Olympic Games, on July 7, 2004, the Company entered into an agreement (the “Memorandum of Understanding”) with the Greek Government, as represented by the Coordination Committee for Olympic Preparation, pursuant to which the parties (i) recognized that the delivery and acceptance of the system had not been completed by the scheduled date, (ii) agreed on the delivery to the customer of the system in its then current state for use at the Olympic games, (iii) agreed on a process for completing testing and acceptance of the system after the Olympic Games with final acceptance to occur no later than October 1, 2004, (iv) required the Greek Government to proceed with the necessary actions for the completion of a contract modification as soon as possible, and (v) agreed that the Company would receive a milestone payment immediately upon the execution of the contract modification. To date, the contract modification contemplated by the Memorandum of Understanding has not been executed, and the customer has not formally accepted the system under the terms of the contract.

As of January 31, 2005, the Company has net billed and unbilled receivables totaling $24 million. The unbilled receivables cannot be billed until customer acceptance or a contract modification is executed. The Company has been actively pursuing an amendment to the contract and the completion of testing and acceptance of the system. The parties have had numerous disagreements concerning the scope, duration and results of the testing acceptance process required and other contractual issues.

The Company has subcontracted a significant amount of the customer requirements under the contract, and payments to the subcontractors are generally required only if the Company receives payment from the customer, unless the non-payment results from the Company’s failure to perform in accordance with the customer contract. In addition, the contract required the Company to lease certain equipment under an operating lease from a subcontractor for ten years as further described in Note 16. This subcontractor recently advised the Company by letter that it intends to suspend its services related to the leased equipment unless it receives an $8.7 million payment. It requested that the Company forward its letter to the Company’s customer, which the Company did. To date, the customer has not responded.

In connection with this contract, the Company entered into payment and performance bonding requirements on the contract totaling $251 million. The bonding requirements have been met through the issuance of standby letters of credit of which $117 million was issued under the Company’s credit facility (Note 9) and $134 million was issued by certain other banks. Under the terms of these bonding arrangements, the customer could call these standby letters of credit at any time.

The Company has been in discussions with the customer to attempt to resolve the contractual issues through an appropriate contract amendment. The Greek Government recently advised the Company that it will not be able to execute a contract amendment until an issue concerning the legality of the contract is resolved. The Company has recorded the financial position of the contract based on its best estimate of the loss to be realized under the contract. However, the situation is extremely complex and dynamic, involving multiple government agencies, customer elements and government representatives having different roles and at times, expressing inconsistent positions. During 2005, the Company recorded a $34 million loss on this contract, reflecting changes in management’s estimate of the loss on this contract as a result of continued delays in the testing and acceptance process and other recent developments. This loss also includes the effect of subcontractor liabilities that management estimates will not be paid under the subcontract terms. In 2004, the contract loss was not material.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DS&S Joint Venture

The Company has guaranteed approximately $13 million of DS&S bank debt obligations, representing approximately 50% of a $25 million credit facility. DS&S has utilized the entire credit facility with a term loan and outstanding letters of credit related to bonding requirements for performance on contracts, and is currently in default of certain bank debt covenants. At January 31, 2005, the Company provided a loan of $1 million to DS&S. The Company and the other joint venture partner have each guaranteed the payment of 50% of certain legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of January 31, 2005, the fair value of the guarantee for legal and accounting fees is not material to the Company and the Company has not had to perform on any of the guarantees.

INTESA Joint Venture

In January 1997, the Company formed and held 60% of the common stock of the INTESA joint venture, which was to provide information technology services in Latin America. In 2003, due to the political and economic environment in Venezuela, a general work stoppage in Venezuela affected the petroleum sector, including INTESA and PDVSA the other joint venture partner. Due to the suspension of operations, general work force strike and the Company’s relationship with PDVSA, the operations of INTESA did not resume and was classified as discontinued operations in 2003. The Company had strongly recommended that INTESA file for bankruptcy as required under Venezuelan law, but PDVSA had refused to support such a filing. INTESA is still involved in various legal proceedings, including a criminal investigation of INTESA, initiated in 2003 by the Attorney General of Venezuela, alleging unspecified sabotage by INTESA employees. In 2004, the SENIAT, the Venezuelan tax authority, filed a claim against INTESA for approximately $30 million for alleged non-payment of VAT taxes in 1998. In addition, the Company’s subsidiary SAIC Bermuda, in its capacity as a stockholder of INTESA, has been added at the request of PDVSA as a defendant to a number of suits by INTESA employees claiming unpaid severance and pension benefits. The Company’s Venezuelan counsel advises that the Company does not have any legal obligation for these claims, but given the unsettled political environment in Venezuela, their outcome is uncertain.

In 2004, the Venezuelan Supreme Court granted PDVSA’s request for injunctive relief against INTESA on the basis of public interest of Venezuela, which obligated INTESA to transfer to PDVSA all the information technology and equipment that related to PDVSA. PDVSA took certain actions, including denying INTESA access to certain of its facilities and assets, which the Company believed constituted expropriation without compensation. On September 4, 2003, the Company filed a claim of approximately $10 million with the Overseas Protection Insurance Company (“OPIC”), a U.S. governmental entity that provides insurance coverage against expropriation of U.S. business interests by foreign governments and instrumentalities, on the basis that PDVSA and the Venezuelan government’s conduct constituted the expropriation of the Company’s investment in INTESA without compensation. On February 24, 2004, OPIC made a finding that expropriation had occurred and on May 11, 2004, OPIC paid the Company approximately $6 million in settlement of the Company’s claim. On July 12, 2004, OPIC issued its memorandum of decision and determined that PDVSA and the Venezuelan government totally expropriated the Company’s interest in INTESA. OPIC also determined that INTESA did not sabotage PDVSA’s infrastructure as alleged by PDVSA in a separate proceeding.

Under the 1997 outsourcing services agreement between INTESA and PDVSA, the Company guaranteed INTESA’s obligations. Under the terms of the services agreement, the maximum liability for INTESA for all claims made by PDVSA for damages brought in respect of the service agreement in any calendar year is limited to $50 million. Therefore, the Company’s maximum obligation under the guarantee is $20 million based on PDVSA’s 40% ownership percentage in INTESA. There currently is no liability recorded related to this guarantee. The Company does not have any assets or liabilities recorded related to this discontinued operation as of January 31, 2005 and 2004.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Joint Ventures

In one of the Company’s investments in affiliates accounted for under the equity method, the Company is an investor in Danet Partnership GBR (“GBR”), a German partnership. GBR has an internal equity market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control and all GBR investors in the event of a change of control to put their GBR shares to the Company in exchange for the current fair value of those shares. The Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. The maximum potential obligation, if the Company assumes all the current GBR employees are withdrawing from GBR, would be $13 million as of January 31, 2005. If the Company were to incur the maximum obligation and buy all the shares outstanding from the other investors, the Company would then own 100% of GBR.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, as of January 31, 2005, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee but, based on current conditions, the likelihood of having to make any payment is remote. There currently is no liability recorded relating to this guarantee.

On September 15, 2004, the Company entered into an agreement to form a joint venture with EG&G Technical Services, Inc. (“EG&G”) and Parsons Infrastructure & Technology Group, Inc. (“Parsons”) to form Research and Development Solutions, LLC (“RDS”), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have an equal joint venture interest of 33 1/3%. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $218 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of January 31, 2005, the fair value of the guarantee is not material to the Company.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, the Company was served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that the Company improperly required exempt salaried and professional employees in the State of California to utilize their paid leave balances for partial day absences. The plaintiffs contend that the Company’s policy violates California law and seeks, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, punitive damages and attorney fees. The Company is analyzing the lawsuit and the underlying issues. The Company does not expect the ultimate resolution of this matter to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. During 2005, our former Telcordia subsidiary settled a patent infringement case and recognized a gain, net of legal costs and before income taxes, of $14 million. This gain was recorded as a reduction in selling, general and administrative expenses and is reflected in discontinued operations. As described in Note 21, per the terms of the sale of Telcordia that was completed on March 15, 2005, the Company will receive 50% of the net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is also involved in various investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, will have a material adverse effect on its consolidated financial position, results of operations, or cash flows or ability to conduct business.

Note 23—Selected Quarterly Financial Data (Unaudited):

Selected unaudited financial data for each quarter of the last two years is as follows:

	First Quarter(1)	Second Quarter(1)	Third Quarter(1)	Fourth Quarter
	(in millions, except per share amounts)
2005
Revenues	$1,706	$1,768	$1,837	$1,876
Operating income	$120	$114	$130	$124
Income from continuing operations	$67	$52	$68	$85
Income from discontinued operations	$22	$29	$27	$59
Net income	$89	$81	$95	$144

Basic earnings per share(2)	$.48	$.44	$.52	$.80
Diluted earnings per share(2)	$.47	$.43	$.51	$.78
2004
Revenues	$1,271	$1,445	$1,529	$1,588
Operating income	$89	$98	$115	$93
Income from continuing operations	$51	$60	$78	$35
Income from discontinued operations	$18	$31	$38	$40
Net income	$69	$91	$116	$75

Basic earnings per share(2)	$.37	$.49	$.63	$.41
Diluted earnings per share(2)	$.37	$.48	$.61	$.40

(1)	Amounts for the first, second and third quarters of 2005 and all quarters in 2004 have been reclassified to conform to the presentation of Telcordia as discontinued operations at January 31, 2005.

(2)	Earnings per share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED APRIL 30, 2005 AND 2004

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Income

(Unaudited, in millions, except per share amounts)

	Three months ended April 30
	2005	2004
Revenues	$1,846	$1,706
Costs and expenses:
Cost of revenues	1,627	1,499
Selling, general and administrative expenses	107	87

Operating income	112	120

Non-operating income (expense):
Net (loss) gain on marketable securities and other investments, including impairment losses	(2)	3
Interest income	19	8
Interest expense	(22)	(22)
Other income (expense), net	1	(2)
Minority interest in income of consolidated subsidiaries	(3)	(3)

Income from continuing operations before income taxes	105	104
Provision for income taxes	50	37

Income from continuing operations	55	67
Discontinued operations (Note 12):
Income from discontinued operations of Telcordia before income taxes (including gain on sale of $865 million for the three months ended April 30, 2005)	865	29
Gain from discontinued operations of INTESA joint venture		6
Provision for income taxes	335	13

Income from discontinued operations	530	22

Net income	$585	$89

Earnings per share:
Basic:
Income from continuing operations	$.31	$.36
Income from discontinued operations	2.96	.12

	$3.27	$.48

Diluted:
Income from continuing operations	$.30	$.35
Income from discontinued operations	2.88	.12

	$3.18	$.47

Common equivalent shares:
Basic	179	184

Diluted	184	190

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Condensed Consolidated Balance Sheet

(Unaudited, in millions)

April 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,811
Investments in marketable securities	1,375
Receivables, net	1,576
Prepaid expenses and other current assets	155

Total current assets	4,917
Property, plant and equipment (less accumulated depreciation of $226)	341
Intangible assets	44
Goodwill	476
Deferred income taxes	67
Other assets	97

$5,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$864
Accrued payroll and employee benefits	307
Income taxes payable	507
Notes payable and current portion of long-term debt	49
Deferred income taxes	56
Liabilities of discontinued operations

Total current liabilities	1,783
Long-term debt, net of current portion	1,211
Other long-term liabilities	101
Commitments and contingencies (Note 11)
Minority interest in consolidated subsidiaries	47
Stockholders’ equity:
Common stock	2
Additional paid-in capital	2,428
Retained earnings (accumulated deficit)	511
Other stockholders’ equity	(107)
Accumulated other comprehensive loss	(34)

Total stockholders’ equity	2,800

$5,942

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, in millions)

	Three months ended April 30
	2005	2004
Cash flows from operating activities:
Net income	$585	$89
Gain from discontinued operations, net of tax	(530)	(22)
Adjustments to reconcile net income to net cash used in continuing operating activities:
Depreciation and amortization	16	12
Non-cash compensation	47	71
Impairment losses on marketable securities	2
Other	4	3
Increase (decrease) in cash, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(13)	(195)
Prepaid expenses and other current assets	18	(17)
Deferred income taxes	4	(1)
Other assets	(2)	4
Accounts payable and accrued liabilities	(17)	42
Accrued payroll and employee benefits	(126)	(109)
Income taxes payable	(1)	31
Other long-term liabilities	6	17

Total cash flows used in operating activities	(7)	(75)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(11)	(6)
Acquisitions of business units, net of cash acquired		(14)
Payment for businesses acquired in previous years	(12)	(9)
Purchases of debt and equity securities available-for-sale	(9)	(205)
Proceeds from sale of investments in marketable securities and other investments	1	119
Other	(1)	(1)

Total cash flows used in investing activities	(32)	(116)

Cash flows from financing activities:
Proceeds from notes payable and issuance of long-term debt	10	5
Payments of notes payable and long-term debt	(34)	(4)
Dividends paid to minority interest stockholders	(1)	(1)
Sales of common stock	19	26
Repurchases of common stock	(232)	(162)

Total cash flows used in financing activities	(238)	(136)

Decrease in cash and cash equivalents from continuing operations	(277)	(327)

Cash from (used in) operating activities of discontinued operations	12	(12)
Cash from investing activities of discontinued operations	1,093

Increase (decrease) in cash and cash equivalents from discontinued operations	1,105	(12)

Cash and cash equivalents at beginning of period	983	1,099

Cash and cash equivalents at end of period	$1,811	$760

Supplemental schedule of non-cash investing and financing activities:
Common stock exchanged upon exercise of stock options	$82	$69

Fair value of assets acquired in acquisitions		$17
Cash paid in acquisitions		(14)

Issuance of common stock in acquisitions
Liabilities assumed in acquisitions		$3

See accompanying notes to condensed consolidated financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1—Summary of Significant Accounting Policies:

The accompanying financial information has been prepared in accordance with the instructions to Form 10-Q and therefore does not necessarily include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information, and actual results could differ from those estimates.

Certain amounts for the three months ended April 30, 2004 have been reclassified in the condensed consolidated financial statements to conform to the presentation as of and for the three months ended April 30, 2005.

In the opinion of management, the unaudited financial information as of April 30, 2005 and for the three months ended April 30, 2005 and 2004 reflects all adjustments, which include only normal recurring adjustments, necessary for a fair presentation thereof. Operating results for the three months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 2006. These interim financial statements should be read in relation to the Company’s annual audited consolidated financial statements, including notes thereto included elsewhere in this prospectus.

Discontinued Operations

On March 15, 2005, the Company completed the sale of its subsidiary, Telcordia Technologies, Inc. (“Telcordia”). The operating results of Telcordia have been classified as discontinued operations (Note 12) for all periods presented.

Common Stock

The Company is authorized to issue 1 billion shares of Class A common stock, par value $.01 and 5 million shares of Class B common stock, par value $.05. As of April 30, 2005, 174,771,000 shares of Class A common stock and 217,000 shares of Class B common stock were issued and outstanding. Each share of Class B common stock is convertible into 20 shares of Class A common stock. Class A common stock and Class B common stock are collectively referred to as common stock in the condensed consolidated financial statements and notes to condensed consolidated financial statements and are shown assuming that the Class B common stock was converted into Class A common stock.

Stock-Based Compensation

The Company accounts for employee stock-based compensation using the intrinsic value method for each period presented under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No compensation cost is reflected in net income for options granted to employees, as all options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The Company accounts for stock options granted to non-employees using the fair value method under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

SFAS No. 123 as described in Note 1 of the notes to consolidated financial statements for the year ended January 31, 2005 included elsewhere in this prospectus:

	Three months ended April 30
	2005	2004
	(in millions, except per share amounts)
Net income, as reported	$585	$89
Total stock-based employee compensation income (expense) determined under fair value based method for all awards, net of related tax effect	5	(7)

Pro forma net income	$590	$82

Earnings per share:
Basic—as reported	$3.27	$.48

Basic—pro forma	$3.30	$.44

Diluted—as reported	$3.18	$.47

Diluted—pro forma	$3.21	$.43

For the three months ended April 30, 2005, the pro forma stock-based employee compensation adjustment resulted in income rather than expense because a significant number of unvested stock options were forfeited by employees of Telcordia as a result of the sale of Telcordia (Note 12).

Note 2—Business Segment Information:

The following summarizes interim business segment information:

	Three months ended April 30
	2005	2004
	(in millions)
Revenues:
Government	$1,717	$1,594
Commercial	131	121
Corporate and Other	(2)	(9)

Total reportable segment revenues	$1,846	$1,706

Segment operating income (loss):
Government	$114	$124
Commercial	7	6
Corporate and Other	(11)	(15)

Total reportable segment operating income	$110	$115

As discussed in more detail in Note 2 of the notes to consolidated financial statements for the year ended January 31, 2005 included elsewhere in this prospectus, certain corporate expenses are reflected in segment operating income based on agreed-upon allocations to the segments or as required by Government Cost Accounting Standards. Corporate expense variances to these allocations are retained in the Corporate and Other segment. Effective February 1, 2005, the Company no longer allocates an internal interest charge or credit (“Cost

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

of Capital”). Segment information for the three months ended April 30, 2004 has been revised to reflect the elimination of the Cost of Capital allocation. In certain circumstances, for management purposes as determined by the chief operating decision maker, certain revenue and expense items related to operating business units are excluded from the evaluation of a business unit’s operating performance and reflected in the Corporate and Other segment. Elimination of intersegment revenues is also reflected in the Corporate and Other segment. Sales between segments were $2 million and $10 million for the three months ended April 30, 2005 and 2004, respectively, and were recorded at cost.

As discussed in Note 12, as a result of the sale of Telcordia, prior year segment information has been revised to conform to the three months ended April 30, 2005 presentation of Telcordia as discontinued operations. Since Telcordia represented the entire Non-Regulated Telecommunications segment, the Company no longer has continuing operations in this segment.

The following is a summary of depreciation and amortization included in the calculation of reportable segment operating income:

	Three months ended April 30
	2005	2004
	(in millions)
Depreciation and amortization:
Government	$12	$9
Commercial	1	1
Corporate and Other	3	2

Total consolidated and reportable segment depreciation and amortization	$16	$12

The following reconciles total reportable segment operating income to the Company’s consolidated operating income:

	Three months ended April 30
	2005	2004
	(in millions)
Total reportable segment operating income	$110	$115
Equity in loss of unconsolidated affiliates		2
Minority interest in income of consolidated subsidiaries	2	3

Total consolidated operating income	$112	$120

Note 3—Receivables:

Receivables include $43 million of costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract, or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at April 30, 2005. The Company records revenue, to the extent of costs, for these anticipated contract modifications.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Note 4—Derivative Financial Instruments:

Interest Rate Risk

As more fully described in Note 8 of the notes to consolidated financial statements for the year ended January 31, 2005 included elsewhere in this prospectus, the Company uses forward interest rate swap agreements to manage its interest rate risk. For the three months ended April 30, 2005 and 2004, the net impact on the condensed consolidated statements of income of all outstanding swap agreements was not material. At April 30, 2005, the combined fair value of all of the Company’s interest rate swap agreements was $12 million, of which $3 million and $9 million were reflected in other accrued liabilities and other long-term liabilities, respectively.

Foreign Currency Risk and Other Derivatives

For the three months ended April 30, 2005 and 2004, net losses on foreign currency forward exchange contracts and other derivatives and the related fair values at April 30, 2005 were not material.

Note 5—Acquisitions of Businesses:

During the three months ended April 30, 2005, the Company did not complete any acquisitions of businesses.

Note 6—Goodwill and Intangible Assets:

The changes in the carrying amount of goodwill by segment for the three months ended April 30, 2005 are as follows:

	Government	Commercial	Total
	(in millions)
Goodwill at January 31, 2005	$443	$25	$468
Adjustments	8		8

Goodwill at April 30, 2005	$451	$25	$476

Goodwill adjustments of $8 million for the three months ended April 30, 2005 were a result of adjustments to net assets acquired from a prior year acquisition.

Intangible assets as of April 30, 2005 consist of the following:

	April 30, 2005
	Gross Carrying Value	Accumulated Amortization	Net
	(in millions)
Amortizable intangible assets:
Customer contracts	$31	$12	$19
Non-compete agreements	30	14	16
Software and technology	5	1	4
Other	6	1	5

Total amortizable intangible assets	$72	$28	$44

Customer contracts and non-compete agreements with a gross carrying value of $3 million became fully amortized at January 31, 2005 and, therefore, are no longer reflected in the gross carrying value at April 30,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

2005. Amortization expense related to amortizable intangible assets was $6 million and $4 million for the three months ended April 30, 2005 and 2004, respectively. Based on the intangible assets as of April 30, 2005, the estimated annual amortization expense of intangible assets for the years ending January 31 is as follows (in millions):

Year ending January 31
2006	$22
2007	12
2008	4
2009	3
2010	2
Thereafter	7

$50

Actual amortization expense in future periods could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors.

For the three months ended April 30, 2005 and 2004, the Company did not recognize any impairment losses on intangible assets.

Note 7—Revolving Credit Facilities:

The Company has two revolving credit facilities (“credit facilities”) totaling $750 million with a group of financial institutions that provide for (i) a five-year revolving credit facility of up to $500 million, which allows borrowings until July 2007 and (ii) a five-year revolving credit facility of up to $250 million, which allows borrowings until July 2009. Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at the Company’s option, based on either LIBOR plus a margin or a defined base rate. The Company pays a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount. During the three months ended April 30, 2005 and 2004, the Company did not borrow under either of its credit facilities.

The Company has a firm fixed-price contract with the Greek Government with bonding requirements, approximately $116 million of which have been met through the issuance of standby letters of credit under the $500 million five-year revolving credit facility. The standby letters of credit reduce the amount available for borrowings under the $500 million five-year revolving credit facility. The Company pays fees for the standby letters of credit issued under the $500 million five-year revolving credit facility, but the outstanding standby letters of credit are not considered borrowings and the Company does not incur related interest cost. The terms of the standby letters of credit require them to remain outstanding until the customer has formally accepted the system pursuant to the contract. For further discussion of this contract, refer to Note 11. The Company does not expect to issue any additional standby letters of credit for this contract under the $500 million five-year revolving credit facility.

As of April 30, 2005, the entire amount under the $250 million five-year revolving credit facility was available and $384 million of the $500 million five-year revolving credit facility was available. These credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require the Company to maintain a trailing four quarter interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to a trailing four quarter earnings before interest, taxes, depreciation and amortization of not more than 3.0 to 1.0. These covenants also restrict certain of the Company’s activities,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

including, among other things, the Company’s ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants; change of control and material inaccuracy of representations and warranties. As of April 30, 2005, the Company was in compliance with all the financial covenants under the credit facilities.

Note 8—Accumulated Other Comprehensive Loss and Comprehensive Income:

As of April 30, 2005, accumulated other comprehensive loss is comprised of unrealized gains and losses on available-for-sale securities and derivative instruments, minimum pension liability adjustments and foreign currency translation adjustments as follows:

April 30 2005
(in millions)
Accumulated other comprehensive losses from:
Unrealized net loss on marketable securities	$(3)
Unrealized net loss on derivative instruments	(13)
Minimum pension liability adjustments	(18)

$(34)

Comprehensive income, which combines net income, unrealized gains and losses on the Company’s available-for-sale marketable securities and derivative instruments, minimum pension liability adjustments and foreign currency translation adjustments, consists of the following:

	Three months ended April 30
	2005	2004
	(in millions)
Net income	$585	$89
Other comprehensive income (loss), net of tax:
Unrealized loss on marketable securities	(1)	(3)
Other	3	1

	2	(2)

Total comprehensive income	$587	$87

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Note 9—Earnings Per Share (EPS):

A summary of the elements included in the computation of basic and diluted EPS is as follows:

	Three months ended April 30
	2005	2004
	(in millions, except per share amounts)
BASIC EPS:
Net income	$585	$89

Weighted average shares	179	184

Basic EPS	$3.27	$.48

DILUTED EPS:
Net income	$585	$89

Weighted average shares	179	184
Effect of:
Stock options	5	5
Other stock awards		1

Weighted average shares, as adjusted	184	190

Diluted EPS	$3.18	$.47

Note 10—Net (Loss) Gain on Marketable Securities and Other Investments, Including Impairment Losses:

For the three months ended April 30, 2005, the Company recognized losses of $2 million on certain private equity securities due to declines in fair market value that were deemed to be other-than-temporary. For the three months ended April 30, 2004, net gain on sale of investments was $3 million. The carrying value of the Company’s private equity securities as of April 30, 2005 is $46 million.

Note 11—Commitments and Contingencies:

Telkom South Africa

As disclosed under “Business—Legal Proceedings” in this prospectus, the Company’s former Telcordia subsidiary instituted arbitration proceedings before the International Chamber of Commerce (“ICC”) against Telkom South Africa in March 2001 as a result of a contract dispute. Telcordia is seeking to recover damages of approximately $130 million, plus interest at a rate of 15.5%. Telkom South Africa counterclaimed, seeking substantial damages from Telcordia, including repayment of approximately $97 million previously paid to Telcordia under the contract and the excess costs of reprocuring a replacement system, estimated by Telkom South Africa to be $234 million. On September 27, 2002, Telcordia prevailed in the initial phase of the arbitration. The arbitrator found that Telkom repudiated the contract and dismissed Telkom’s counterclaims against Telcordia. The damages to be recovered by Telcordia were to be determined in a second phase of the arbitration. Telkom challenged the arbitration decision in the South African High Court (Transvaal Provincial Division), and, on November 27, 2003, the High Court judge ordered that the arbitration decision be set aside, that the arbitrator and the ICC be dismissed and that the case be re-arbitrated before a panel of three retired South African judges. Although the High Court judge denied Telcordia’s motion for leave to appeal his ruling, on November 29, 2004, the South African Supreme Court of Appeal granted Telcordia’s motion for leave to appeal

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

the judge’s ruling and will hear the appeal. In parallel proceedings in the United States District Court (Northern District of New Jersey), Telcordia is seeking to have its ICC arbitration award confirmed. On January 24, 2005, the District Court declined to confirm Telcordia’s award and in a February 17, 2005 opinion concluded that the District Court does not have personal jurisdiction over Telkom South Africa. On March 1, 2005, Telcordia filed its Notice of Appeal with the U.S. District Court of Appeals for the 3rd Circuit.

Effective March 15, 2005, the Company completed the sale of Telcordia (Note 12). Pursuant to the definitive stock purchase agreement, the Company is entitled to receive all of the net proceeds from any judgment or settlement with Telkom South Africa, and, if this dispute is settled or decided adversely against Telcordia, the Company is obligated to indemnify the buyer of Telcordia against any loss that may result from such an outcome.

Due to the complex nature of the legal and factual issues involved and the uncertainty of litigation in general, the outcomes of the arbitration and the related court actions are not presently determinable. The Company does not have any assets or liabilities recorded related to this contract and the related legal proceedings as of April 30, 2005.

Firm Fixed-price Contract with the Greek Government

Overview—The Company has a firm fixed-price contract (the “Contract”) with the Greek Government, as represented by the Ministry of Defense, to provide a C4I (Command, Control, Communications, Coordination and Integration) System (the “System”) that was used to support the 2004 Athens Summer Olympic Games. To date, the customer has not formally accepted the System under the terms of the Contract and has not made certain milestone payments. The parties have had numerous disagreements concerning the scope, duration and results of the testing and acceptance process and other contractual issues. The Company has been in discussions with the customer to attempt to resolve the contractual issues through an appropriate contract amendment; however, no agreement has been reached to date. In addition, the Greek Government has advised the Company that it will not be able to execute a contract amendment until an issue concerning the legality of its execution of the original Contract is resolved. Additional information concerning the Contract and its status is set forth below.

Original Contract—The Contract called for the Company to provide the System and related services. The System is comprised of 29 subsystems, organized into three major functional areas: the Command Decision Support System (CDSS), the Communication and Information System (CIS), and the Command Center Systems (CCS). Under the Contract, final acceptance of the System was to take place by September 1, 2004, at a price of approximately $174 million. The Contract also calls for the provision of five years of System support and maintenance at approximately $11 million, and the provision of ten years of TETRA (radio) network services at approximately $97 million. The Contract contains an un-priced option for an additional five years of TETRA network services. To date, the Company has been paid approximately $143 million.

Memorandum of Understanding—On July 7, 2004, shortly before the start of the Olympic Games, the Company entered into a Memorandum of Understanding (MOU) with the Greek Government, as represented by the Coordination Committee for Olympic Preparation, pursuant to which the parties recognized and agreed that (i) delivery and acceptance of the System had not been completed by the scheduled date, (ii) delivery would be made of the System in its then-current state for use at the Olympic Games, (iii) a new process for testing and acceptance of the System would be instituted, with final acceptance to occur no later than October 1, 2004, (iv) the Greek Government would proceed with the necessary actions for the completion of a contract modification as soon as possible, and (v) the Company would receive a milestone payment of approximately $24 million immediately upon the execution of the contract modification. To date, the contract modification

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

contemplated by the Memorandum of Understanding has not been executed. The customer has further asserted that the MOU is non-binding, and disputes have arisen concerning its meaning and effect.

Delivery of System, Testing and Negotiations—The dispute between the parties relates primarily to the functionality of the CDSS portion of the System delivered in November 2004, and more specifically to the operational effectiveness and contractual compliance of CDSS. The customer has performed subsystem acceptance tests on each of the 29 subsystems. The Company believes that the nature of the tests performed by the customer were not in accordance with the terms of either the Contract or the MOU, and that the test results do not accurately portray the capabilities of CDSS or its compliance with the Contract’s specifications. The parties are presently unable to proceed to the overall System acceptance tests until the dispute concerning CDSS is resolved. System acceptance also has been impeded by disputes relating to the contractual compliance of several sub-systems provided by the Company’s subcontractors. The Company has been in discussions with the customer to attempt to resolve the contractual issues through an appropriate contract amendment; however, no agreement has been reached to date.

Performance and Payment Bonds—In connection with this Contract, the Company entered into payment and performance bonding requirements, which currently total $248 million. The bonding requirements have been met through the issuance of standby letters of credit of which $116 million was issued under the Company’s credit facility (Note 7) and $132 million was issued by certain other banks. Under the terms of these bonding arrangements, the customer could call these standby letters of credit at any time. Certain of the Company’s subcontractors have provided the Company with performance bonds in the aggregate amount of approximately $105 million, guaranteeing their performance under their subcontracts.

Subcontracts—The Company has subcontracted a significant portion of the customer requirements under the Contract, and payments to the subcontractors are generally required only if the Company receives payment from the customer. In addition, the Contract required the Company to lease certain equipment under an operating lease from a subcontractor for ten years as further described in Note 16 of the notes to consolidated financial statements for the year ended January 31, 2005 included elsewhere in this prospectus. On March 29, 2005, the Company received written notice from its principal subcontractor that the subcontractor intended to discontinue its provision of TETRA network services unless payment were made to the subcontractor in the amount of approximately $9 million within 15 days of the letter. The customer has been made aware of the subcontractor’s demand. To date, the customer has taken no action, the amount remains unpaid, and the subcontractor continues to provide the services.

Financial Status of the Contract—The Company has recorded the financial position of the Contract based on its best estimate of the loss to be realized under the Contract, and the Company is actively engaged in continuing negotiations with the customer. The situation remains extremely complex and dynamic, involving multiple government agencies, customer elements and government representatives having different roles and at times, expressing inconsistent positions. During the three months ended April 30, 2005, the Company recorded an additional $7 million loss on this Contract, reflecting changes in management’s estimate of the loss on this Contract as a result of the failure by the parties to reach agreement on a contract modification; the unfavorable results of the customer’s testing of the system and their unwillingness to accept the system; and other recent developments. The total loss on this Contract since inception is $45 million. This loss excludes potential subcontractor liabilities of $11 million that management believes will not be paid under the subcontract terms. As of April 30, 2005, the Company has net billed and unbilled receivables totaling $19 million. The unbilled receivables cannot be billed until customer acceptance or a contract modification is executed. If the Company ultimately did not receive any additional payments on the system delivery phase of the Contract, the Company would have to record an additional loss of $23 million, which represents the receivables balance of $19 million

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

and $4 million of unrecoverable Value Added Taxes (VAT). If the Company ultimately did not receive any additional payments on the system delivery phase of the Contract and paid its subcontractors in full, the Company would have to record an additional loss of $36 million, which represents the receivables balance of $19 million, the potential subcontractor liabilities of $11 million which are not currently accrued, and $6 million of unrecoverable VAT. If the parties are unable to resolve their disputes through negotiation or contract amendment, the dispute would be resolved in binding arbitration. Under the Contract, any disputes will ultimately be resolved by binding arbitration before three Greek arbitrators in Greece. If the customer prevails in any such arbitration and the Company is found to have materially breached the Contract, the customer may be entitled to recover damages, which could include excess reprocurement costs or repayment of amounts paid under the Contract. Additionally, as previously noted, the customer could call the $248 million of payment and performance bonds.

Subsequent Event Arising After the Issuance of the April 30, 2005 Financial Statements—Legality of the Greek Contract. On August 25, 2005, the Company received a copy of a decision issued by the Court of Auditors of the Hellenic Republic (Greek Audit Court). The Greek Audit Court is a government agency that has authority to review and audit procurements, including payments to contractors. The Company understands that one of its auditors challenged on several grounds a payment order or invoice submitted by the Greek Ministry of Defense for a payment of approximately $78 million (63,109,140 Euros) relating to the Company’s Greek contract. As this payment is in excess of amounts which have not yet been paid to the Company under the contract, it is unknown at this time whether the payment order related to work for which (1) the Company has already been paid, (2) the Company has not been paid or (3) the Company has been paid on some but not all work. The Greek Audit Court decided that the payment was not authorized under Greek law or applicable procurement regulations.

In denying payment, the Greek Audit Court made the following two findings:

•	the Greek contract was null and void due to lack of review by the Greek Audit Court prior to award, and

•	the Greek contract properly should have been awarded by the Greek Ministry of Public Order and not the Greek Ministry of Defense which awarded the Greek contract to us.

While management is continuing to evaluate the implications of this and other recent developments, the Company continues to believe it performed services and received payments under a binding agreement with the Greek Government.

The Company has recorded an additional $9 million of losses on this contract subsequent to April 30, 2005, reflecting changes in management’s estimate of the loss. While the Company believes it is working towards an acceptable solution with the Greek Government, if it is ultimately unable to resolve the various disputes under the contract, then the Company may not be able to collect contract related receivables and may incur additional losses. The Company could also potentially incur additional losses if it is determined that the Company breached the Greek contract, or subcontracts, and owes damages to the Greek customer or subcontractors. The Greek government could call some or all of the payment, performance and offset bonds of $233 million. Failure to collect the receivables, or the successful imposition of damages, could have a material adverse affect on the Company’s consolidated financial position, results of operations and cash flows.

DS&S Joint Venture

DS&S maintains a $25 million credit facility, under which about $23 million in principal amount is outstanding at April 30, 2005. DS&S currently is in default of certain covenants under this facility and is in negotiations with the bank to cure the default. The Company has guaranteed approximately $12.5 million of the

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

obligations of DS&S under this facility, but the Company has not been required to perform on this guarantee. At January 31, 2005, the Company provided a loan of $1 million to DS&S. The Company and the other joint venture member have guaranteed the payment of 50% of certain legal and accounting fees incurred by DS&S in conjunction with an ongoing government investigation. As of April 30, 2005, the fair value of the guarantee for legal and accounting fees is not material to the Company, and the Company has not been required to perform on this guarantee.

INTESA Joint Venture

The Company’s discontinued joint venture operation, INTESA, is involved in various legal proceedings as disclosed under “Business—Legal Proceedings” in this prospectus. During the three months ended April 30, 2004, the Overseas Protection Insurance Company (“OPIC”) made a finding that expropriation by PDVSA, the joint venture partner, had occurred and on May 11, 2004, OPIC paid the Company approximately $6 million in settlement of the Company’s claim. The political and economic environment in Venezuela has affected the Company’s relationship with PDVSA and there has been no activity related to dissolving the joint venture or having the joint venture declare bankruptcy since 2003, when INTESA’s operations were suspended and ceased.

Under the 1997 outsourcing services agreement between INTESA and PDVSA, the Company guaranteed INTESA’s obligations. Under the terms of the services agreement, the maximum liability for INTESA for all claims made by PDVSA for damages brought in respect of the service agreement in any calendar year is limited to $50 million. Therefore, the Company’s maximum obligation under the guarantee is $20 million based on PDVSA’s 40% ownership percentage in INTESA. This guarantee still remains because there has been no resolution of the dispute regarding INTESA. The Company has not recorded any liability related to this guarantee. In addition, the Company does not have any assets or liabilities recorded related to this discontinued operation as of April 30, 2005.

Other Joint Ventures

In one of the Company’s investments in affiliates accounted for under the equity method, the Company is an investor in Danet Partnership GBR (“GBR”), a German partnership. GBR has an internal equity market similar to the Company’s limited market. The Company is required to provide liquidity rights to the other GBR investors in certain circumstances. These rights allow only the withdrawing investors in the absence of a change in control, and all GBR investors in the event of a change of control, to put their GBR shares to the Company in exchange for the current fair value of those shares. The Company may pay the put price in shares of its common stock or cash. The Company does not currently record a liability for these rights because their exercise is contingent upon the occurrence of future events which the Company cannot determine will occur with any certainty. The maximum potential obligation, if the Company assumes all the current GBR employees are withdrawing from GBR, would be $13 million as of April 30, 2005. If the Company were to incur the maximum obligation and buy all the shares outstanding from the other investors, the Company would then own 100% of GBR.

The Company has a guarantee that relates only to claims brought by the sole customer of another of its joint ventures, Bechtel SAIC Company, LLC, for specific contractual nonperformance of the joint venture. The Company also has a cross-indemnity agreement with the joint venture partner, pursuant to which it will only be ultimately responsible for the portion of any losses incurred under the guarantee equal to its ownership interest of 30%. Due to the nature of the guarantee, as of April 30, 2005, the Company is not able to project the maximum potential amount of future payments it could be required to make under the guarantee but, based on current conditions, the Company believes the likelihood of having to make any payment is remote. There currently is no liability recorded relating to this guarantee.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

On September 15, 2004, the Company entered into an agreement with EG&G Technical Services, Inc. (“EG&G”) and Parsons Infrastructure & Technology Group, Inc. (“Parsons”) to form Research and Development Solutions, LLC (“RDS”), a Delaware limited liability company that will pursue contracts offered by the Department of Energy’s National Energy Technical Laboratory. The Company, EG&G and Parsons, each have a one-third equal joint venture interest. In conjunction with a contract award to RDS, each joint venture partner was required to sign a performance guarantee agreement with the U.S. Government. Under this agreement, the Company unconditionally guarantees all of RDS’s obligations to the U.S. Government under the contract award, which has an estimated total value of $218 million. The Company also has a cross-indemnity agreement with each of the other two joint venture partners to protect it from liabilities for any U.S. Government claims resulting from the actions of the other two joint venture partners and to limit the Company’s liability to its share of the contract work. As of April 30, 2005, the fair value of the guarantee is not material to the Company.

Gracian v. SAIC Class Action Lawsuit

On March 4, 2005, the Company was served with a class action lawsuit filed in California Superior Court for the County of San Diego brought by a former employee on behalf of herself and others similarly situated that alleged that the Company improperly required exempt salaried and professional employees in the State of California to utilize their paid leave balances for partial day absences. The plaintiffs contend that the Company’s policy violates California law and seeks, among other things, the unpaid vacation balance allegedly owed to plaintiffs, overtime compensation, penalties, interest, punitive damages and attorney fees. The Company is analyzing the lawsuit and the underlying issues. On May 31, 2005, the California Labor Commissioner issued a memorandum to the California Division of Labor Standards Enforcement Staff that interprets California law in a way that supports the Company’s legal positions in this case. The May 31, 2005 memorandum removes a prior California Labor Commissioner opinion letter that interpreted California law in a way that had supported the plaintiffs’ legal position. The Company does not expect the ultimate resolution of this matter to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Other

In the normal conduct of its business, the Company seeks to monetize its patent portfolio through licensing agreements. The Company also has and will continue to defend its patent positions when it believes its patents have been infringed and is involved in such litigation from time to time. As described in Note 12, per the terms of the sale of Telcordia that was effective on March 15, 2005, the Company will receive 50% of any net proceeds Telcordia receives in the future in connection with the prosecution of certain patent rights.

The Company is subject to routine compliance reviews by the IRS and other taxing jurisdictions on various tax matters, which may include challenges to various tax positions the Company has taken. The Company has recorded liabilities for tax contingencies for open years based upon its best estimate of the taxes ultimately expected to be paid. As of April 30, 2005, the income taxes payable balance included $317 million of income taxes payable related to the sale of Telcordia. Of the remaining income taxes payable balance, a significant portion is comprised of tax accruals that have been recorded for tax contingencies. The Company is currently undergoing several routine examinations. While the Company believes it has adequate accruals for tax contingencies, there is no assurance that the tax authorities will not assert that the Company owes taxes in excess of its accruals.

The Company is also involved in various investigations, claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company’s management, will likely have a material adverse effect on its consolidated financial position, results of operations, or cash flows or ability to conduct business.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

Note 12—Discontinued Operations:

Telcordia

Effective March 15, 2005, the Company completed the sale of Telcordia to TTI Holding Corporation (“Buyer”), an affiliate of Warburg Pincus LLC and Providence Equity Partners Inc. The initial sales price of $1.35 billion was subject to a working capital adjustment, a reduction for the net proceeds from a sale leaseback transaction of certain Telcordia-owned real estate between Telcordia and an unrelated third party in conjunction with the closing of the sale of Telcordia, and other adjustments as agreed upon between the Buyer and the Company as contemplated in the “Stock Purchase Agreement between Science Applications International Corporation and TTI Holding Corporation dated as of November 17, 2004, as amended on February 14, 2005 and March 11, 2005.” The preliminary sales price is subject to final adjustment based on a final closing balance sheet that is agreed to by the Buyer and the Company (“the parties”) or, if the parties cannot agree, determined in accordance with binding arbitration. The preliminary gain on sale before income taxes of $865 million was recorded during the three months ended April 30, 2005 and is based on a preliminary closing balance sheet and estimates of certain closing costs and is expected to be adjusted in future periods based on the final closing balance sheet and actual closing costs. The Company currently is evaluating Telcordia’s proposed closing balance sheet and expects that this process will be completed by the end of its second quarter ending July 31, 2005. For the three months ended April 30, 2005, the preliminary cash proceeds from the sale and net assets sold are as follows:

(in millions)
Initial sales price	$1,350
Less: Working capital adjustment	(236)
Direct and incremental selling costs	(21)

—
Proceeds received from sale of Telcordia and sale of building	1,093
Less: Accrued liabilities related to adjustments per the amendments to the definitive stock purchase agreements and estimated additional working capital adjustments	(20)

Adjusted sales price	1,073
Less book value of assets and (liabilities) sold:
Cash and cash equivalents	7
Receivables, net	87
Prepaid expenses and other current assets	27
Property, plant and equipment	120
Intangible assets	44
Goodwill	96
Prepaid pension assets	522
Other assets	4
Accounts payable and accrued liabilities	(364)
Accrued payroll and employee benefits	(74)
Deferred income taxes	(73)
Other postretirement benefits and other long-term liabilities	(188)

Net book basis of assets and liabilities	208
Gain on sale before income taxes	865
Provision for income taxes	(334)

Gain on sale, net of income taxes	$531

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited

In addition to the cash proceeds received at closing, in the future, the Company is entitled to receive additional amounts as contingent sales price, including all of the net proceeds from any judgment or settlement of the litigation Telcordia initiated against Telkom South Africa and 50% of the net proceeds Telcordia receives in connection with the prosecution of certain patent rights of Telcordia as described in Note 11. The Company has indemnified the Buyer for all income tax obligations on and through the date of close. While the Company believes it has adequate accruals for these tax contingencies, the ultimate resolution of these matters could differ from the amounts accrued. The Company also has customary indemnification obligations owing to the Buyer, as well as an obligation to indemnify the Buyer against any loss Telcordia may incur as a result of an adverse judgment in the Telkom South Africa litigation. All these future contingent payments or contingent purchase price proceeds will continue to be reflected as discontinued operations in the period in which they arise. In addition, as a result of the sale, the Company’s common stock will no longer be an investment choice in the Telcordia 401(k) Plan. As of April 30, 2005, the Telcordia 401(k) Plan held approximately 5.5 million shares of the Company’s common stock, which had a fair value of $233 million. In accordance with the terms of the definitive stock purchase agreement between the Company and the Buyer, the participants in the Telcordia 401(k) Plan must offer for sale their shares of the Company’s common stock held in the Telcordia 401(k) Plan no later than the date of the scheduled April 2006 limited market trade, or any such later trade date as may be agreed by the Company and the Buyer. Although the Company is under no contractual obligation to do so, the Company intends to repurchase these shares of common stock held by the Plan at the stock price in effect at the time of repurchase.

The operating results of Telcordia have been classified as discontinued operations for all periods presented. Telcordia’s results of operations had previously been reported as the Non-Regulated Telecommunications segment for the three months ended April 30, 2004. The summary of Telcordia’s operating results for the period February 1, 2005 through March 14, 2005 and the three months ended April 30, 2004 is as follows:

	February 1 – March 14, 2005	Three months ended April 30, 2004
	(in millions)
Revenues	$88	$205
Costs and expenses
Cost of revenues	56	118
Selling, general and administrative expenses	32	58

Income before income taxes	—	29
Provision for income taxes	1	11

(Loss) income from discontinued operations	$(1)	$18

INTESA Joint Venture

In 2003, the Company’s foreign joint venture, INTESA, ceased operations and was classified as discontinued operations. As described in Note 11, during the three months ended April 30, 2004, the Company received an approximate $6 million settlement of an OPIC insurance claim. This claim is considered a recovery of prior losses that were recorded as part of the discontinued operations and, therefore, has been recorded as a gain on discontinued operations of $4 million, net of income tax expense of approximately $2 million. INTESA and the Company are involved in various legal proceedings relating to INTESA as described in Note 11.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee and the NASD filing fee.

Total
SEC registration fee	$203,033
NASD filing fee	75,500
New York Stock Exchange initial listing fee	*
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*	To be included by amendment.

Item 14.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify its directors, officers, employees and agents, subject to certain limitations.

As permitted by the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that (1) we shall indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions, (2) we may indemnify our other employees and agents as set forth in the General Corporation Law of the State of Delaware, (3) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to the receipt by us of an undertaking to repay such amounts to the extent required by the General Corporation Law of the State of Delaware and (4) the rights conferred in the certificate of incorporation are not exclusive.

We also intend to enter into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. We also intend to enter into indemnification agreements with any new directors and executive officers in the future.

The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification by the underwriters of our officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

The exculpation and indemnification provisions in our certificate of incorporation and the indemnification provisions of indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, the cost of settlement or payment of a judgment under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number		Description of Exhibit
1.1	**	Underwriting Agreement
2.1	**	Form of Agreement and Plan of Merger, dated as of [ ], 2005, by and among Registrant, Science Applications International Corporation and SAIC Merger Sub, Inc.
3.1		Certificate of Incorporation of Registrant
3.2		Form of Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.
3.3		Bylaws of Registrant
3.4		Form of Restated Bylaws of Registrant
4.1

Form of Indenture between Science Applications International Corporation and The Chase

Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.1 to Science Applications

International Corporation’s Amendment No. 1 to Form S-3 Registration Statement No. 333-37117,

filed on November 19, 1997.

4.2

Indenture dated June 28, 2002 between Science Applications International Corporation and

JPMorgan Chase Bank, as trustee. Incorporated by reference to Exhibit 4.2 to Science Applications

International Corporation’s Current Report on Form 8-K filed July 3, 2002 with the SEC.

4.3	**	Form of series A-1 preferred stock certificate
4.4	**	Form of series A-2 preferred stock certificate
4.5	**	Form of series A-3 preferred stock certificate
4.6	**	Form of series A-4 preferred stock certificate
4.7	**	Form of common stock certificate
5.1	**	Opinion of Heller Ehrman LLP
10.1	*

Science Applications International Corporation’s Bonus Compensation Plan, as restated effective

July 9, 1999. Incorporated by reference to Annex III to Science Applications International

Corporation’s Proxy Statement for the 1999 Annual Meeting of Stockholders as filed April 29, 1999 with the SEC. SEC File Number: 0-12771.

10.2	*

Science Applications International Corporation’s 1999 Stock Incentive Plan, as amended through

August 15, 1999. Incorporated by reference to Exhibit 10(e) to Science Applications International

Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

10.3	*

Science Applications International Corporation’s Stock Compensation Plan, as amended through

April 4, 2001. Incorporated by reference to Exhibit 10(b) to Science Applications International

Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 as filed with the SEC on April 17, 2001 (the “2001 10-K”).

10.4*		Science Applications International Corporation’s Management Stock Compensation Plan, as amended through April 4, 2001. Incorporated by reference to Exhibit 10(c) to the 2001 10-K.

Exhibit Number	Description of Exhibit
10.5*

Science Applications International Corporation’s Keystaff Deferral Plan, as amended through March 31, 2003. Incorporated by reference to Exhibit 10(f) to Science Applications International

Corporation’s Annual Report on Form 10-K for the year ended January 31, 2004 as filed with the

SEC on April 16, 2004 (the “2004 10-K”).

10.6*	Science Applications International Corporation’s Key Executive Stock Deferral Plan, as amended through October 7, 2004. Incorporated by reference to Exhibit 10.4 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.
10.7*	Science Applications International Corporation’s 2004 Employee Stock Purchase Plan. Incorporated by reference to Annex I to Science Applications International Corporation’s Proxy Statement for the 2004 Annual Meeting of Stockholders as filed May 28, 2004 with the SEC.
10.8*	Form of Alumni Agreement. Incorporated by reference to Exhibit 10.8 to Science Applications International Corporation’s Annual Report on Form 10-K for the year ended January 31, 2005 as filed on April 4, 2005 with the SEC (the “2005 10-K”).
10.9*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Bonus Compensation Plan. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.
10.11*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Management Stock Compensation Plan. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.
10.12*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Key Executive Stock Deferral Plan. Incorporated by reference to Exhibit 10.5 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.
10.13	Credit Agreement (Multi-Year Facility) dated July 28, 2004, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, Morgan Stanley Bank, Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents and certain other financial institutions. Incorporated by reference to Exhibit 10(k) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.
10.14	Amended and Restated Credit Agreement (Multi-Year Facility) dated as of July 28, 2004, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, Morgan Stanley Bank, Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents and certain other financial institutions. Incorporated by reference to Exhibit 10(l) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.
10.15*	Employment Agreement dated October 3, 2003, between Kenneth C. Dahlberg and the Science Applications International Corporation. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.16*	Stock Offer Letter dated October 3, 2003, to Kenneth C. Dahlberg from the Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.
10.17*	Employment Agreement effective April 26, 2002, between Carl M. Albero and the Science Applications International Corporation. Incorporated by reference to Exhibit 10(p) to the 2004 10-K.

Exhibit Number	Description of Exhibit
10.18*	Employment Letter Agreement dated June 13, 2002, between Matthew J. Desch and the Science Applications International Corporation. Incorporated by reference to Exhibit 10(q) to the 2004 10-K.
10.19*	Executive Change in Control, Incentive and Severance Agreement dated as of September 20, 2004 by and between Telcordia Technologies, Inc. and Matthew J. Desch. Incorporated by reference to Exhibit 10(u) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.
10.20*	Memorandum of Understanding dated January 25, 2005 between Randy I. Walker and Science Applications International Corporation. Incorporated by reference to Exhibit 10.24 to the 2005 10-K.
10.21*	Letter dated July 9, 2004 from Science Applications International Corporation to J.R. Beyster. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on July 12, 2004 with the SEC.
10.22*	10b5-1 Plan for Sale of SAIC Common Stock Held by Beyster Family Trust. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 13, 2004 with the SEC.
10.23*	10b5-1 Plan for Sale of SAIC Common Stock Held by Beyster Family Trust. Incorporated by reference to Exhibit 99.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on July 12, 2004 with the SEC.
10.24	Stock Purchase Agreement between Science Applications International Corporation and TTI Holding Corporation dated as of November 17, 2004, as amended on February 14, 2005 and
March 11, 2005. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on March 21, 2005 with the SEC.
10.25*	Amended and Restated 1999 Stock Incentive Plan Non-Qualified Stock Option Agreement and Confirmation dated as of April 19, 2005, by and between SAIC and Dr. Snyderman. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 21, 2005 with the SEC.
10.26*	Form of 2006 Equity Incentive Plan. Incorporated by reference to Annex C to the Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.
10.27*	Form of 2006 Employee Stock Purchase Plan. Incorporated by reference to Annex D to the Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.
14.1**	Code of Ethics for Principal Executive Officer and Senior Financial Officers
21.1	Subsidiaries of Registrant
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Registrant.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Science Applications International Corporation.
23.3**	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Consent of C. M. Albero
99.2	Consent of D. P. Andrews
99.3	Consent of W.H. Demisch
99.4	Consent of J.A. Drummond
99.5	Consent of S. P. Fisher
99.6	Consent of D. H. Foley
99.7	Consent of J.J. Hamre
99.8	Consent of M. V. Hughes, III
99.9	Consent of A.K. Jones
99.10	Consent of H.M.J. Kraemer, Jr.
99.11	Consent of C.B. Malone
99.12	Consent of J. R. Hartley
99.13	Consent of L. J. Peck
99.14	Consent of L.B. Prior, III

Exhibit Number	Description of Exhibit
99.15	Consent of A. L. Punaro
99.16	Consent of W. A. Roper, Jr.
99.17	Consent of E.J. Sanderson, Jr.
99.18	Consent of G. T. Singley, III
99.19	Consent of T.P. Smith, III
99.20	Consent of J. P. Walkush
99.21	Consent of J. H. Warner, Jr.
99.22	Consent of A.T. Young

*    Executive Compensation Plans and Arrangements

**  To be filed by amendment

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on the 1st of September, 2005.

SAIC, Inc.
/s/ K. C. DAHLBERG
By:	K. C. Dahlberg Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of SAIC, Inc. (the “Registrant”), hereby severally constitute and appoint T. E. Darcy and D. E. Scott, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. C. DAHLBERG K. C. Dahlberg	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2005

/s/ T. E. DARCY T. E. Darcy	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 1, 2005

/s/ D. E. SCOTT D. E. Scott	Senior Vice President, General Counsel, Secretary and Director	September 1, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1**	Underwriting Agreement

2.1**	Form of Agreement and Plan of Merger, dated as of [ ], 2005, by and among Registrant, Science Applications International Corporation and SAIC Merger Sub, Inc.

3.1	Certificate of Incorporation of Registrant

3.2	Form of Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.

3.3	Bylaws of Registrant

3.4	Form of Restated Bylaws of Registrant.

4.1	Form of Indenture between Science Applications International Corporation and The Chase Manhattan Bank, as Trustee. Incorporated by reference to Exhibit 4.1 to Science Applications International Corporation’s Amendment No. 1 to Form S-3 Registration Statement No. 333-37117, filed on November 19, 1997.

4.2	Indenture dated June 28, 2002 between Science Applications International Corporation and JPMorgan Chase Bank, as trustee. Incorporated by reference to Exhibit 4.2 to Science Applications International Corporation’s Current Report on Form 8-K filed July 3, 2002 with the SEC.

4.3**	Form of series A-1 preferred stock certificate

4.4**	Form of series A-2 preferred stock certificate

4.5**	Form of series A-3 preferred stock certificate

4.6**	Form of series A-4 preferred stock certificate

4.7**	Form of common stock certificate

5.1**	Opinion of Heller Ehrman LLP

10.1*	Science Applications International Corporation’s Bonus Compensation Plan, as restated effective July 9, 1999. Incorporated by reference to Annex III to Science Applications International Corporation’s Proxy Statement for the 1999 Annual Meeting of Stockholders as filed April 29, 1999 with the SEC. SEC File Number: 0-12771.

10.2*	Science Applications International Corporation’s 1999 Stock Incentive Plan, as amended through August 15, 1999. Incorporated by reference to Exhibit 10(e) to Science Applications International Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

10.3*	Science Applications International Corporation’s Stock Compensation Plan, as amended through April 4, 2001. Incorporated by reference to Exhibit 10(b) to Science Applications International Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2001 as filed with the SEC on April 17, 2001 (the “2001 10-K”).

10.4*	Science Applications International Corporation’s Management Stock Compensation Plan, as amended through April 4, 2001. Incorporated by reference to Exhibit 10(c) to the 2001 10-K.

10.5*	Science Applications International Corporation’s Keystaff Deferral Plan, as amended through March 31, 2003. Incorporated by reference to Exhibit 10(f) to Science Applications International Corporation’s Annual Report on Form 10-K for the year ended January 31, 2004 as filed with the SEC on April 16, 2004 (the “2004 10-K”).

10.6*	Science Applications International Corporation’s Key Executive Stock Deferral Plan, as amended through October 7, 2004. Incorporated by reference to Exhibit 10.4 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.

Exhibit Number	Description of Exhibit

10.7*	Science Applications International Corporation’s 2004 Employee Stock Purchase Plan. Incorporated by reference to Annex I to Science Applications International Corporation’s Proxy Statement for the 2004 Annual Meeting of Stockholders as filed May 28, 2004 with the SEC.

10.8*	Form of Alumni Agreement. Incorporated by reference to Exhibit 10.8 to Science Applications International Corporation’s Annual Report on Form 10-K for the year ended January 31, 2005 as filed on April 4, 2005 with the SEC (the “2005 10-K”).

10.9*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Bonus Compensation Plan. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.

10.11*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Management Stock Compensation Plan. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.

10.12*	Form of Stock Restriction Agreement of Science Applications International Corporation’s Key Executive Stock Deferral Plan. Incorporated by reference to Exhibit 10.5 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2004 as filed on December 9, 2004 with the SEC.

10.13	Credit Agreement (Multi-Year Facility) dated July 28, 2004, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, Morgan Stanley Bank, Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents and certain other financial institutions. Incorporated by reference to Exhibit 10(k) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.

10.14	Amended and Restated Credit Agreement (Multi-Year Facility) dated as of July 28, 2004, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, Morgan Stanley Bank, Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents and certain other financial institutions. Incorporated by reference to Exhibit 10(l) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.

10.15*	Employment Agreement dated October 3, 2003, between Kenneth C. Dahlberg and the Science Applications International Corporation. Incorporated by reference to Exhibit 10.1 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.

10.16*	Stock Offer Letter dated October 3, 2003, to Kenneth C. Dahlberg from the Science Applications International Corporation. Incorporated by reference to Exhibit 10.2 to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003 as filed on December 12, 2003 with the SEC.

10.17*	Employment Agreement effective April 26, 2002, between Carl M. Albero and the Science Applications International Corporation. Incorporated by reference to Exhibit 10(p) to the 2004 10-K.

10.18*	Employment Letter Agreement dated June 13, 2002, between Matthew J. Desch and the Science Applications International Corporation. Incorporated by reference to Exhibit 10(q) to the 2004 10-K.

Exhibit Number	Description of Exhibit

10.19*	Executive Change in Control, Incentive and Severance Agreement dated as of September 20, 2004 by and between Telcordia Technologies, Inc. and Matthew J. Desch. Incorporated by reference to Exhibit 10(u) to Science Applications International Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004 as filed on September 20, 2004 with the SEC.

10.20*	Memorandum of Understanding dated January 25, 2005 between Randy I. Walker and Science Applications International Corporation. Incorporated by reference to Exhibit 10.24 to the 2005 10-K.

10.21*	Letter dated July 9, 2004 from Science Applications International Corporation to J.R. Beyster. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on July 12, 2004 with the SEC.

10.22*	10b5-1 Plan for Sale of SAIC Common Stock Held by Beyster Family Trust. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 13, 2004 with the SEC.

10.23*	10b5-1 Plan for Sale of SAIC Common Stock Held by Beyster Family Trust. Incorporated by reference to Exhibit 99.2 to Science Applications International Corporation’s Current Report on Form 8-K as filed on July 12, 2004 with the SEC.

10.24	Stock Purchase Agreement between Science Applications International Corporation and TTI Holding Corporation dated as of November 17, 2004, as amended on February 14, 2005 and March 11, 2005. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on March 21, 2005 with the SEC.

10.25*	Amended and Restated 1999 Stock Incentive Plan Non-Qualified Stock Option Agreement and Confirmation dated as of April 19, 2005, by and between SAIC and Dr. Snyderman. Incorporated by reference to Exhibit 99.1 to Science Applications International Corporation’s Current Report on Form 8-K as filed on April 21, 2005 with the SEC.

10.26*	Form of 2006 Equity Incentive Plan. Incorporated by reference to Annex C to the Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.

10.27*	Form of 2006 Employee Stock Purchase Plan. Incorporated by reference to Annex D to the Registrant’s Registration Statement on Form S-4 as filed on September 1, 2005 with the SEC.

14.1**	Code of Ethics for Principal Executive Officer and Senior Financial Officers

21.1	Subsidiaries of Registrant

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Registrant.

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP relating to Science Applications International Corporation.

23.3**	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Consent of C. M. Albero

99.2	Consent of D. P. Andrews

99.3	Consent of W.H. Demisch

99.4	Consent of J.A. Drummond

99.5	Consent of S. P. Fisher

99.6	Consent of D. H. Foley

99.7	Consent of J.J. Hamre

99.8	Consent of M. V. Hughes, III

Exhibit Number	Description of Exhibit

99.9	Consent of A.K. Jones

99.10	Consent of H.M.J. Kraemer, Jr.

99.11	Consent of C.B. Malone

99.12	Consent of J. R. Hartley

99.13	Consent of L. J. Peck

99.14	Consent of L.B. Prior, III

99.15	Consent of A. L. Punaro

99.16	Consent of W. A. Roper, Jr.

99.17	Consent of E.J. Sanderson, Jr.

99.18	Consent of G. T. Singley, III

99.19	Consent of T.P. Smith, III

99.20	Consent of J. P. Walkush

99.21	Consent of J. H. Warner, Jr.

99.22	Consent of A.T. Young

*	Executive Compensation Plans and Arrangements
**	To be filed by amendment